SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

     ☒ Preliminary Proxy Statement

     ☐ Confidential, For Use of the Commission Only (as permitted by Rule 14A-6(e)(2))

     ☐ Definitive Proxy Statement

     ☐ Definitive Additional Materials

     ☐ Soliciting Material under Rule 14a-12

PROXIM CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

935 Stewart Drive

Sunnyvale, California 94085

September [     ], 2003

Dear Proxim Stockholders:

      On July 30, 2003, we received an aggregate investment of $30 million in cash from several private equity investors. In exchange for the investment, we issued to the investors secured promissory notes with an aggregate principal amount equal to their investment of $30 million. Subject to approval of our stockholders, we and the investors have agreed that we will exchange the $30 million of indebtedness, plus accrued but unpaid interest, for shares of our Series B preferred stock with an initial liquidation preference of $30 million, plus accrued but unpaid interest, and that we will issue to these investors warrants to purchase an aggregate of 18 million shares of our common stock. In addition, subject to approval of our stockholders, we and the investors have agreed that we will have the right, provided certain conditions are met, to sell to the investors, at any time and from time to time prior to January 18, 2004, additional shares of our Series B preferred stock for an aggregate purchase price of up to $10 million.

      We formed a special committee of members of our Board of Directors not affiliated with the investors to review alternatives available to us, in light of our recent cash balances, defaults on payments under a lease for facility space in excess of our needs, expenses of patent litigation, and our recent revenues and restructuring expenses. After exploring the absence of available alternatives, and following receipt of advice from our financial advisors, including a fairness opinion, the special committee of our Board of Directors approved the transaction. We expect the proceeds of the investment to provide funding for ongoing business operations as well as to fund certain restructuring expenses, including settlement of certain lease obligations, as well as certain legal expenses related to the patent infringement litigation with Symbol Technologies, Inc.

      The investors, Warburg Pincus Private Equity VIII, L.P., Broadview Capital Partners L.P., Broadview Capital Partners Qualified Purchaser Fund L.P. and Broadview Capital Partners Affiliates Fund LLC, previously invested an aggregate of $75 million in Proxim in August 2002. We used the proceeds of the previous investment to finance the acquisition of assets from Agere Systems, Inc., including our ORiNOCO product line, for $65 million in cash and to pay related expenses and fees. In connection with the previous investment, the investors were issued shares of our Series A preferred stock and common stock warrants and continue to hold these securities.

      As a Nasdaq-listed company, we are subject to the Marketplace Rules of the National Association of Securities Dealers. Marketplace Rule 4350(i) requires stockholder approval prior to the exchange of the notes for shares of our Series B preferred stock and the issuance of the warrants to purchase common stock because these securities, on an as-converted and as-exercised basis, would equal more than 20% of our outstanding common stock, and would be sold at a per share price lower than the greater of the book or market value of our common stock as of the date on which we entered into the purchase agreement with the investors regarding the transaction. In addition, Marketplace Rule 4350(i) requires stockholder approval of the exchange of the notes and issuance of the warrants because Lorenzo A. Bettino, Jeffrey A. Harris and Steven D. Brooks, members of our Board of Directors, have financial interests in the investors in the transaction. Lorenzo A. Bettino and Jeffrey A. Harris are partners of Warburg Pincus & Co. and members and managing directors of Warburg Pincus LLC, affiliates of Warburg Pincus Private Equity VIII. Steven D. Brooks is a member and managing director of Broadview Capital Partners Management LLC, an affiliate of Broadview Capital Partners, L.P. Under Marketplace Rule 4350(i) and related guidance, we are required to obtain stockholder approval for indirect issuances of securities to directors who have financial interests in an investor if the securities are sold at a per share price less than the greater of book or market value of our common stock as of the date on which we entered into the purchase agreement with the investors regarding the transaction.

      The proposal will be voted on at a special meeting of stockholders on Tuesday, October 7, 2003 at 10:00 a.m. local time at our principal executive offices located at 935 Stewart Drive, Sunnyvale, California and must be approved by a majority of total votes cast in person or by proxy at a meeting at which a quorum is present. Only those stockholders who held shares of our common stock or shares of our Series A preferred stock at the close of business on September 2, 2003 will be entitled to vote at the special meeting.

      Our Board of Directors believes that approval of the proposal is in the best interests of the company and our stockholders. If we do not exchange the notes, the investors may demand repayment of the notes at the outstanding principal amount plus accrued but unpaid interest upon the earliest of December 31, 2003, an event of default, or at any time following 30 days after the special meeting. If we were required to repay the notes, we would most likely have insufficient cash to repay the notes and would be required to obtain alternative sources of financing. We may be unable to meet our ongoing operating obligations as they come due in the ordinary course of business and may have to seek protection under applicable bankruptcy laws. In addition, if we do not exchange the notes and are unable to repay them or otherwise renegotiate their terms with the investors, we could be in default of our financing agreements with Silicon Valley Bank. As a result, Warburg Pincus Private Equity VIII, L.P., as collateral agent for the investors, and Silicon Valley Bank would be entitled to exercise remedies available to them as secured creditors with liens on substantially all of our assets, subject to the terms of an intercreditor agreement between those parties and us.

Accordingly, our Board of Directors has approved the exchange of the notes for shares of our Series B preferred stock, the issuance of the common stock warrants and the right to sell to the investors in this transaction, or to other purchasers, additional shares of our Series B preferred stock for an aggregate purchase price of up to $10 million, and recommends that you vote “FOR” the approval of this proposal.

      The matters to be considered at the special meeting are of great importance to the company and our stockholders. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement, and to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope or vote by telephone by following the instructions provided on the proxy card.

      This proxy statement is dated September [     ], 2003, and is first being mailed to Proxim stockholders on or about September [     ], 2003.

      On behalf of our Board of Directors, I thank you for your support and urge you to vote “FOR” approval of the proposal.

Sincerely,

FRANCO PLASTINA
President and Chief Executive Officer

2

935 Stewart Drive

Sunnyvale, California 94085

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on October 7, 2003

To the Stockholders of Proxim Corporation:

      We will hold a special meeting of stockholders on Tuesday, October 7, 2003 at 10:00 a.m. local time at our principal executive offices located at 935 Stewart Drive, Sunnyvale, California for the following purposes:

1. To approve the exchange of $30 million, plus accrued but unpaid interest, in outstanding principal amount of our secured promissory notes for shares of our Series B preferred stock with an initial liquidation preference of $30 million, plus accrued but unpaid interest, the issuance of warrants to purchase an aggregate of 18 million shares of our common stock, and the right to sell to the investors in this transaction, or to other purchasers, additional shares of our Series B preferred stock for an aggregate purchase price of up to $10 million.

2. To transact other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

      Please carefully read the attached proxy statement for additional information concerning the matter to be considered at the special meeting. Our Board of Directors has fixed the close of business on September 2, 2003 as the record date for identifying those stockholders entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement of the special meeting. Only stockholders of record at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting or any postponement or adjournment thereof.

      All stockholders are cordially invited to attend the special meeting in person. Whether or not you expect to attend the special meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Holders of record may also vote by telephone by following the instructions provided on the enclosed proxy card. Even if you have returned your proxy card or voted by telephone, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from that broker, bank or other nominee a proxy card issued in your name.

By Order of the Board of Directors,

DAVID L. THOMPSON
Executive Vice President,
Chief Financial Officer and Secretary

Sunnyvale, California

September [     ], 2003

QUESTIONS AND ANSWERS
SUMMARY OF THE PROXY STATEMENT
The Special Meeting (see page [ ])
Background (see pages [ ] and [ ])
Material Terms of the Notes (see pages [ ] and [ ])
Material Terms of the Series B Preferred Stock (see pages [ ], [ ] and [ ])
Material Terms of the Warrants (see pages [ ] and [ ])
Call Right (see page [ ])
Effects of the Exchange of the Notes and Issuance of Warrants (see pages [ ] and [ ])
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
THE SPECIAL MEETING
Proxy Solicitation Materials
Date, Time and Place of the Special Meeting
Solicitation
Matters to be Considered at the Special Meeting
Record Date, Voting Rights and Outstanding Shares
Vote Required
Quorum, Abstentions and Broker Non-Votes
Revocability of Proxies
Stockholder Proposals
Accountants
Multiple Stockholders Sharing One Address
PROPOSAL
Background
Board Recommendation
Terms of the Notes
Terms of the Series B Preferred Stock
Terms of the Warrants
Other Agreements with the Investors
Financial Advisors
Effects of the Exchange of the Notes and Issuance of the Warrants
Interests of the Investors in the Transaction
Reasons for Seeking Stockholder Approval
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
OTHER MATTERS

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

To Be Held on October 7, 2003

QUESTIONS AND ANSWERS

Although we encourage you to read the proxy statement in its entirety, we include these Questions and Answers to provide background information and brief answers to several questions that you may have about the proposal.

Q.     What proposals are stockholders being asked to consider at the upcoming special meeting?

A.     We are seeking the approval of one proposal. This proposal relates to the exchange of $30 million in outstanding principal amount, plus accrued but unpaid interest, of our secured promissory notes for shares of our Series B preferred stock with an initial liquidation preference of $30 million, plus accrued but unpaid interest, the issuance of warrants to purchase an aggregate of 18 million shares of our common stock, and the right to sell to the investors in the transaction, or to other purchasers, additional shares of our Series B preferred stock for an aggregate purchase price of up to $10 million.

Q.     Why is Proxim raising additional capital?

A.     In April 2003, our management and Board of Directors recognized our need to raise additional funding to support our growth objectives and strengthen our balance sheet position. A special committee consisting of directors not affiliated with our investors was formed and we engaged Credit Suisse First Boston to advise the company regarding financing and other strategic alternatives. We also implemented several restructuring actions during the second quarter of 2003 to improve productivity and operational efficiencies. As revenue in the second quarter was below our expectations, we had to take certain steps to increase our short-term working capital flexibility. Accordingly, in June 2003, while continuing to explore financing and other alternatives, we amended and restated our secured financing arrangements with Silicon Valley Bank to switch to an accounts receivable-based secured credit facility. That financing arrangement is secured by a lien on substantially all of our assets. In view of market conditions, our existing cash constraints, and other constraints which limited our ability to effect a public offering, we determined that it would not be feasible to raise additional capital through a public offering. Instead, we evaluated and focused our efforts on a private placement to existing investors or other investors and evaluated the likelihood of a sale of the company on favorable terms, or at all. After numerous meetings and extensive discussion of the terms and conditions of the securities purchase agreement with Warburg Pincus Private Equity VIII, L.P., or Warburg Pincus, and Broadview Capital Partners L.P. and its affiliated funds, or Broadview Capital Partners, a review of the absence of alternative financing or other strategic prospects and the receipt of advice from our financial advisors, Credit Suisse First Boston, and a fairness opinion from Houlihan Lokey Howard & Zukin Financial Advisors, Inc., or Houlihan Lokey, the special committee of our Board of Directors approved the financing transaction.

Q.     Why is Proxim seeking stockholder approval for this proposal?

A.     As a Nasdaq-listed company, we are subject to the Marketplace Rules of the National Association of Securities Dealers. Marketplace Rule 4350(i) requires stockholder approval prior to the exchange of the notes for shares of our Series B preferred stock and the issuance of the warrants to purchase common stock because these securities, on an as-converted and as-exercised basis, would equal approximately more than 20% of our outstanding common stock, and would be sold at a per share price lower than the greater of the book or market value of our common stock as of the date on which we entered into the purchase agreement with the investors regarding the transaction.

      In addition, Marketplace Rule 4350(i) requires stockholder approval of the exchange of the notes and issuance of the warrants because Lorenzo A. Bettino, Jeffrey A. Harris and Steven D. Brooks, members of our Board of Directors, have financial interests in the investors in the transaction. Lorenzo A. Bettino and Jeffrey A. Harris are partners of Warburg Pincus & Co. and members and managing directors of Warburg Pincus LLC, affiliates of Warburg Pincus. Steven D. Brooks is a member and managing director of Broadview Capital

Partners Management LLC, an affiliate of Broadview Capital Partners. Under Marketplace Rule 4350(i) and related guidance, we are required to obtain stockholder approval for indirect issuances of securities to directors who have financial interests in an investor if the securities are sold at a per share price less than the greater of book or market value of our common stock as of the date on which we entered into the purchase agreement with the investors regarding the transaction.

      If we determine that additional equity capital is required for the operation of our business, we will have the right, at any time and from time to time, prior to January 18, 2004, to sell to the investors additional shares of our Series B preferred stock, on the same terms and conditions as the shares issued by us upon exchange of the notes, for an aggregate purchase price of up to $10 million. This call right is exercisable so long as there has been no material adverse change (as defined in our purchase agreement with the investors) in our business, we have not filed bankruptcy or similar proceedings, and certain other closing conditions are satisfied, as set forth in the purchase agreement with the investors. Marketplace Rule 4350(i) also requires stockholder approval of the issuance, if any, of additional shares of Series B preferred stock.

Q.     What does our Board recommend?

A.     Our Board of Directors has determined that is in the best interests of the company and our stockholders to exchange the notes for shares of our Series B preferred stock, issue the warrants to purchase shares of our common stock and to attain the right to sell to the investors in this transaction, or to other purchasers, additional shares of our Series B preferred stock for an aggregate purchase price of up to $10 million. Accordingly, our Board of Directors recommends that you vote “FOR” the proposal.

Q.     What vote is required to approve the proposal?

A.     Holders of a majority of the outstanding shares entitled to vote must be present, in person or by proxy, at the special meeting in order to have the required quorum for the transaction of business. The affirmative vote of a majority of the total votes cast on the proposal, in person or by proxy, is required to approve the proposal. On all matters to be voted upon at the special meeting, each holder of record of common stock will be entitled to one vote for each common share held as of September 2, 2003. In addition, on all matters to be voted upon at the special meeting, each holder of record of Series A preferred stock will be entitled to a number of votes per share of Series A preferred stock as such holder would have been entitled to receive in the event each such share of Series A preferred stock held as of September 2, 2003 had been converted into common stock in accordance with applicable conversion rights. As of the record date, September 2, 2003, there were [                    ] shares of our common stock outstanding and entitled to vote and 3,000,000 shares of our Series A preferred stock outstanding and entitled to vote on an as-converted basis. As of September 2, 2003, such holders of Series A preferred stock would have been entitled to receive, upon conversion of their preferred shares, an aggregate of 33,527,821 shares of our common stock, giving effect to anti-dilution adjustments in connection with the issuance of the notes which reduced the conversion price of the Series A preferred stock from approximately $3.06 to approximately $2.43.

Q.     What happens if the proposal is approved?

A.     If the proposal is approved, the notes, plus accrued but unpaid interest, issued to the investors will automatically be exchanged for shares of our Series B preferred stock with an initial liquidation preference equal to $30 million, plus accrued but unpaid interest, and we will issue to the investors warrants to purchase an aggregate of 18 million shares of our common stock at an exercise price equal to $1.46. In addition, we will attain the right to sell to the investors in this transaction, or to other purchasers, additional shares of our Series B preferred stock for an aggregate purchase price of up to $10 million.

Q.     What happens if the proposal is not approved?

A.     If the proposal is not approved, the secured promissory notes will not automatically be exchanged for shares of our Series B preferred stock and the common stock warrants will not automatically be issued to the investors. We will not have the right to sell to the investors shares of our Series B preferred stock in exchange for an additional investment by them of up to $10 million as described in this proxy statement. The investors may demand repayment of the notes at the outstanding principal amount plus accrued but unpaid interest upon the earliest of December 31, 2003, an event of default, or at any time following 30 days after the special meeting.

      If the proposal is not approved, we could request special relief from the Nasdaq National Market to allow us to exchange the notes for shares of our Series B preferred stock and to issue the common stock warrants, and we could request that the investors modify the terms of our agreements with them and waive their rights to repayment. The Nasdaq National Market has discretion to grant special relief from the Marketplace Rules’ requirements of stockholder approval, based on an issuer’s financial circumstances. We cannot assure you that the Nasdaq National Market would grant any such special relief in our case or that the investors would agree to waive their rights to repayment.

      You should consider the fact that our current capital resources are very limited. If we were required to repay the notes, we would most likely have insufficient cash to repay the notes and we would be required to obtain alternative sources of financing. Alternative sources of financing may not be available to us on favorable terms, or at all. We may be unable to meet our ongoing operating obligations as they come due in the ordinary course of business and may have to seek protection under applicable bankruptcy laws. In addition, if we do not exchange the notes and are unable to repay them or otherwise renegotiate their terms with the investors, we also could be in default of our financing agreements with Silicon Valley Bank. As a result, Warburg Pincus, as collateral agent for the investors, and Silicon Valley Bank would be entitled to exercise remedies available to them as secured creditors with liens on substantially all of our assets, subject to the terms of an intercreditor agreement between those two parties and us.

Q.     What should I do now?

A.     You should read this proxy statement carefully and promptly submit your proxy card or vote by telephone as provided on the proxy card to ensure that your vote is counted at the special meeting.

Q.     How do I vote if I hold shares directly?

A.     You may vote your shares by attending the special meeting in person and completing a ballot or returning your validly executed proxy card at the meeting. The special meeting will be begin promptly at 10:00 a.m. local time on Tuesday, October 7, 2003 at our principal executive offices located at 935 Stewart Drive, Sunnyvale, California.

      If you do not want to attend the special meeting and you hold your shares directly, you may vote by granting a proxy. To grant a proxy, mail your signed proxy card in the enclosed return envelope or vote by telephone as provided on the proxy card as soon as possible so that your shares may be represented at the special meeting.

Q.     How do I vote if I hold shares in street name?

A.     If you do not want to attend the special meeting and hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (i.e., in “street name”), you must provide your broker with directions on how to vote your shares. Your broker will provide you with instructions regarding how to direct your broker to vote your shares. It is important to follow these instructions carefully to ensure your shares are represented at the special meeting. If you do not provide directions to your broker, your shares will not be voted at the special meeting.

      If you want to attend the special meeting and hold your shares in street name, you must obtain a signed proxy card from your broker, bank or other nominee acting as record holder that gives you the right to vote the shares. Your broker will provide you with instructions regarding how to obtain a signed proxy card from the bank or other nominee acting as record holder in order to enable you to vote your shares in person at the special meeting.

Q.     What if I do not vote?

A.     If you fail to respond, your shares will neither be voted nor count for purposes of obtaining a quorum. If you respond and abstain from voting, your shares will count for purposes of obtaining a quorum and will have the same effect as a vote against the proposal. If you respond by returning a properly executed proxy card without instructions, your shares will be voted “FOR” adoption of the proposal.

Q.     How can I change my vote after I have mailed my proxy card?

A.     If you are a holder of record, you may generally change your vote by delivering a later-dated proxy or written notice of revocation to our Corporate Secretary before the special meeting, or by attending the special meeting and voting in person. If your shares are held in “street name” by your broker, you must follow the instructions received from your broker regarding how to change your vote.

SUMMARY OF THE PROXY STATEMENT

      This summary of the proxy statement highlights selected information in this proxy statement and does not contain all of the information that is important to you. You should read this entire proxy statement, including the appendices and the other documents we refer to, for a more complete understanding of the proposal.

The Special Meeting (see page [     ])

      The enclosed proxy is solicited on behalf of the Board of Directors of Proxim Corporation for use at our special meeting of stockholders to be held on Tuesday, October 7, 2003 at 10:00 a.m. local time, or at any adjournment or postponement of the meeting. The special meeting will be held at our principal executive offices located at 935 Stewart Drive, Sunnyvale, California.

Background (see pages [     ] and [     ])

      On July 30, 2003, we received an investment of $30 million in cash from several private equity investors. We expect the proceeds of the investment to provide funding for ongoing business operations as well as to fund certain restructuring expenses as well as certain legal expenses related to our patent infringement litigation with Symbol Technologies, Inc. In exchange for the investment, we issued to the investors secured promissory notes with an aggregate principal amount of $30 million. These notes, together with accrued but unpaid interest thereon, are automatically exchangeable for shares of our Series B preferred stock upon stockholder approval of the proposal at the special meeting. We also agreed to issue to the investors, upon stockholder approval of the proposal, warrants to purchase an aggregate of 18 million shares of our common stock and, upon stockholder approval of the proposal, we will have the right to sell to the investors at any time and from time to time prior to January 18, 2004, additional shares of our Series B preferred stock for an aggregate purchase price of up to $10 million. If stockholder approval of the proposal is not obtained, we may elect to repay the notes plus interest at any time or the investors may demand immediate repayment of the notes at the outstanding principal amount plus accrued but unpaid interest upon the earliest of December 31, 2003, an event of default, or at any time following 30 days after the special meeting.

Material Terms of the Notes (see pages [     ] and [     ])

      The following description summarizes the material terms of the secured promissory notes. You are urged to read carefully the securities purchase agreement, form of note and pledge and security agreement, copies of which are attached as Appendix A, Appendix B, and Appendix C, respectively, in their entirety.

      Principal, Maturity and Interest (see page [     ]). The notes have an aggregate principal amount of $30 million. Each note generally becomes due and payable upon the earliest of (i) December 31, 2003, (ii) an event of default, or (iii) in the event the proposal is not approved at the special meeting, upon demand of the investor at any time following 30 days after the special meeting.

      Interest on each note accrues at the rate of 25% per annum prior to maturity and 30% per annum after the date on which the note matures or the note accelerates upon an event of default, or, in the event the proposal is not approved at the special meeting, upon demand of the investor at any time following 30 days after the special meeting.

      Payments. The notes may be prepaid by us, in whole or in part, at any time or from time to time without premium or penalty only after the date of the special meeting, if the proposal is not approved at the special meeting.

      In the event our Board of Directors withdraws or adversely modifies its recommendation to vote “FOR” the proposal at the special meeting, the outstanding principal amount of the notes plus accrued but unpaid interest and a penalty of $1 million will be immediately due and payable in cash within 2 business days of such withdrawal or modification.

      In the event of a Change of Control (as defined in “Material Terms of the Series B Preferred Stock — Change of Control” on page [     ]) while the notes are outstanding, 150% of all unpaid principal and accrued but unpaid interest will be immediately due and payable upon demand by the investors.

      Negative Covenants (see pages [     ] and [     ]). Without the prior written consent of the investors holding a majority of the principal amount of the notes, we may not, nor allow any of our subsidiaries to, generally:

•	incur any liabilities other than:

•	indebtedness existing as of July 22, 2003;

•	liabilities arising under the agreements with the investors;

•	unsecured liabilities incurred in the ordinary course of business;

•	liabilities for taxes and similar charges;

•	indebtedness relating to the purchase of equipment to be used in connection with the business, not to exceed $250,000 at any one time;

•	indebtedness relating to certain types of renewal, extension, substitution, refinancing or replacement of the forms of permitted indebtedness;

•	indebtedness arising under our accounts receivable financing arrangement with Silicon Valley Bank;

•	indebtedness, the net proceeds of which are used to repay the notes in their entirety;

•	intercompany liabilities; and

•	indebtedness incurred in connection with restructuring plans publicly disclosed by us;

•	guaranty or otherwise become liable for any other person’s obligations;

•	subject to certain exceptions, grant or permit any liens, pledges or encumbrances on or of any of our assets;

•	amend or modify our charter documents or existing lines of credit in a manner adverse to the investors’ rights and remedies in connection with the promissory notes and related loan documents;

•	engage in any recapitalization or acquire all or a substantial part of the assets belonging to any other business or person;

•	sell, lease, transfer, assign or otherwise dispose of any material part of our assets, except for sales, leases, transfers, assignments or other dispositions made in the ordinary course of business, in connection with restructuring plans that we have publicly disclosed, in connection with the Silicon Valley Bank financing arrangement or in connection with the indebtedness of a certain former key employee;

•	sell, discount or otherwise dispose of any material note or material account receivable, except for collections made in the ordinary course of business, in connection with the Silicon Valley Bank financing arrangement or the indebtedness of a certain former key employee; fail to assert timely any material claims with third parties; or fail to agree to settle any material claim except if the decision was made in the reasonable exercise of business judgment in the ordinary course of business;

•	pay or declare any dividend or distribution, except in connection with a stock split or combination, the purchase agreements entered into in 2002 and 2003 with the investors or the payments of dividends or distributions by our subsidiaries to us;

•	subject to certain exceptions, enter into any transactions with affiliates;

•	except with respect to the Silicon Valley Bank financing arrangement, amend or cancel any contract or waive any of our rights under any contract that would materially or adversely affect our financial condition, affect the rights of the investors under the agreements or decrease or adversely affect the value of our assets;

•	except upon 30 days’ written notice, change our fiscal year or accounting practices;

•	form or acquire or cause to be formed or acquired any subsidiary, except in the ordinary course consistent with past practice; or

•	make any investments other than investments in cash equivalents, other than in the ordinary course of business.

      Affirmative Covenants (see pages [     ] and [     ]). We have agreed that, until the earlier of the exchange of the notes and issuance of the warrants or repayment of our obligations pursuant to the notes, we will:

•	notify the investors of an event of default under the notes, the commencement of any action by or against us which, if adversely determined, would or would reasonably be likely to, result in a material adverse effect (as defined in the securities purchase agreement), and the occurrence of a material adverse effect;

•	comply with our certificate of incorporation, maintain our existence as a corporation, preserve our material rights, licenses and permits, and comply in all material respects with all laws, rules, judgments and the like applicable to us;

•	maintain and preserve our property in good working order;

•	hold title to all property owned by us in our name;

•	furnish information and financial statements to the investors and permit the investors’ representatives to inspect our properties and discuss our business with our management and independent auditors;

•	maintain insurance policies to the extent customary or reasonably requested by the investors;

•	promptly pay taxes and similar assessments which if unpaid might result in liens on our property, unless contested in good faith;

•	pay promptly when due, or in accordance with our customary practices, all other material indebtedness and liabilities, unless contested in good faith; and

•	not disclose or use confidential information of the investors, subject to limited exceptions.

      Exchange (see page [     ]). If our stockholders approve the proposal, all outstanding notes will immediately and automatically be exchanged for shares of our Series B preferred stock with an aggregate initial liquidation preference equal to the principal amount of the exchanged indebtedness, plus accrued but unpaid interest. Each share of Series B preferred stock will have an initial liquidation preference of $100.00.

      The liquidation preference for the shares of Series B preferred stock issued upon exchange of the notes will accrete pursuant to the terms of the Series B preferred stock for six years from the date on which the Series B preferred stock is first issued to the investors.

      Collateral and Intercreditor Arrangements (see pages [     ]). The notes are secured, subject to permitted liens, by a security interest granted to Warburg Pincus, as collateral agent for the investors, on substantially all of our assets. All rights of the collateral agent are subject to the terms and provisions of an intercreditor agreement by and among Silicon Valley Bank, Warburg Pincus, as collateral agent for the investors, and us.

Material Terms of the Series B Preferred Stock (see pages [     ], [     ] and [     ])

      The following description summarizes the material terms of the Series B preferred stock. You are urged to read carefully in its entirety the form of Certificate of Designations, Preferences and Rights of Series B

Convertible Preferred Stock of Proxim Corporation (the “Certificate of Designations”) which fully sets forth the terms of our Series B preferred stock. A copy of the Certificate of Designations is attached as Appendix D.

      Dividends (see page [     ]). The Series B preferred stock will receive dividends or distributions declared on the common stock on an as-converted basis, so long as such participation does not result in an adjustment to the Series B preferred stock conversion price.

      Liquidation Preference (see pages [     ] and [     ]). The initial liquidation preference for the shares of Series B preferred stock is $100.00 per share. The liquidation preference accretes at 12% per annum, compounded quarterly, through the sixth anniversary of the date on which we will first issue shares of our Series B preferred stock, or the Series B preferred stock original issue date. The liquidation preference is generally subject to adjustment in the event we undertake a business combination or other extraordinary transaction, or we are liquidated or dissolved. In the event of a change of control transaction (as described below) more than nine months after the Series B preferred stock original issue date, the liquidation preference will automatically increase to include six full years of accretion at 12% per annum. In the event of a change of control transaction within nine months after the Series B preferred stock original issue date, the liquidation preference will automatically increase as set forth in the Certificate of Designations to include 80% of the value of six full years of accretion at 12% per annum. Instead of receiving the liquidation preference, holders of our Series B preferred stock may elect to participate with our common stock upon a liquidation.

      Redemption (see page [     ]). On the sixth anniversary of the Series B preferred stock original issue date, we will be required to redeem all outstanding shares of Series B preferred stock, if any, in exchange for cash equal to the then current liquidation preference for the Series B preferred stock plus accrued but unpaid dividends.

      Conversion Price (see page [     ]). The initial price at which the Series B preferred stock may be converted into shares of our common stock is $1.15 per share.

      Conversion by Proxim (see page [     ]). We can require conversion of the Series B preferred stock from and after the fourth anniversary of the Series B preferred stock original issue date, in whole or in part, if the average of the highest and lowest reported sales price of our common stock exceeds 300% of the conversion price then in effect for 30 consecutive trading days.

      Conversion by the Investors (see page [     ]). The Series B preferred stock is convertible at any time, in whole or in part, into that number of shares of common stock equal to the liquidation preference then in effect divided by the then current conversion price.

      Change of Control (see page [     ]). In the event that (i) any person or entity were to acquire 50% or more of either our common stock or voting power, (ii) the individuals who constitute our Board of Directors, as of the date immediately following the special meeting and including the investors’ designees (such directors, our “Incumbent Board,” and including any individual whose election to our Board of Directors was approved by a vote of at least a majority of the “Incumbent Board”), cease for any reason to constitute at least a majority of our Board of Directors, (iii) we were to experience a business combination transaction after which our stockholders generally hold less than 50% of the common stock and less than 50% of the combined voting power of the voting securities of the combined company, or (iv) our stockholders approve a complete liquidation or dissolution of the company (each such event, a “Change of Control”), the investors will have the right to convert the Series B preferred stock, in whole or in part, into the number of shares of our common stock equal to the liquidation preference then in effect divided by the conversion price then in effect, and holders of the Series B preferred stock receiving the common stock will receive the consideration from the change in control transaction upon conversion. This conversion right applies if the consideration to be received from the Change of Control transaction is in liquid securities or cash and has a fair market value equal to or greater than 110% of the liquidation preference then in effect. If the consideration is less than 110% of the then current liquidation preference, we must either:

•	modify the conversion price so that the consideration equals 110% of the liquidation preference then in effect; or

•	offer to repurchase the Series B preferred stock for cash within 60 days of the Change of Control transaction at 101% of the liquidation preference then in effect, plus an amount equal to the unrecognized accretion, if any, and any dividends accrued but unpaid thereon, whether or not declared.

      Upon a Change of Control transaction more than nine months after the Series B original issue date, but prior to the sixth anniversary of the original issue date, the liquidation preference will automatically increase to include six full years of accretion at 12% per annum. In the event of a Change of Control transaction within nine months after the Series B original issue date, the liquidation preference will automatically increase as set forth in the Certificate of Designations to include 80% of the value of six full years of accretion at 12% per annum.

      Anti-Dilution (see page [     ]). The conversion price will be subject to customary weighted average anti-dilution adjustments and other customary adjustments upon some transactions that affect our capital stock.

      Purchase Rights (see page [     ]). If we generally issue or sell to our common stockholders any options, warrants or other rights or securities to purchase or acquire our common stock or property, and these grants, issuances or sales do not result in an adjustment of the Series B preferred stock conversion price, then each holder of Series B preferred stock will generally be entitled to acquire on the same terms these securities or rights on an as-converted basis.

      Voting Rights (see page [     ]). Holders of Series B preferred stock generally will have the right to vote with our common stockholders on an as-converted basis, subject to certain voting rights limitations. In addition, the approval of holders of a majority of the Series B preferred stock is generally required to approve:

•	changes to our certificate of incorporation or bylaws adverse to the rights of the holders of the Series B preferred stock;

•	sales or issuances of equity securities ranking at the same level as or senior to the Series B preferred stock;

•	repurchases or redemptions of, or dividends on, our common stock; and

•	for so long as the call right with respect to an additional $10 million of Series B preferred stock is in effect, sales or issuances of equity securities at a price per share equal to or less than 65% of the then current Series B conversion price.

Material Terms of the Warrants (see pages [     ] and [     ])

      The following description summarizes the material terms of the common stock warrants. You are urged to read carefully the form of warrant in its entirety, a copy of which is attached hereto as Appendix E.

      Number of Shares and Exercise Price (see page [     ]). Upon stockholder approval of the proposal at the special meeting, we will issue to the investors warrants that will grant such investors the right to purchase an aggregate of 18 million shares of our common stock at an exercise price of $1.46 per share. All of the warrants will be exercisable at any time, in whole or in part.

      Expiration (see page [     ]). The warrants will automatically expire on the sixth anniversary of the date on which they are issued to the investors.

      Adjustments in the Exercise Price (see page [     ]). The exercise price and the number of shares of our common stock issuable upon exercise of the warrants will be subject to customary weighted average anti-dilution adjustments and other customary adjustments upon some transactions affecting our common stock.

      Change of Control (see page [     ]). In the event of a Change of Control transaction (as defined in the Certificate of Designations attached hereto as Appendix B and as described on pages [     ] and [     ]), the investors shall have the right to require us to purchase the warrants, at a valuation based on a computation of the option value of the warrants using a Black-Scholes calculation methodology.

Call Right (see page [     ])

      If our stockholders approve the proposal, and we determine that additional equity capital is required for the operation of our business, we will have the right, at any time, and from time to time prior to January 18, 2004, to sell to the investors additional shares of our Series B preferred stock on the same terms and conditions as the shares issued by us upon exchange of the notes for an aggregate purchase price of up to $10 million. This call right is exercisable so long as there has been no material adverse change (as defined in our agreements with the investors) in our business, we have not filed bankruptcy or similar proceedings, and certain other closing conditions are satisfied, as set forth in our agreements with the investors. We may also sell the additional shares of our Series B preferred stock to other purchasers, subject to the preemptive rights of the investors. The investors’ preemptive rights provide that, subject to some exceptions, each investor would generally have a right to purchase its pro rata share of any additional issuance of Series B preferred stock.

Effects of the Exchange of the Notes and Issuance of Warrants (see pages [     ] and [     ])

      The issuance of the additional warrants and Series B preferred stock upon exchange of the notes will be dilutive to the outstanding shares of our common stock on an as-converted and as-exercised basis. If the notes are exchanged for shares of Series B preferred stock and we issue the common stock warrants, the shares of Series B preferred stock and common stock warrants issued to investors in this transaction will initially represent approximately [                              ]% of our common stock on an as-converted and as-exercised basis. If immediately upon stockholder approval of the proposal at the special meeting, we exercise our call right for the full amount of the additional $10 million investment by the investors and in exchange for such investment issue to the investors additional shares of our Series B preferred stock on the same terms and conditions as set forth above, the shares of Series B preferred stock and common stock warrants issued to the investors in this transaction will initially represent approximately [                              ]% of our common stock on an as-converted and as-exercised basis. The table on page [     ] sets forth the dilutive effects of these securities.

      The issuance of the additional warrants and Series B preferred stock and the associated rights of the investors may make it more difficult for us to enter into other transactions including mergers, acquisitions, private placements of securities or change of control transactions. In addition, although our common stock will continue to be quoted on the Nasdaq National Market, we may differ in important respects from a publicly owned corporation in that our activities could be controlled potentially by a few investors.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

      This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to the financial condition, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing products, benefits from new technology, plans and objectives of management, markets for Proxim’s stock, and other matters. Statements in this document that are not historical facts are identified as forward-looking statements for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended.

      When we use the words “anticipate,” “estimate,” “project,” “intend,” “expect,” “plan,” “believe,” “should,” “likely” and similar expressions, we are making forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement and the other documents we incorporate by reference in this proxy statement. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

      These forward-looking statements, including statements relating to future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, wherever they occur in this proxy statement, are estimates reflecting our best judgment. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

•	changes in technology that may increase the number of competitors we face or require significant capital expenditures to provide competitive products and services;

•	the effects of vigorous competition in the markets in which we operate;

•	the ability to enter into agreements, and the cost of entering new territories necessary, to provide international services;

•	general economic or business conditions that may be less favorable than expected, resulting in, among other things, lower than expected revenues;

•	legislative or regulatory changes may adversely affect the business in which we are engaged;

•	adverse changes may occur in the securities markets;

•	costs or difficulties related to our restructuring efforts in connection with the our merger with Proxim, Inc. in March 2002 or our acquisition of assets of Agere Systems, Inc., including our ORiNOCO product line, may be greater than expected; and

•	other factors, including, but not limited to, economic, key employee, competitive, regulatory, governmental and technological factors, which may affect us.

THE SPECIAL MEETING

Proxy Solicitation Materials

      The enclosed proxy is solicited on behalf of our Board of Directors for use at our special meeting or at any adjournment or postponement of the meeting, for the purposes set forth in this proxy statement and in the accompanying notice. These proxy solicitation materials are being first sent to all stockholders entitled to vote at the special meeting on or about September [     ], 2003.

Date, Time and Place of the Special Meeting

      The special meeting will be held on Tuesday, October 7, 2003 at 10:00 a.m. local time, at our principal executive offices located at 935 Stewart Drive, Sunnyvale, California.

Solicitation

      We will pay for the entire cost of proxy solicitations in connection with the special meeting, including preparation, assembly, printing and mailing of solicitation materials. We will provide copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock beneficially owned by others to forward these materials to the beneficial owners of our common stock. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials. Although solicitation of proxies will generally be made by mail, directors, officers or other regular employees of ours, or if we request, our proxy solicitor, may also solicit proxies by telephone, telegram or in person. We will not additionally compensate directors, officers or other regular employees for these services. We have retained The Altman Group Inc., as our proxy solicitor and will pay its customary fee of approximately $5,000.

Matters to be Considered at the Special Meeting

      At the special meeting and any adjournment or postponement of the special meeting, our stockholders will be asked to consider and vote upon the exchange of $30 million in outstanding principal amount of our indebtedness, plus accrued but unpaid interest, into shares of our Series B preferred stock with an initial liquidation preference of $30 million, plus accrued but unpaid interest, the issuance of warrants to purchase an aggregate of 18 million shares of our common stock, and the right to sell to the investors in this transaction, or to other purchasers, additional shares of our Series B preferred stock for an aggregate purchase price of up to $10 million.

      We may also transact other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Record Date, Voting Rights and Outstanding Shares

      Only common stockholders of record at the close of business on September 2, 2003 and Series A preferred stockholders of record as of the close of business on September 2, 2003 will be entitled to notice of, and to vote at, the special meeting. As of the close of business on September 2, 2003, there were (i) [                              ] shares of our common stock outstanding and entitled to vote, held by approximately [                              ] stockholders of record, and (ii) 3,000,000 shares of Series A preferred stock outstanding and entitled to vote on an as-converted basis, held by four stockholders of record. As of September 2, 2003, such holders of Series A preferred stock would have been entitled to receive, upon conversion of their preferred shares, an aggregate of 33,527,821 shares of our common stock, giving effect to anti-dilution adjustments in connection with the issuance of the notes which reduced the conversion price of the Series A preferred stock from approximately $3.06 to approximately $2.43. On all matters to be voted upon at the special meeting, each holder of record of common stock will be entitled to one vote for each common share held as of September 2, 2003. In addition, on all matters to be voted upon at the special meeting, each holder of record of Series A preferred stock will be entitled to a number of votes per share of Series A preferred stock as such holder would have been entitled to receive in the event each such share of Series A preferred stock held as of

September 2, 2003 had been converted into common stock in accordance with applicable conversion rights. The investors constitute the four Series A preferred stockholders of record and will be entitled to vote their shares of Series A preferred stock on an as-converted basis at the special meeting.

      Proxies properly executed, duly returned to the company and not revoked will be voted in accordance with the specifications made in the proxy card. Where no specifications are given, the proxies will be voted in favor of the proposal. If any matter not described in this proxy statement is properly presented for action at the meeting, the persons named on the enclosed proxy card will have discretionary authority to vote according to their best judgment. All votes will be tabulated by the inspector of stockholder votes appointed for the meeting, who will separately tabulate affirmative and negative votes. Proxy holders may adjourn the special meeting to solicit additional proxies if necessary.

Vote Required

      Pursuant to the rules of the National Association of Securities Dealers and our bylaws, the affirmative vote of a majority of the total votes cast on the proposal in person or by proxy and at which the required quorum is present is required to approve the proposal.

Quorum, Abstentions and Broker Non-Votes

      Holders of a majority of the outstanding shares entitled to vote must be present, in person or by proxy, at the special meeting in order to have the required quorum for the transaction of business. If the shares present, in person and by proxy, at the meeting do not constitute the required quorum, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

      Shares that are voted “FOR,” “AGAINST” or “WITHHELD” are treated as being present at the meeting for purposes of establishing a quorum. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” with respect to a matter will also be treated as shares entitled to vote, or “votes cast”, with respect to such matter.

      While no definitive statutory or case law authority exists in Delaware as to the proper treatment of abstentions, we believe that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the number of votes cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

      Broker non-votes (i.e., votes from shares held of record by brokers as to which the beneficial owners have given no voting instructions) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the votes cast (such as the approval of the proposal to be considered at this special meeting). Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal.

Revocability of Proxies

      Any person giving a proxy in response to this solicitation has the power to revoke it at any time prior to the time that the proxy is voted at the special meeting. Proxies may be revoked by any of the following actions:

•	delivering a written notice to our Corporate Secretary at our principal executive offices (935 Stewart Drive, Sunnyvale, California 94085) bearing a date later than the date of the proxy stating that the proxy is revoked;

•	signing and delivering a later-dated proxy relating to the same shares to our Corporate Secretary at our principal executive offices;

•	delivering a later-dated proxy using the telephone voting procedures described on the enclosed proxy card; and

•	attending the special meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).

      If your shares are held in “street name” by your broker, you must follow the directions received from your broker to change your vote.

Stockholder Proposals

      If a stockholder intends to submit a proposal at our 2004 annual meeting of stockholders and desires to have such proposal included in the company’s proxy materials relating to such meeting, such proposal must be received by the company at its principal executive offices no later than January 1, 2004, which is 120 calendar days prior to the anniversary of the mailing date of the proxy statement relating to this year’s annual meeting, and must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for that annual meeting. Stockholders are advised to review the company’s amended and restated bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

      If a stockholder intends to submit a proposal at our 2004 annual meeting of stockholders that is not eligible for inclusion in the proxy statement relating to the meeting, and the stockholder fails to give us notice in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended, no later than March 16, 2004, which is 45 calendar days prior to the anniversary of the mailing date of the proxy statement relating to this year’s annual meeting, then the company’s proxy holders will be allowed to use their discretionary authority when and if the proposal is raised at our 2004 annual meeting.

      We have not been notified by any stockholder of its intention to present a stockholder proposal at this special meeting.

Accountants

      The firm of PricewaterhouseCoopers LLP, our independent auditors, is expected to be present at the special meeting and will have the opportunity to make a statement if they so decide and will be available to respond to appropriate questions.

      On March 21, 2002, our Board of Directors, upon recommendation of the Audit Committee, made a determination not to engage Arthur Andersen LLP as the company’s independent accountants and, on March 26, 2002, engaged PricewaterhouseCoopers LLP to serve as our independent accountants for the fiscal year ended December 31, 2002. Arthur Andersen’s reports on our consolidated financial statements for each of the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

      During the years ended December 31, 2001 and 2000 and through the date of our engagement of PricewaterhouseCoopers LLP, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen’s satisfaction, would have caused them to make reference to the subject matter in connection with its report on the company’s financial statements for such years; and there were no reportable events as specified in Item 304(a)(1)(v) of Regulation S-K.

      The information set forth above and additional information relating to our change in accountants for the fiscal year ended December 31, 2002 is included in our Current Report on Form 8-K filed on March 28, 2002.

Multiple Stockholders Sharing One Address

      In some instances, we may deliver to multiple stockholders sharing a common address only one copy of this proxy statement and its attachments. If requested by phone or in writing, we will promptly provide a separate copy of the proxy statement and its attachments to a stockholder sharing an address with another stockholder. Requests by phone should be directed to our Corporate Secretary at (408) 731-2700, and requests in writing should be sent to Proxim Corporation, Attention: Corporate Secretary, 935 Stewart Drive, Sunnyvale, California 94085. Stockholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above.

PROPOSAL

APPROVAL OF THE EXCHANGE OF $30 MILLION IN OUTSTANDING PRINCIPAL AMOUNT OF OUR SECURED PROMISSORY NOTES, PLUS ACCRUED BUT UNPAID INTEREST, FOR SHARES OF OUR SERIES B PREFERRED STOCK WITH AN INITIAL $30 MILLION LIQUIDATION PREFERENCE, PLUS ACCRUED BUT UNPAID INTEREST, THE ISSUANCE OF WARRANTS TO PURCHASE AN AGGREGATE OF 18 MILLION SHARES OF OUR COMMON STOCK AND THE RIGHT TO SELL ADDITIONAL SHARES OF OUR SERIES B PREFERRED STOCK FOR AN AGGREGATE PURCHASE PRICE OF UP TO $10 MILLION.

      At the special meeting, our stockholders will be asked to approve the exchange of $30 million in outstanding principal amount, plus accrued but unpaid interest, of our secured promissory notes for shares of our Series B preferred stock with an initial $30 million, plus accrued but unpaid interest, liquidation preference, the issuance of warrants to purchase an aggregate of 18 million shares of our common stock and the right to sell to the investors in this transaction, or to other purchasers, additional shares of our Series B preferred stock for an aggregate purchase price of up to $10 million. The terms of the Series B preferred stock, the secured promissory notes and the common stock warrants are set forth below.

Background

      Merger with Proxim, Inc. On March 26, 2002, we (formerly known as Western Multiplex Corporation) merged with Proxim, Inc. to create one of the industry’s first end-to-end wireless equipment manufacturers capable of building wireless networks from the internet service provider to end users’ personal and laptop computers. In connection with the merger, each share of Proxim, Inc. was converted into 1.8896 of our shares and we changed our name to Proxim Corporation. The stockholders of each company before the merger owned approximately 50% of the combined company following the merger. Additional information about the merger and the merger agreement is available free of charge from the Securities and Exchange Commission’s (“SEC”) web site located at www.sec.gov.

      ORiNOCO Business Acquisition. On August 5, 2002, we acquired Agere’s 802.11 wireless local area network equipment business, including its ORiNOCO product line, for $65 million in cash. The addition of the ORiNOCO product line added a premium label and rounded out our wireless equipment product line. The transaction allows us to continue our consolidation of the wireless infrastructure industry, and to fulfill our vision of integrated wireless connectivity from the core network to devices in a home, office or public space. Additional information about the acquisition and related agreements is available free of charge from the SEC’s web site located at www.sec.gov.

      2002 Investment. In order to finance the acquisition of the ORiNOCO business in August 2002, we entered into a Securities Purchase Agreement with the investors, dated June 16, 2002 (the “2002 Securities Purchase Agreement”), pursuant to which the investors agreed, among other things, to invest an aggregate of $75 million in our company in exchange for our Series A preferred stock, convertible promissory notes and warrants to purchase shares of our common stock. The $75 million was used to finance the acquisition of the ORiNOCO business, to pay for related fees and expenses and for our working capital requirements.

      In connection with the 2002 investment, we issued to the investors 1,640,000 shares of our Series A preferred stock in the amount of approximately $41 million, with a conversion price of approximately $3.06 per share, and warrants to purchase approximately 6,700,000 shares of our common stock valued at approximately $12.3 million. The remaining $34 million of the 2002 investment was made in the form of convertible promissory notes. Pursuant to the 2002 Securities Purchase Agreement, we agreed to hold a special meeting of our stockholders to approve the conversion of the notes and the issuance to the investors of additional warrants to purchase shares of our common stock. Upon receipt of approval of our stockholders at the special meeting held on October 8, 2002, we converted the notes issued to these investors into 1,360,000 shares of our Series A preferred stock and we granted to the investors additional warrants to purchase approximately 5,600,000 shares of our common stock. In total, these investors received 3,000,000 shares of our Series A preferred stock and were granted warrants to acquire 12,271,345 shares of common stock for approximately $3.06 per share. The investors continue to hold these securities.

      2003 Investment. In April 2003, our management and Board of Directors recognized our need to raise additional funding to support our growth objectives and strengthen our balance sheet position. A special committee consisting of directors not affiliated with our investors was formed and we engaged Credit Suisse First Boston to advise us regarding financing and other strategic alternatives. We also implemented several restructuring actions during the second quarter of 2003 to improve productivity and operational efficiencies. As revenue in the second quarter was below our expectations, we had to take certain steps to increase our short-term working capital flexibility. Accordingly, in June 2003 while continuing to explore financing and other alternatives, we amended and restated our secured financing arrangements with Silicon Valley Bank to switch to an accounts receivable-based secured credit facility. That financing arrangement is secured by a lien on substantially all of our assets. In view of market conditions, our existing cash constraints, a lease default which limited our ability to file a registration statement on Form S-3 to more quickly effect a public offering, the subscription and anti-dilution rights held by existing investors, the lien Silicon Valley Bank had on our assets and other factors, we determined that it would not be feasible to raise additional capital through a public offering. Instead, we evaluated and focused our efforts on a private placement to existing investors or other investors and evaluated the likelihood of a sale of the company on favorable terms, or at all. After numerous meetings and extensive discussion of the terms and conditions of the securities purchase agreement with Warburg Pincus and Broadview Capital Partners, a review of the absence of alternative financing or other strategic prospects and the receipt of advice from our financial advisors, Credit Suisse First Boston, and a fairness opinion from Houlihan Lokey, attached hereto as Appendix F, the special committee of the Board of Directors approved the financing transaction.

      On July 30, 2003, we received the aggregate investment of $30 million in cash from these investors. We expect the proceeds of the investment to provide funding for ongoing business operations as well as to fund certain restructuring expenses, including settlement of lease obligations, related to our merger with Proxim, Inc. in March 2002 and our acquisition of assets from Agere Systems Inc., including our ORiNOCO product line, in August 2002 and certain legal expenses related to the patent infringement litigation with Symbol Technologies, Inc. In exchange for the investment and in accordance with the related Securities Purchase Agreement, dated July 22, 2003 (the “2003 Securities Purchase Agreement”), by and among us and the investors, we issued to the investors secured promissory notes with an aggregate principal amount equal to their investment of $30 million. Pursuant to the 2003 Securities Purchase Agreement, we also agreed to hold a special meeting of our stockholders to approve the exchange of the aggregate principal amount of the notes, plus accrued but unpaid interest thereon, for shares of our Series B preferred stock, the issuance to the investors of warrants to purchase shares of our common stock and the right to sell to the investors at any time and from time to time prior to January 18, 2004 additional shares of our Series B preferred stock for an aggregate purchase price of up to $10 million.

      The terms of the notes are described below under “Terms of the Notes.” The terms of our Series B preferred stock and common stock warrants are described below under “Terms of the Series B Preferred” and “Terms of the Warrants,” respectively.

Board Recommendation

      Our Board of Directors has approved the exchange of $30 million in outstanding principal amount, plus accrued but unpaid interest thereon, of our secured promissory notes for shares of our Series B preferred stock with an initial $30 million liquidation preference, plus accrued but unpaid interest, the issuance of warrants to purchase an aggregate of 18 million shares of our common stock and the right to sell to the investors in this transaction, or to other purchasers, additional shares of our Series B preferred stock for an aggregate purchase price of up to $10 million, and our Board of Directors recommends that you vote “FOR” the approval of the proposal.

Terms of the Notes

      The following description summarizes the material terms of the secured promissory notes. You are urged to read carefully the securities purchase agreement, form of note and pledge and security agreement, copies of which are attached as Appendix A, Appendix B, and Appendix C, respectively, in their entirety.

      Principal, Maturity and Interest. The notes have an aggregate principal amount of $30 million. Each note generally becomes due and payable upon the earliest of (i) December 31, 2003, (ii) an event of default (as described below), or (iii) in the event the proposal is not approved at the special meeting, upon demand of the investor at any time following 30 days after the special meeting.

      Interest on each note accrues at the rate of 25% per annum prior to maturity. Amounts due and owing under each note after the date the note matures (including upon acceleration in case of an event of default) will accrue interest at the rate of 30% per annum.

      Payments. The notes may be prepaid by us, in whole or in part, at any time or from time to time without premium or penalty only after the date of the special meeting, if the proposal is not approved at the special meeting.

      In the event our Board of Directors withdraws or adversely modifies its recommendation to vote “FOR” the proposal at the special meeting, the outstanding principal amount of the notes plus accrued but unpaid interest and a penalty of $1 million will be immediately due and payable in cash within 2 business days of such withdrawal or modification.

      In the event of a Change of Control while the notes are outstanding, 150% of all unpaid principal and accrued but unpaid interest will be immediately due and payable upon demand by the noteholders.

      Exchange. If our stockholders approve the proposal, all outstanding principal amounts plus accrued but unpaid interest due under the notes will automatically be exchanged for the number of shares of Series B preferred stock equal to the aggregate principal amount of the notes outstanding at the time of exchange, plus accrued but unpaid interest, divided by $100.00, the initial liquidation preference of each share of Series B preferred stock.

      The liquidation preference for the shares of Series B preferred stock issued upon exchange of the notes will accrete pursuant to the terms of the Series B preferred stock for six years from the date on which the Series B preferred stock is first issued to the investors.

      Negative Covenants. Without the prior written consent of the holders of a majority of the principal amount of the notes then outstanding, we may not, nor allow any of our subsidiaries to, generally:

•	incur any liabilities other than:

•	indebtedness existing as of July 22, 2003;

•	liabilities arising under the agreements with the investors;

•	unsecured liabilities incurred in the ordinary course of business;

•	liabilities for taxes and similar charges;

•	indebtedness relating to the purchase of equipment to be used in connection with the business, not to exceed $250,000 at any one time;

•	indebtedness relating to certain types of renewal, extension, substitution, refinancing or replacement of the forms of permitted indebtedness;

•	indebtedness arising under our accounts receivable financing arrangement with Silicon Valley Bank;

•	indebtedness, the net proceeds of which are used to repay the notes in their entirety;

•	intercompany liabilities; and

•	indebtedness incurred in connection with restructuring plans publicly disclosed by us;

•	guaranty or otherwise become liable for any other person’s obligations;

•	subject to certain exceptions, grant or permit any liens, pledges or encumbrances on or of any of our assets;

•	amend or modify our charter documents or any contract in a manner adverse to the investors’ rights and remedies in connection with the promissory notes and related loan documents;

•	engage in any recapitalization or acquire all or a substantial part of the assets belonging to any other business or person;

•	sell, lease, transfer, assign or otherwise dispose of any material part of our assets, except for sales, leases, transfers, assignments or other dispositions made in the ordinary course of business, in connection with restructuring plans that we have publicly disclosed, in connection with the Silicon Valley Bank financing arrangement or in connection with the indebtedness of a certain former key employee;

•	sell, discount or otherwise dispose of any material note or material account receivable, except for collections made in the ordinary course of business, in connection with the Silicon Valley Bank financing arrangement or the indebtedness of a certain former key employee; fail to assert timely any material claims with third parties; or fail to agree to settle any material claim except if the decision was made in the reasonable exercise of business judgment in the ordinary course of business;

•	pay or declare any dividend or distribution, except in connection with a stock split or combination, the purchase agreements entered into in 2002 and 2003 with the investors or the payment of dividends or distributions by our subsidiaries to us;

•	subject to certain exceptions, enter into any transactions with affiliates;

•	except with respect to the Silicon Valley Bank financing arrangement, amend or cancel any contract or waive any of our rights under any contract that would materially or adversely affect our financial condition, affect the rights of the investors under the agreements or decrease or adversely affect the value of our assets;

•	except upon 30 days’ written notice, change our fiscal year or accounting practices;

•	form or acquire or cause to be formed or acquired any subsidiary, except in the ordinary course consistent with past practice; or

•	make any investments other than investments in cash equivalents, other than in the ordinary course of business.

      Affirmative Covenants (see pages [     ] and [     ]). We have agreed that, until the earlier of the exchange of the notes and issuance of the warrants or repayment of our obligations pursuant to the notes, we will:

•	notify the investors of an event of default under the notes, the commencement of any action by or against us which, if adversely determined, would or would reasonably be likely to, result in a material adverse effect (as defined in the securities purchase agreement), and the occurrence of a material adverse effect;

•	comply with our certificate of incorporation, maintain our existence as a corporation, preserve our material rights, licenses and permits, and comply in all material respects with all laws, rules, judgments and the like applicable to us;

•	maintain and preserve our property in good working order;

•	hold title to all property owned by us in our name;

•	furnish information and financial statements to the investors and permit the investors’ representatives to inspect our properties and discuss our business with our management and independent auditors;

•	maintain insurance policies to the extent customary or reasonably requested by the investors;

•	promptly pay taxes and similar assessments which if unpaid might result in liens on our property, unless contested in good faith;

•	pay promptly when due, or in accordance with our customary practices, all other material indebtedness and liabilities, unless contested in good faith; and

•	not disclose or use confidential information of the investors, subject to limited exceptions.

      Events of Default. Each of the following will result in the immediate acceleration in full of the outstanding principal amount of the notes plus all accrued but unpaid interest:

•	our failure to pay when due the principal balance and accrued interest under the notes;

•	our breach of any covenant under the notes, the related loan documents or the 2003 Securities Purchase Agreement, subject, in certain cases, to a cure period;

•	if any representation, warranty or statement made by us in the notes, the related loan documents or the 2003 Securities Purchase Agreement shall be false or incorrect in any material respect when made;

•	our bankruptcy, insolvency or reorganization or other similar corporate event;

•	the acceleration of any other of our indebtedness in excess of $1,000,000;

•	the rendering of any judgment or judgments against us involving an amount in excess of $2,500,000 not vacated, discharged, stayed or bonded within 30 days;

•	our experiencing a business combination or change in control transaction;

•	our issuance, prior to the special meeting, of shares of common stock or common stock equivalents in an amount in excess of 15% of the shares of common stock then-outstanding in a private transaction;

•	upon the occurrence of a material adverse change (as defined in the 2003 Securities Purchase Agreement) in our business;

•	the cessation of the effectiveness of any lien created in connection with the loan documents entered into in connection with this transaction; or

•	the withdrawal or adverse modification by our Board of its recommendation of the proposal to approve the exchange of the notes, as set forth in this proxy statement, to our stockholders.

      Collateral and Intercreditor Arrangements. The notes are secured, subject to permitted liens, by a security interest granted to Warburg Pincus, as collateral agent for the investors, on substantially all of our assets. All rights of the collateral agent are subject to the terms and provisions of an intercreditor agreement by and among Silicon Valley Bank, Warburg Pincus, as collateral agent for the investors, and us. We have granted to Silicon Valley Bank a first priority lien on substantially all of our assets pursuant to our accounts receivable financing agreement. Under the terms and provisions of the intercreditor agreement, Warburg Pincus, as collateral agent, has agreed to subordinate its security interest to that of Silicon Valley Bank, to pay over to Silicon Valley Bank any amounts received as a result of an exercise of remedies to be applied against our obligations to Silicon Valley Bank, and has agreed not to exercise any rights or remedies with respect to the collateral of Silicon Valley Bank.

Terms of the Series B Preferred Stock

      The following description summarizes the material terms of the Series B preferred stock. You are urged to read carefully in its entirety the Certificate of Designations which fully sets forth the terms of our Series B preferred stock. A copy of the Certificate of Designations is attached as Appendix D.

      Dividends. The Series B preferred stock will receive dividends or distributions declared on the common stock on an as-converted basis, so long as such participation does not result in an adjustment to the Series B preferred stock conversion price.

      Liquidation Preference. The initial liquidation preference for each share of Series B preferred stock is $100.00 per share. The liquidation preference accretes at 12% per annum, compounded quarterly, until the sixth anniversary of the date on which we will first issue shares of our Series B preferred stock, or the Series B original issue date. Notwithstanding the foregoing, in the event of a change in control transaction, as described below, that occurs more than nine months after the Series B preferred stock original issue date, but before the sixth anniversary of the Series B original issue date, the liquidation preference upon the change in control transaction will be increased by the amount, if any, by which (i) the amount of the liquidation preference had it fully accreted from the date of the transaction through sixth anniversary of the Series B original issue date exceeds (ii) the liquidation preference then in effect. In addition, in the event of a change of control transaction, as described below, within nine months after the Series B preferred stock original issue date, the liquidation preference will automatically increase as set forth in the Certificate of Designations to include 80% of the value of six full years of accretion at 12% per annum, compounded quarterly. Instead of receiving the liquidation preference, holders of our Series B preferred stock may elect to participate with our common stock upon a liquidation.

      In the event of any voluntary or involuntary liquidation, dissolution or winding up of our company, subject to payments to holders of senior securities, the holders of Series B preferred stock will be entitled to receive the greater of:

•	the liquidation preference in effect on the date of the liquidation, dissolution or winding up, plus an amount equal to the unrecognized accretion, if any, from the end of the most recent quarterly period ending on the quarterly anniversary of the filing of the Certificate of Designations up to but not including the date of the liquidation, dissolution or winding up; or

•	the payment the holders would have received had the holders, immediately prior to the liquidation, dissolution or winding up, converted their shares of Series B preferred stock into shares of our common stock.

      Redemption. On the sixth anniversary of the Series B preferred stock original issue date, we will be required to redeem all outstanding shares of Series B preferred stock at a cash redemption price equal to the liquidation preference in effect on the redemption date, plus an amount equal to accrued but unpaid dividends, whether or not declared, up to but not including the redemption date. In the event that we do not pay the redemption price on the redemption date, the redemption price will be calculated as of the date on which the redemption payment is made. In the event of any redemption of only a part of the then-outstanding Series B preferred stock, we will effect the redemption on a pro rata basis among the holders. Except as provided above, there is no restriction on our right to redeem the shares of Series B preferred stock while there is any arrearage in the payment of dividends or sinking fund installments.

      Conversion Price. The initial price at which the Series B preferred stock may be converted into shares of our common stock is $1.15 per share. The initial conversion price is subject to adjustment as set forth below under “Anti-Dilution.”

      Conversion by Proxim. We can require conversion of the Series B preferred stock into shares of our common stock from and after the fourth anniversary of the Series B preferred stock original issue date, in whole or in part, if the average of the highest and lowest sales price of our common stock exceeds 300% of the conversion price then in effect for 30 consecutive trading days.

      Conversion by the Investors. The Series B preferred stock is convertible at any time, in whole or in part, into that number of shares of common stock equal to the liquidation preference then in effect divided by the then current conversion price.

      Change of Control. In the event that (i) any person or entity were to acquire 50% or more of either our common stock or voting power, (ii) the individuals who constitute our Board of Directors, as of the date immediately following the special meeting and including the investors’ designees (such directors, our “Incumbent Board,” and including any individual whose election to our Board of Directors was approved by a vote of at least a majority of the “Incumbent Board”), cease for any reason to constitute at least a majority of our Board of Directors, (iii) we were to experience a business combination transaction after which our stockholders generally hold less than 50% of the common stock and less than 50% of the combined voting power of the voting securities of the combined company, or (iv) our stockholders approve a complete liquidation or dissolution of the company (each such event, a “Change of Control”), the investors will have the right to convert the Series B preferred stock, in whole or in part, into the then current number of shares of our common stock equal to the liquidation preference then in effect divided by the conversion price, and holders of the Series B preferred stock receiving the common stock will receive the consideration from the change in control transaction upon conversion. This conversion right applies if the consideration to be received from the Change of Control transaction is in liquid securities or cash and has a fair market value equal to or greater than 110% of the liquidation preference then in effect. If the consideration is less than 110% of the then current liquidation preference, we must either:

•	modify the conversion price so that the consideration equals 110% of the liquidation preference then in effect; or

•	offer to repurchase the Series B preferred stock for cash within 60 days of the Change of Control transaction at 101% of the liquidation preference then in effect.

      Upon a Change of Control transaction that occurs more than nine months after the Series B preferred stock original issuance date, but prior to the sixth anniversary of the original issue date, the liquidation preference will automatically increase to include six full years of accretion at 12% per annum. In the event of a change of control transaction within nine months after the Series B original issue date, the liquidation preference will automatically increase as set forth in the Certificate of Designations to include 80% of the value of six full years of accretion at 12% per annum, compounded quarterly. Instead of receiving the liquidation preference, holders of our Series B preferred stock may elect to participate with our common stock upon a liquidation.

      Anti-Dilution. The conversion price will be subject to customary weighted average anti-dilution adjustments and other customary adjustments upon transactions such as stock splits, subdivisions, distributions, business combinations and issuances of our common stock or securities exercisable for or exchangeable or convertible into, our common stock (other than capital stock issued as consideration for mergers and acquisitions, upon the exercise of employee stock options or in a registered public offering resulting in gross proceeds of not less than $20 million), without consideration or for consideration per share less than the conversion price then in effect.

      Purchase Rights. If at any time after the initial issuance of the Series B preferred stock, we grant, issue or sell any:

•	options, warrants or other rights to purchase or acquire common stock (other than capital stock issued as consideration for mergers and acquisitions, upon the exercise of employee stock options or in a registered public offering resulting in gross proceeds of not less than $20 million);

•	securities by their terms convertible into or exchangeable for common stock (other than capital stock issued as consideration for mergers and acquisitions, upon the exercise of employee stock options or in a registered public offering resulting in gross proceeds of not less than $20 million) or options, warrants or other rights to purchase or acquire these convertible or exchangeable securities; or

•	rights to purchase property

pro rata to the record holders of our common stock and these grants, issuances or sales do not result in an adjustment of the conversion price under the anti-dilution provisions, then each holder of Series B preferred stock will be entitled to acquire on the same terms either:

•	the aggregate amount of these rights which the holder would have acquired if it had held the number of shares of common stock acquirable upon conversion of the Series B preferred stock immediately before the grant, issuance or sale of these rights; or

•	if these rights have expired, the amount of property which the holder could have acquired upon the exercise of the rights at the time or times at which we granted, issued or sold the expired rights.

      Voting Rights. Holders of Series B preferred stock will have the right to vote with the common stock on an as-converted basis subject to the voting rights limitations set forth in the paragraph below. In addition, the approval of holders of a majority of the Series B preferred stock is separately required to approve:

•	changes to the certificate of incorporation or bylaws that adversely affect the rights of the holders of our Series B preferred stock;

•	any offer, sale, or issuance of any equity or equity-linked securities of our company ranking senior to or equally with the Series B preferred stock;

•	any repurchase or redemption of equity securities (other than from an employee, director or consultant following termination), or the declaration or payment of any dividend on our common stock; and

•	for so long as the call right with respect to an additional $10 million of Series B preferred stock is in effect, sales or issuances of equity securities at a price per share equal to or less than 65% of the then current Series B preferred stock conversion price.

      Although the conversion of the Series B preferred stock is subject to weighted-average anti-dilution adjustments in the event of certain issuances of our common stock, or securities exercisable for or exchangeable or convertible into our common stock, as described in Anti-Dilution (page [     ]), the Certificate of Designations for the Series B preferred stock will limit the voting rights of the Series B preferred stock, such that the Series B preferred stock shall not vote at a higher rate than if converted at the lesser of (i) the market value of our common stock as of the date of the 2003 Securities Purchase Agreement, e.g., $1.26, and (ii) the market value of our common stock as of the date of exchange of the notes and issuance of the Series B preferred stock.

      Right to Board Seat. Under the terms of the 2003 Securities Purchase Agreement, for so long as the notes remain outstanding or Warburg Pincus or Broadview Capital Partners owns at least 25% of the shares of Series B preferred stock or the shares of common stock issuable on conversion of such shares of Series B preferred stock and upon exercise of the warrants (but excluding the shares of Series B preferred stock issuable upon exercise of our Call Right) each of Warburg Pincus and Broadview Capital Partners, respectively, will have the right to appoint one member to our Board of Directors, who will sit on all major board committees (for so long as such membership does not conflict with any applicable law or regulation or listing requirement of the Nasdaq National Market, as determined in good faith by our Board of Directors). Effective July 30, 2003, Jeffrey A. Harris and Steven Brooks joined our Board of Directors as a designee of Warburg Pincus and Broadview Capital Partners, respectively.

      Warburg Pincus’ right to designate a member of our Board of Directors under the 2003 Stock Purchase Agreement is in addition to Warburg Pincus’ similar right to designate a member of our Board of Directors under the 2002 Stock Purchase Agreement. As a result, our Board of Directors currently includes a second designee of Warburg Pincus, Lorenzo A. Bettino, who became a director of the company following the special meeting of our stockholders held on October 8, 2002 in connection with the 2002 investment. Therefore, the investors have a right to hold three of the nine seats on our Board of Directors. Our amended and restated certificate of incorporation and bylaws provide that our Board of Directors shall be divided into three classes. The term of office for Class I directors expires at the annual meeting of stockholders to be held in 2004, the term of office for Class II directors expires at the annual meeting of stockholders to be held in 2005 and the term of office for Class III directors expires at the annual meeting of stockholders to be held in 2006. Messrs. Bettino and Brooks each serve as a Class II director and Mr. Harris serves as a Class III director.

Terms of the Warrants

      The following description summarizes the material terms of the common stock warrants. You are urged to read carefully the form of warrant in its entirety, a copy of which is attached as Appendix E.

      Number of Shares and Exercise Price. Upon stockholder approval of the proposal at the special meeting, we will issue to the investors warrants that will grant such investors the right to purchase an aggregate of 18 million shares of our common stock at an exercise price of $1.46 per share. All of the warrants will be exercisable at any time, in whole or in part.

      Expiration. The warrants will automatically expire on the sixth anniversary of the date on which they are issued to the investors.

      Adjustments in the Exercise Price. The exercise price and the number of shares issuable upon exercise of the warrants will be subject to customary weighted average anti-dilution adjustments and customary adjustments due to business combinations and other transactions affecting our common stock.

      Change of Control. In the event of a Change of Control transaction (as defined in the Certificate of Designations attached hereto as Appendix B and as described on pages [     ] and [     ]), the investors shall have the right to require the Company to purchase the warrants, at a valuation based on a computation of the option value of the warrants using a Black-Scholes calculation methodology.

Other Agreements with the Investors

      Call Right. If our stockholders approve the proposal, and we determine that additional equity capital is required for the operation of our business, we will have the right, at any time, and from time to time prior to January 18, 2004, to sell to the investors additional shares of our Series B preferred stock on the same terms and conditions as the shares issued by us upon exchange of the notes for an aggregate purchase price of up to $10 million.

      This call right is exercisable so long as:

•	there has been no material adverse change in our business since the issuance of the notes. A material adverse change means a material adverse effect on or change in:

•	our business, operations, financial condition, results of operations, assets or liabilities; or

•	our ability to perform our obligations under any of the loan documents in each case other than any change, event or occurrence:

•	resulting from conditions in the U.S. or foreign economies or securities markets in general, or any change in our stock price;

•	resulting from conditions in our industry;

•	resulting from the announcement of the transactions with the investors; or

•	arising out of or resulting from actions of the investors in connection with the transactions;

•	we have not filed bankruptcy or similar proceedings; and

•	certain other closing conditions are satisfied, as set forth in our agreements with the investors.

      We may also sell the additional shares of our Series B preferred stock to other purchasers, subject to preemptive rights of the investors. The investors’ preemptive rights provide that, subject to some exceptions as described under “Preemptive Rights,” each investor would generally have a right to purchase its pro rata share of any additional issuance of Series B preferred stock.

      Registration. We are required to file a registration statement on Form S-1, or if available, Form S-3, with the SEC within 30 days following the filing of our annual report on Form 10-K with the SEC for the fiscal year ending December 31, 2003. Upon the effectiveness of the registration statement, the investors will have the right to resell any shares of common stock issuable upon conversion of the Series B preferred stock and Series A preferred stock and any shares of common stock issuable upon exercise of the warrants issued to them in connection with the 2002 investment and the 2003 investment.

      Preemptive Rights. For so long as an investor generally owns 25% of the shares of our common stock issuable to the investor pursuant to the 2002 Securities Purchase Agreement and the 2003 Securities Purchase Agreement on an as-converted and as-exercised basis (but excluding shares of common stock issuable upon conversion of any shares of Series B preferred stock issuable upon exercise of our Call Right), the investor will generally have a right to purchase its pro rata amount of any new issuances of equity securities by our company (excluding, among other things, stock issued as consideration for mergers and acquisitions, employee stock options and in some registered public offerings).

      Voting. For so long as each investor generally owns 25% of the shares of our common stock issuable to the investor pursuant to the 2002 Securities Purchase Agreement and the 2003 Securities Purchase Agreement on an as-converted and as-exercised basis (but excluding shares of common stock issuable upon conversion of any shares of Series B preferred stock issuable upon exercise of our Call Right), the investors, and such investors’ designees on the Board of Directors, agreed to vote in favor of: (i) establishing a nominating committee of the Board of Directors consisting entirely of independent directors; and (ii) an increase in the number of authorized members of the Board of Directors so that a majority of the members on the Board are independent, if necessary to comply with applicable law and listing requirements. In addition, so long as each investor is subject to the limitation in the preceding sentence, at or with respect to any election of one or more directors, each investor agreed to vote all of its shares of common stock, Series A preferred stock and Series B preferred stock in favor of the election of any nominee of the Board of Directors whose nomination was approved by the unanimous consent of the Board of Directors.

      Acquisition of Voting Stock. Warburg Pincus has agreed for the next four years to limit its voting rights to no more than 45% of our outstanding voting stock. In addition, Warburg Pincus has agreed that it will not form, join or in any way participate in any group of persons or entities generally for the purpose of acting jointly or in concert with respect to any of our voting securities for the next four years.

Financial Advisors

      Credit Suisse First Boston. Credit Suisse First Boston acted as our financial advisor in our negotiations with the investors to secure the financing. For its advisory services in connection with the $30 million investment, we paid Credit Suisse First Boston $750,000 and reimbursed its expenses arising in connection with the transaction. In the event we receive the additional $10 million investment upon exercise of our Call Right, we will pay Credit Suisse First Boston up to an additional $250,000 for its advisory services in connection with the additional investment. If we sell additional shares of Series B preferred stock to purchasers other than the investors pursuant to our Call Right, we will pay Credit Suisse First Boston up to an additional $400,000. Credit Suisse Group, the parent company of Credit Suisse First Boston, holds a 19.9% passive profits interest in Warburg, Pincus & Co., the general partner of Warburg Pincus, the primary investor.

      Houlihan Lokey Howard & Zukin Financial Advisors, Inc. In July 2003, we engaged Houlihan Lokey to deliver an opinion that the consideration to be received by us in connection with the transaction is fair, from a financial point of view, to our stockholders who are not investors.

      Houlihan Lokey provided its opinion for the information and assistance of the special committee of the Board of Directors in connection with its consideration of the transaction. Houlihan Lokey’s opinion is not a recommendation as to how any stockholder should vote with respect to the transaction at the special meeting. The full text of Houlihan Lokey’s written opinion is attached to this proxy statement as Appendix F. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, qualifications included, matters considered and limitations on the review undertaken.

Fairness Opinion

      On July 21, 2003, Houlihan Lokey delivered its oral opinion to the special committee that (subject to and based upon the various qualifications and assumptions described herein and included in materials distributed to the special committee and our Board of Directors) the consideration to be received by us in connection with the transaction is fair, from a financial point of view, to our stockholders who are not investors.

      Our company retained Houlihan Lokey to render this opinion, which we refer to in this proxy statement as the “Fairness Opinion.” The Fairness Opinion was prepared to assist the special committee and our Board of Directors in evaluating the terms of the transaction. Our company retained Houlihan Lokey based upon

Houlihan Lokey’s experience in the valuation of businesses and securities in connection with recapitalizations and similar transactions. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities.

      At the July 21, 2003 meeting of the special committee, Houlihan Lokey presented its analysis (as described below) and on July 21, 2003 rendered to the special committee its oral opinion (subsequently confirmed in writing on July 22, 2003 following review of the final documentation with respect to the transaction) that, based on and subject to the matters described in the Fairness Opinion, the consideration to be received by us in connection with the transaction is fair, from a financial point of view, to our stockholders who are not investors. The summary of the Fairness Opinion set forth below is qualified in its entirety by reference to the full text of the Fairness Opinion attached as Appendix F to this proxy statement. You are urged to read the Fairness Opinion in its entirety.

      No limitations were imposed by the special committee upon Houlihan Lokey with respect to the investigations made or procedures followed by it in rendering the Fairness Opinion. Houlihan Lokey has not been requested and does not intend to update, revise or reaffirm the Fairness Opinion in connection with the transaction, including to reflect any circumstances or events that have occurred since July 22, 2003. You should understand that the Fairness Opinion speaks only as of its date. Events that could affect the fairness of the transaction, from a financial point of view, to our stockholders who are not investors include adverse changes in industry performance or market conditions and changes to our business, financial condition and results of operations.

      No relationship existed between Houlihan Lokey and our company, including our affiliates, at the time the Fairness Opinion was prepared or delivered, none has since developed and none is mutually understood to be contemplated other than the relationship described in the engagement letter dated July 17, 2003 that we entered into with Houlihan Lokey with respect to its engagement to render the Fairness Opinion.

      In arriving at its Fairness Opinion, among other things, Houlihan Lokey did the following:

•	reviewed our annual reports to stockholders and annual reports on Form 10-K for the fiscal years ended December 31, 2000, 2001 and 2002, our quarterly report on Form 10-Q for the quarter ended March 31, 2003 and the interim financial statements prepared by us for the period ended June 30, 2003, which our management identified as being the most current financial statements available;

•	reviewed the 2003 Securities Purchase Agreement, including its Exhibits A (Purchasers), B (Form of Note), C (Form of Certificate of Designations, Preferences and Rights of the Series B Convertible Preferred Stock) and D (Form of Warrant);

•	met with certain members of our senior management and held discussions with our financial advisors regarding (i) the process, status and prospects of our solicitation of alternative sources of financing and other potential strategic alternatives, and (ii) our operations, financial condition, future prospects, projected operations and performance and our ability to meet our obligations as they come due;

•	visited certain of our facilities and business offices;

•	reviewed forecasts and projections prepared by our management with respect to us for the years ending December 31, 2003 and 2004;

•	reviewed the historical market prices and trading volume for our publicly traded securities;

•	reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deems comparable to us; and

•	conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

      Houlihan Lokey used several methodologies to assess the fairness of the consideration to be received by us in connection with the transaction. The following is a summary of the material financial analyses undertaken by Houlihan Lokey in connection with providing its Fairness Opinion. This summary is qualified in its entirety by reference to the full text of the Fairness Opinion.

      Houlihan Lokey’s analyses of our company were performed on a pre-transaction basis (two scenarios) and post-transaction basis (three scenarios). Of the two pre-transaction scenarios, one assumed that we terminated operations, collected all remaining accounts receivable, and sold all of our assets (liquidation scenario), and the other assumed that we were sold to an outside party in a Section 363 bankruptcy sale. Of the three post-transaction scenarios, one assumed that we received the proceeds from the secured promissory notes and consummated a sale of our company thereafter (but prior to the special meeting and the issuance of the Series B preferred stock), the second valued our company as a going concern following the issuance of the Series B preferred stock after approval at the special meeting with no intention to sell our company, and the third assumed the sale of our company following the issuance of the Series B preferred stock after approval at the special meeting.

      Houlihan Lokey applied a market capitalization and comparable transaction approach to evaluate the value for our company, applied across each of the scenarios (other than the liquidation scenario). Each of these scenarios, and each of these approaches, is summarized below.

Pre-Transaction Analyses of our Company

      Scenario I (Pre-Transaction) — Liquidation. Houlihan Lokey conducted an analysis of the results to our company if we were to terminate operations, collect all remaining accounts receivable, and sell all assets, with the proceeds available to existing stockholders being net of the cost of liquidation and associated professional fees. Under this scenario, the value of the Series A preferred stock is equal to its liquidation preference as of July 31, 2003. The liquidation preference accretes at 8% per annum, compounded semi-annually and assumes zero dividends. The Series A preferred stock also gets liquidation preference pro-rata accretion. The concluded value of the Series A preferred stock was $81.0 million, with the result that no liquidation proceeds would be available to our stockholders who are not investors.

      Scenario II (Pre-Transaction) — Section 363 Sale in Bankruptcy. Houlihan Lokey conducted an analysis of the results to our stockholders who are not investors if our company were sold to an outside party in a Section 363 bankruptcy sale. In that analysis, Houlihan Lokey concluded that the sale of our company under this scenario would yield an enterprise value range of $60.0 million to $89.5 million. Under this scenario, our company would be forced to sell due to its lack of liquidity options. The proceeds of the sale would go towards paying off secured and unsecured claims. Our company’s total unsecured claims at the time of the fairness analysis amounted to $54.0 million, consisting of lease obligations, accounts payable, other current liabilities, and restructuring accruals. Secured claims would include $5.0 million of notes payable to Silicon Valley Bank. In this scenario, the total liquidation preference of the Series A preferred stock would be $104.4 million, comprised of a liquidation preference of $94.9 million (8% per annum accreted through to August 5, 2005, compounded semi-annually, and no dividends) and a 10% change of control premium. Houlihan Lokey concluded that our stockholders who are not investors would receive zero proceeds under this scenario.

Post-Transaction Analyses of our Company

      Scenario III (Post-Transaction) — Sale with Notes Outstanding. In this scenario, Houlihan Lokey assumed that our company received the proceeds of the secured promissory notes and consummated a sale of our company thereafter, but before approval of the transaction at the special meeting. The deemed value of the notes at the time of sale would be $49.3 million, consisting of a principal amount of $30.0 million, three months of accrued interest for a total of $1.8 million (25% per annum), incremental interest of $1.0 million, and a change of control premium of 50.0 percent. As in Scenario II, our company would incur a penalty (a 10% change of control premium) for the early retirement of its Series A preferred stock, and the total liquidation preference (including the 10% change of control premium) of the Series A preferred stock would be $104.4 million. Under this scenario, our company would hold cash of $11.5 million and be obligated under a note payable to Silicon Valley Bank for $5.0 million. Houlihan Lokey concluded that our stockholders who are not investors would receive $0 to approximately $25.0 million under this scenario.

      Scenario IV (Post-Transaction) — Going Concern. In this scenario, Houlihan Lokey evaluated our company as a going concern with no intention to sell. It was also presumed that our company would receive approval from our stockholders at the special meeting for the Series B preferred stock investment. Based on these assumptions, Houlihan Lokey concluded that our company would have an enterprise value range of $135.0 million to $172.5 million. In determining the residual value that would be held by our stockholders who are not investors, Houlihan Lokey valued the Series A and B preferred stock, as well as the common stock warrants associated with the Series B preferred stock financing, as they are dilutive to our existing stockholders. Using a Black-Scholes option-pricing model, the value of the warrants was determined to be $24.5 million. The value associated with the Series B preferred stock included the $30.0 million of converted notes, $1.8 million accrued interest (at 25% per annum for three months), and the $10.0 million line of equity established following approval of the transaction, for a total of $41.8 million. The liquidation preference of the Series A preferred stock in this scenario would be $82.7 million due to accretion of 8% up to November 1, 2003. Under this scenario, our company would hold cash of $20.2 million and be obligated under a note payable to Silicon Valley Bank for $5.0 million. Houlihan Lokey concluded that our stockholders who are not investors would hold equity in our company valued at approximately $1.0 million to $39.0 million under this scenario.

      Scenario V (Post-Transaction) — Sale of Company. In this scenario, Houlihan Lokey assumed that our company would be sold subsequent to the issuance of the Series B preferred stock following approval from our stockholders at the special meeting. Based on these assumptions, Houlihan Lokey concluded that our company would have an enterprise value range of $152.5 million to $201.0 million. If our company were to be sold after close of the transaction, the amounts payable to the holders of the Series A and B preferred stock would increase due to the early retirement of their investment. The total liquidation preference of the Series A preferred stock would be $104.4 million, which includes a liquidation preference of $94.9 million (8% per annum accreted through August 5, 2005, compounded semi-annually, and no dividends) and a 10% change of control premium. The total liquidation preference of the Series B preferred stock would be $76.5 million, which includes a principal amount of $41.9 million ($30 million in secured promissory notes converted with $1.9 million interest and $10 million line of equity) and an accretion amount equal to $34.6 million. The liquidation preference accretes up to six years at 12% per annum, compounded quarterly, but the accretion amount is capped at 80%. Using a Black-Scholes option-pricing model, the value of the warrants in this scenario would be $24.5 million. Under this scenario, our company would hold cash of $20.2 million and be obligated under a note payable to Silicon Valley Bank for $5.0 million. Houlihan Lokey concluded that our stockholders who are not investors would receive $0 to approximately $11.0 million under this scenario.

Valuation Approaches

      Market Capitalization Approach. Houlihan Lokey selected 10 publicly traded comparable companies to value us that design, market and sell broadband, point-to-multipoint, fixed wireless equipment (listed in alphabetical order): Airspan Networks, Inc., Alvarion Ltd., Ceragon Networks Ltd., Netro Corporation, P-Com, Inc., Proxim, Stratex Networks, Inc., SR Telecom Inc., Vyyo Inc. and Wi-LAN Inc. We refer to this group hereafter as the “Comparable Companies.” Houlihan Lokey reviewed certain financial information of the Comparable Companies and utilized the most recent publicly-available information for the Comparable Companies in its analysis.

      Houlihan Lokey selected enterprise to revenue multiples from the Comparable Companies in order to value our company. The Comparable Companies included a wide range of size, profitability levels and financial strength (from a balance sheet and funding perspective). Therefore, to better determine the appropriate multiple, Houlihan Lokey tiered the Comparable Companies into the following three categories: companies with (i) High Cash per Share, (ii) Low Cash per Share, and (iii) Not Meaningful Figures.

      The Comparable Companies in the High Cash per Share group included Alvarion, Stratex, Ceragon, and Airspan. These companies were viewed as the strongest and most stable of the Comparable Companies universe, and as having the strongest balance sheet and highest projected revenue growth. Houlihan Lokey observed that valuation multiples for the Comparable Companies is mainly driven by cash, cash burn, size (revenue), and projected revenue growth. As a result, the EV/LTM revenue multiples for these companies ranged from 0.9x to 1.6x. Houlihan Lokey regarded Alvarion as the strongest company in this group, given its strong cash position and low burn rate. As such, Alvarion served as the ceiling in Houlihan Lokey’s multiple selection for Proxim.

      The Comparable Companies in the Low Cash per Share group included Wi-LAN, P-Com, SR Telecom and Proxim itself. Houlihan Lokey observed that these companies have relatively weaker balance sheets and a much higher cash burn. EV/LTM revenue multiples in this tier ranged from 1.0x to 3.7x. In the case of Wi-LAN, the company recently announced a cash infusion of $8.8 million from the Canadian government and $0.9 million from a Chinese JV partner. These investments are expected to help cushion the company’s cash burn and will carry the company to cash flow breakeven by the end of its fiscal year 2003. This cash infusion was not included in Houlihan Lokey’s analysis of Wi-LAN. Given P-Com’s similar cash position and cash burn, Houlihan Lokey used the company’s multiple as a floor to its valuation.

      The Comparable Companies in the No Meaningful Figures group included Netro and Vyyo. Both companies had negative enterprise value at the time of Houlihan Lokey’s analysis, and as such, were excluded from Houlihan Lokey’s analysis.

      Based on the Comparable Companies and the market capitalization approach, Houlihan Lokey calculated the following enterprise value range for our company within each of the valuation scenarios (other than the liquidation scenario):

Concluded Enterprise
Valuation Scenario	Value Range

Scenario II (Pre-Transaction): Section 363 Sale in Bankruptcy	$60M-$90M
Scenario III (Post-Transaction): Sale with Notes Outstanding	$130M-$170M
Scenario IV (Post-Transaction): Going Concern	$130M-$170M
Scenario V (Post-Transaction): Sale of Company	$155M-$212M

      Comparable Transaction Approach. Houlihan Lokey reviewed 26 transactions announced from January 2003 to the date of the Fairness Opinion, and identified three of them as being comparable to the transaction. These transactions included SR Telecom’s acquisition of Netro Corporation in February 2003, Cisco’s acquisition of Linksys in May 2003, and LGP Telecom’s acquisition of Allgon AB. These companies offer networking solutions for the home and small business, particularly, wireless LAN equipment, broadband routers, fixed wireless, point-to-multipoint systems and network adapters. These transactions yielded a multiple range of 1.1x - 1.3x LTM revenues. Houlihan Lokey elected to use similar capitalization rates in its valuation of our company. In the Section 363 bankruptcy sale scenario, Houlihan Lokey selected a multiple range of 0.4x to 0.6x LTM revenues. This was based on Sloan Capital Partners’ acquisition of STM Wireless, a provider of wireless-based satellite communications infrastructure and networks that support IP-based data, fax, voice and video communication and are used to either bypass or extend terrestrial networks. In connection with that transaction, STM Wireless filed a petition under Chapter 11 of the Bankruptcy Code.

      Based on the comparable transaction approach, Houlihan Lokey calculated the following enterprise value range for our company within each of the valuation scenarios (other than the liquidation scenario):

Concluded Enterprise
Valuation Scenario	Value Range

Scenario II (Pre-Transaction): Section 363 Sale in Bankruptcy	$60M-$89M
Scenario III (Post-Transaction): Sale with Notes Outstanding	$140M-$175M
Scenario IV (Post-Transaction): Going Concern	$140M-$175M
Scenario V (Post-Transaction): Sale of Company	$150M-$190M

     Summary of Valuation Analyses

      The market value of the equity of our company held by stockholders who are not investors as determined by Houlihan Lokey based on the foregoing analyses and valuation approaches was estimated to be $0 on a pre-transaction basis, and $0 to $39 million, or $0 to $.32 per share on a post-transaction basis (based on approximately 121.6 million outstanding shares of common stock, outstanding in-the-money options and warrants to purchase common stock and the warrants issued in the transaction). As the chart below indicates, it was concluded that Scenario IV would likely generate the highest return to our stockholders who are not investors:

	Equity Value	% Equity Value
	(Stockholders Who Are	(Stockholders Who Are
Valuation Scenario	Not Investors)	Not Investors)

Scenario I (Pre-Transaction): Liquidation Analysis	$0-$0	0%-0%
Scenario II (Pre-Transaction): Section 363 Sale in Bankruptcy	$0-$0	0%-0%
Scenario III (Post-Transaction): Sale with Notes Outstanding	$0-$25M	0%-14.5%
Scenario IV (Post-Transaction): Going Concern	$1M-$39M	0.7%-22.6%
Scenario V (Post-Transaction): Sale of Company	$0-$11M	0%-5.5%

     Private Investment in Public Equities (PIPE) and Bonds Studies

      In addition to its analysis of our company and the transaction, Houlihan Lokey analyzed 115 PIPE transactions closed during the period from February 1, 2003 through the date of the Fairness Opinion involving the sale of securities convertible into common stock, including 66 convertible preferred issuances and 68 transactions with warrants attached with a median warrant coverage of 30%.

      Houlihan Lokey sorted and analyzed the PIPE transactions based on several tiers, including:

•	transactions involving companies with market capitalizations less than $100 million (85 transactions), and involving companies with market capitalizations greater than $100 million and less than $200 million (21 transactions);

•	transactions involving companies that sell communications equipment (six transactions);

•	transactions involving companies with cash on hand of less than $1 million (39 transactions); and

•	transactions that were highly dilutive, involving companies that recorded greater than 20% dilution (40 transactions).

      Empirical data observed in the aforesaid analysis of PIPE transactions conducted by Houlihan Lokey indicate that in the majority of transactions analyzed new common stock capital infusions were placed at prices ranging from an 84% discount to the pre-transaction share price to a 146% premium. As the closing price of our common stock of $1.28 on Friday, July 18, 2003, the initial conversation price would represent an approximately 10.2% discount; however, the conversion discount/ premium ultimately applicable in the transaction will be based upon the future value of our common shares.

      The empirical data observed in the PIPE transactions study indicate that the terms of the transaction, including dividends, dilution, warrant coverage and warrant exercise premium, do not appear unreasonable when compared to the terms of other equity financings in the five-month period analyzed by Houlihan Lokey, particularly for cash strapped, unprofitable companies. Of the analyzed transactions with warrants, 23% had warrant coverage between 40% and 60%, compared to the warrant coverage of between 45% and 58% in the transaction. The median dividend/ coupon for all analyzed transactions was 7.8%, and 9% of the transactions had dividends/ coupons equal or higher than 12%. However, of the transactions involving companies with less than $1 million in cash, 30% had coupons/ dividends of 10% or greater. Of the analyzed transactions, 77% had conversion prices between a 30% discount and a 30% premium, and 47% were priced at a discount to the market price of the underlying common stock.

      In addition to its PIPES analysis, Houlihan Lokey analyzed 407 publicly traded bonds with a rating ranging from CCC+ to C. These bonds were categorized by their respective bond ratings. The average coupon for each rating category ranged from 8.48% to 9.14% and the average yield-to-worst ranged from 16.17% to 108.91%. Finally, Houlihan Lokey considered the terms of the over-advance portion of our current facility with Silicon Valley Bank, which has an annualized interest rate of 116.9%.

     Alternatives to the Transaction

      In the course of its analysis of the fairness of the consideration to be received by us in connection with the transaction, from a financial point of view, to our stockholders who are not investors, Houlihan Lokey also considered the availability to our company of several alternatives to the transaction, as described below. Houlihan Lokey determined that our company’s alternatives to the transaction were seriously curtailed due to our urgent cash need, and that our company was approximately two weeks from insolvency. Houlihan felt that this timeframe was not sufficient to perform due diligence and structure a transaction for most investors or buyers not already familiar with our company.

      Sale of our Company. Houlihan Lokey believed that the alternative of selling our company as a whole or in part would be challenging due to a number of reasons. Houlihan Lokey was advised that, prior to our 2002 acquisition transactions, we had explored strategic sale alternatives. Moreover, our company was in financial distress at the time of Houlihan Lokey’s analysis, which would most certainly have a significant negative impact on our valuation. Without additional capital, it was determined that within two weeks our Company would be insolvent and Houlihan Lokey believed that a sale out of bankruptcy would be very unlikely to result in any value to our stockholders who are not investors. For the reasons mentioned above, Houlihan Lokey believed that the transaction seemed favorable to a sale scenario.

      Alternative Financing. Houlihan Lokey also believed that our company would be unable in the near term to access capital from the traditional public or private markets as a viable alternative to the transaction for a number of reasons: due to the Soquel lease default, we were not eligible to file a shelf registration statement or a resale shelf registration statement on Form S-3, and our cash position, coupled with the risks of SEC review and prevailing market, limited our ability to take the longer route of a public placement; the Series A Preferred holders have restrictive provisions, enabling them to veto potential private placement transactions; and Silicon Valley Bank holds a first lien on our assets, making a potential debt investment less attractive. Based on our urgent capital requirements and low interest from the marketing efforts of the Series A Preferred private financing, Houlihan Lokey did not feel there would be sufficient time to bring in a new investor to conduct due diligence and negotiate an alternative financing transaction. Therefore, given the need to raise funds quickly and the risks and constraints associated with pursuing alternative paths, it appeared that the investors were most likely the only investors who would be willing and able to provide additional capital needed to finance our ongoing operations in the time frame available to us.

      No Financing/ Status Quo. Our company’s management informed Houlihan Lokey that if we did not receive any financing by July 31, 2003, the company would be insolvent. At the time of the fairness analysis, we were not able to pay for severance and incurred legal expenses that would come due in the near term without additional capital. We also were being required to pay some of our suppliers in advance of shipment and, therefore, due to lack of cash we were unable to accommodate large customer orders. Status quo was not viewed as a viable alternative to the transaction, since the absence of financing in the immediate future most likely would have resulted in the company seeking protection under applicable bankruptcy laws.

      Bankruptcy. At the time of the fairness analysis, a liquidation of our assets would likely not yield significant proceeds compared to our liabilities and the amounts for which we would be obligated to the holders of our preferred securities. Given the proximity to insolvency and our company’s low level of cash, small asset base and existing liabilities, it was believed that the alternative to the transaction of a bankruptcy filing was unlikely to provide any value to our stockholders who are not investors.

     Conclusion

      Based on the analyses described above, Houlihan Lokey determined that, as of the date of the Fairness Opinion, the consideration to be received by us in connection with the transaction was fair, from a financial point of view, to our stockholders who are not investors.

      In rendering its opinion, Houlihan Lokey relied upon and assumed, without independent verification, that the financial forecasts and projections provided to it had been reasonably and accurately prepared and reflected the best currently available estimates and judgments of our senior management of our future financial results and condition, and that there had been no material change in our assets, financial condition, business or prospects between the date of our most recent financial statements made available to Houlihan Lokey and the date of the Fairness Opinion. Houlihan Lokey did not independently verify the accuracy and completeness of the information supplied to it with respect to us and did not assume any responsibility with respect to such information, and assumed and relied upon the accuracy and completeness of all of such information provided to or discussed with Houlihan Lokey or publicly available. Houlihan Lokey noted in the Fairness Opinion that such forecasts and projections indicated that we would be insolvent on August 1, 2003 without a capital infusion prior to that date.

      Houlihan Lokey did not make any physical inspection or independent appraisal of any of our properties or assets, and the Fairness Opinion was necessarily based on business, economic, market and other conditions as they existed at the date of the Fairness Opinion and could be evaluated by Houlihan Lokey at the date of the Fairness Opinion.

      Houlihan Lokey was not asked to opine and did not express any opinion as to: (i) our underlying business decision to effect the transaction; (ii) the fairness of any specific portion of the transaction; (iii) the tax or legal consequences of the transaction or the transaction documents; (iv) what the actual value of any of our securities will be when issued or the prices at which our securities will actually trade or be transferable at any time; or (v) the value which may be obtainable for us in a sale to a third party following an auction process.

      Houlihan Lokey has no obligation to update the Fairness Opinion. Furthermore, Houlihan Lokey did not participate in the negotiation of the transaction or the transaction documents or advise us with respect to alternatives to the transaction, and was not requested to, and did not, solicit third party indications of interest in loaning funds to us, investing in any of our securities or acquiring all or any part of us.

      Houlihan Lokey also assumed, with our consent, that the transaction will be consummated in accordance with the terms set forth in the documentation reviewed by Houlihan Lokey, without waiver, modification or amendment of any material term or condition, and that in the course of obtaining the necessary approvals and consents for the transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on us.

      The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in preparing and delivering its Fairness Opinion. The preparation of a Fairness Opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is, therefore, not readily susceptible to summary description. In preparing and delivering its Fairness Opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in the Fairness Opinion. In its analyses, Houlihan Lokey made numerous assumptions with respect to our company, the transaction, the consummation of the transaction in accordance with the transaction documents, industry performance, general business, economic, market and financial conditions and other matters, the accuracy and completeness of the information provided to it by our management (including without limitation, our company’s financial projections), many of which are beyond our control. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of our business or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

      Under our engagement letter with Houlihan Lokey, we have agreed to pay Houlihan Lokey fees totaling $300,000. In addition, we have agreed, among other things, to reimburse Houlihan Lokey for certain of its reasonable out-of-pocket expenses incurred in connection with the services provided by Houlihan Lokey, and to indemnify and hold harmless Houlihan Lokey and other related parties from and against various liabilities and expenses, which may include liabilities under the federal securities laws, in connection with its engagement.

Effects of the Exchange of the Notes and Issuance of the Warrants

      If the notes are exchanged for shares of our Series B preferred stock, we will issue to the investors shares of our Series B preferred stock representing an initial liquidation preference of $30 million, plus accrued but unpaid interest, warrants to purchase an aggregate of 18 million shares of our common stock and, at our option, in exchange for additional funding by the investors of up to $10 million, additional shares of our Series B preferred stock on the same terms and conditions as the initial issuance of our Series B preferred stock. Upon the exchange of the notes and issuance of common stock warrants, the shares of Series B preferred stock and common stock warrants issued to investors in this transaction will initially represent approximately [     ]% of our common stock on an as-converted and as-exercised basis. If immediately upon stockholder approval of the proposal at the special meeting, the investors provide additional funding of $10 million in exchange for additional shares of our Series B preferred stock on the same terms and conditions as set forth above, the shares of Series B preferred stock and common stock warrants issued to investors in this transaction will initially represent approximately [     ]% of our common stock on an as-converted and as-exercised basis. As the result of the accretion feature of our Series B preferred stock, these percentages could increase over time.

      The issuance of the warrants, Series B preferred stock upon exchange of the notes and Series B preferred stock in the event the investors provide additional funding of up to $10 million will be dilutive to the outstanding shares of our common stock on an as-converted and as-exercised basis. The issuance of common stock upon the conversion of the Series B preferred stock and exercise of the warrants could also depress the market price of our common stock by increasing the number of outstanding shares of our common stock. Also, anti-dilution adjustments to the conversion price of the Series B preferred stock or the exercise price of the warrants could further dilute the ownership interests of existing stockholders.

      The issuance of the warrants and the Series B preferred stock and the associated rights of the investors may make it more difficult for us to enter into other transactions, including mergers, acquisitions, private placements of securities or change of control transactions. In addition, although our common stock will continue to be quoted on the Nasdaq National Market, we may differ in important respects from a publicly owned corporation in that our activities could be controlled potentially by a few investors.

      The following table sets forth (i) the beneficial ownership of our common stock, on an as-converted and as-exercised basis, as of October 7, 2003, (ii) the beneficial ownership of our common stock, on an as-converted and as-exercised basis, and as adjusted to give effect to the exchange of the notes, plus accrued but unpaid interest, for shares of Series B preferred stock and the issuance of warrants assuming the proposal is approved, and (iii) the beneficial ownership of our common stock, on an as-converted and as-exercised basis, and as adjusted to give effect to (A) the exchange of the notes, plus accrued but unpaid interest, for shares of Series B preferred stock and the issuance of warrants and (B) the potential issuance of additional shares of our Series B preferred stock in exchange for an additional investment by the investors of $10 million, assuming the proposal is approved and each investor invests in the same proportionate amount as the initial investment in the notes, by each beneficial owner of our Series A preferred stock or Series B preferred stock.

After Giving Effect to
the Proposal, including
$10 Million in
	Prior to Giving		After Giving Effect to		Additional
	Effect to the		the Proposal**		Investments***
Proposal

			Shares of Our		Shares of Our
	Shares of Our		Common Stock on		Common Stock on
	Common Stock on		an As-Converted and		an As-Converted and
	an As-Converted and		As-Exercised		As-Exercised
	As-Exercised Basis(2)		Basis(2)(3)		Basis(2)(4)

	Amount and		Amount and		Amount and
	Nature of		Nature of		Nature of
	Beneficial	% of	Beneficial	% of	Beneficial	% of
Name and Address of Beneficial Owner	Ownership(1)	Class	Ownership(1)	Class	Ownership(1)	Class

Warburg Pincus Private Equity VIII, L.P.	42,634,606	•	81,911,794	•	91,485,237	•
466 Lexington Avenue
New York, NY 10017
Broadview Capital Partners L.P.	793,659	*	1,524,818	*	1,703,030	*
950 Tower Lane
18th Floor
Foster City, CA 94404
Broadview Capital Partners Qualified
Purchaser Fund L.P.	5,743,865	•	11,035,409	•	12,325,172	•
950 Tower Lane
18th Floor
Foster City, CA 94404
Broadview Capital Partners Affiliates Fund LLC	21,644	*	41,584	*	46,444	*
950 Tower Lane
18th Floor
Foster City, CA 94404

*	Less than 1%.

**	Assumes stockholder approval of the proposal at the special meeting, exchange of the $30 million in outstanding indebtedness, plus accrued but unpaid interest as of the date of the special meeting, for shares of Series B preferred stock and warrants to purchase common stock, and the conversion or exercise of the Series B preferred stock, Series A preferred stock and warrants, as the case may be.

***	Assumes stockholder approval of the proposal at the special meeting, exchange of the $30 million in outstanding indebtedness, plus accrued but unpaid interest as of the date of the special meeting, for shares of Series B preferred stock and warrants to purchase common stock, issuance of additional shares of our Series B preferred stock in exchange for an additional investment by the investors of $10 million, and the conversion or exercise of the Series B preferred stock, Series A preferred stock and warrants, as the case may be.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. Percentages for each person are based on the assumption that common shares will be outstanding on October 7, 2003, plus the total number of outstanding options or warrants held by such person that are exercisable within 60 days of October 7, 2003. Shares issuable upon exercise of outstanding options and warrants, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to the table, we believe that the beneficial owners listed in this table, based on information provided by them, have sole voting and investment power over the number of shares listed opposite their names.

(2)	Amount of beneficial ownership includes, where applicable, accretion of the liquidation preference of our Series A preferred stock as of October 7, 2003 and antidilution adjustments to the Series A preferred stock and certain warrants for common stock.

(3)	Includes antidilution adjustments to the Series A preferred stock and certain warrants to purchase common stock in connection with the issuance of the secured promissory notes with an aggregate principal amount of $30 million on July 30, 2003, which reduced the conversion price of the Series A preferred stock and the exercise price of the warrants from approximately $3.06 to approximately $2.43.

(4)	Estimates additional antidilution adjustments to the Series A preferred stock and certain warrants to purchase common stock assuming the issuance of additional shares of Series B preferred stock for an aggregate purchase price of $10 million, which would reduce the conversion price of the Series A preferred stock and exercise price of the warrants from approximately $2.43 to approximately $2.32.

Interests of the Investors in the Transaction

      Warburg Pincus and Broadview Capital Partners previously invested an aggregate of $75 million in us in August 2002. As of September 2, 2003, Warburg Pincus and Broadview Capital Partners beneficially owned           % and           %, respectively, of our outstanding common stock, on an as-converted and as-exercised basis, assuming the conversion of the Series A preferred stock to common stock and the exercise of outstanding warrants to purchase common stock. Lorenzo A. Bettino, Jeffrey A. Harris and Steven D. Brooks, members of our Board of Directors, have financial interests in the investors in the transaction. Lorenzo A. Bettino and Jeffrey A. Harris are partners of Warburg Pincus & Co. and members and managing directors of Warburg Pincus LLC, affiliates of Warburg Pincus. Steven D. Brooks is a member and managing director of Broadview Capital Partners Management LLC, an affiliate of Broadview Capital Partners.

Reasons for Seeking Stockholder Approval

      As a Nasdaq-listed company, we are subject to the Marketplace Rules of the National Association of Securities Dealers. Marketplace Rule 4350(i) requires stockholder approval prior to the exchange of the notes for shares of our Series B preferred stock and the issuance of the warrants to purchase common stock because these securities, on an as-converted and as-exercised basis, would equal more than 20% of our outstanding common stock, and would be sold at a per share price lower than the greater of the book or market value of our common stock as of the date on which we entered into the purchase agreement with the investors regarding the transaction.

      In addition, Marketplace Rule 4350(i) requires stockholder approval of the exchange of the notes and issuance of the warrants because Lorenzo A. Bettino, Jeffrey A. Harris and Steven D. Brooks, members of our Board of Directors, have financial interests in the investors in the transaction. Lorenzo A. Bettino and Jeffrey A. Harris are partners of Warburg Pincus & Co. and members and managing directors of Warburg Pincus LLC, affiliates of Warburg Pincus. Steven D. Brooks is a member and managing director of Broadview Capital Partners Management LLC, an affiliate of Broadview Capital Partners. Under Marketplace Rule 4350(i) and related guidance, we are required to obtain stockholder approval for indirect issuances of securities to directors who have financial interests in an investor if the securities are sold at a per share price less than the greater of book or market value of our common stock as of the date on which we entered into the purchase agreement with the investors regarding the transaction.

      If we determine that additional equity capital is required for the operation of our business, we will have the right, at any time and from time to time, prior to January 18, 2004, to sell to the investors additional shares of our Series B preferred stock, on the same terms and conditions as the shares issued by us upon exchange of the notes, for an aggregate purchase price of up to $10 million. This call right is exercisable so long as there has been no material adverse change (as defined in the 2003 Securities Purchase Agreement) in our business, we have not filed bankruptcy or similar proceedings, and certain other closing conditions are satisfied, as set forth the purchase agreement with the investors. Marketplace Rule 4350(i) also requires stockholder approval of the issuance, if any, of additional shares of Series B preferred stock.

      Our Board of Directors believes that it is in the best interests of the company and our stockholders to exchange the notes for shares of our Series B preferred stock, issue common stock warrants and potentially issue additional shares of our Series B preferred stock in exchange for an additional investment of up to

$10 million, as described in this proxy statement. Our Board of Directors believes that approval of the proposal is in the best interests of our company and stockholders for the following reasons:

•	if we do not exchange the notes, the investors may demand repayment of the notes at the outstanding principal amount plus accrued but unpaid interest upon the earliest of December 31, 2003, an event of default, or at any time following 30 days after the special meeting. If we were required to repay the notes, we would most likely have insufficient cash to repay the notes and would be required to obtain alternative sources of financing, which may not be available to us on favorable terms, or at all. We may be unable to meet our ongoing operating obligations as they come due in the ordinary course of business, and may have to seek protection under applicable bankruptcy laws;

•	if we do not exchange the notes and are unable to repay them or otherwise renegotiate their terms with the investors, we could be in default of our financing agreements with Silicon Valley Bank, and Warburg Pincus, as collateral agent for the investors, and Silicon Valley Bank would be entitled to exercise remedies available to them as secured creditors with liens on all of our assets, subject to the terms of an intercreditor agreement between those parties and us;

•	we will pay a lower accretion rate on the Series B preferred stock than the interest rate on the notes (12% vs. 25%);

•	we will no longer be subject to the restrictive covenants and events of default that are contained in the notes;

•	assuming exchange of the notes, we will have more flexibility with respect to future financing needs; and

•	we will have the right to require conversion of the Series B preferred stock into common stock after four years if the closing price of the company’s common stock increases above certain thresholds.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth the beneficial ownership of our common stock and Series A preferred stock as of September 2, 2003, by (i) each stockholder that we know is the beneficial owner of more than 5% of our common stock and each beneficial owner of our Series A preferred stock, (ii) each of our executive officers, (iii) each director and (iv) all of our executive officers and directors as a group. Unless otherwise indicated below, the address for each listed 5% stockholder, director and executive officer is c/o Proxim Corporation, 935 Stewart Drive, Sunnyvale, California 94085.

					Shares of Our Common
			Series A		Stock on an As-Converted
	Common Stock		Preferred Stock		and As-Exercised Basis

	Amount and		Amount and		Amount and
	Nature of		Nature of		Nature of
	Beneficial	% of	Beneficial	% of	Beneficial	% of
Name and Address of Beneficial Owner	Ownership(1)(2)	Class	Ownership	Class	Ownership(1)(2)	Class

Warburg Pincus Private Equity VIII, L.P.	13,352,506(3)	.	2,600,000	86.67	42,409,952	.
466 Lexington Avenue
New York, NY 10017
Broadview Capital Partners L.P.	248,562(4)	*	48,400	1.16	789,477	*
950 Tower Lane
18th Floor
Foster City, CA 94404
Broadview Capital Partners Qualified	1,798,891(5)	.	350,280	11.68	5,713,599	.
Purchaser Fund L.P.
950 Tower Lane
18th Floor
Foster City, CA 94404
Broadview Capital Partners Affiliates Fund LLC	6,778(6)	*	1,320	*	21,530	*
950 Tower Lane
18th Floor
Foster City, CA 94404
Kopp Investment Advisors, Inc.	7,648,860(7)	.			7,648,860(7)	.
7701 France Avenue South, Suite 500
Edina, Minnesota 55435
FMR Corp.	7,202,871(8)	.			7,202,871(8)	.
82 Devonshire Street
Boston, Massachusetts 02109
Franco Plastina	—	*			—	*
David L. Thompson	—	*			—	*
Lorenzo A. Bettino(9)	41,668	*			41,668	*
Steven D. Brooks(10)	—	*			—	*
Merle L. Gilmore(11)	58,335	*			58,335	*
Jeffrey A. Harris(12)	—	*			—	*
Jeffrey D. Saper(13)	197,587	*			197,587	*
Kenneth E. Westrick(14)	58,335	*			58,335	*
Joseph R. Wright, Jr.(15)	58,335	*			58,335	*
All executive officers and directors as a group (9 persons)(16)	414,260	.			414,260	*

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. Percentages for each person are based on common shares outstanding on September 2, 2003, plus the total number of outstanding options or warrants held by such person that are exercisable within 60 days of September 2, 2003. Shares issuable upon exercise of outstanding options and warrants, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to the table, we believe that the beneficial owners listed in this table, based on information provided by them, have sole voting and investment power over the number of shares listed opposite their names, subject to community property laws where applicable.

(2)	Amount of beneficial ownership includes, where applicable, accretion of the liquidation preference of our Series A preferred stock as of September 2, 2003 and antidilution adjustments to the Series A preferred stock and certain warrants for common stock in connection with the issuance of the notes, which reduced the conversion price of the Series A preferred stock and the exercise price of the warrants from approximately $3.06 to approximately $2.43.

(3)	Constitutes 13,352,506 shares of common stock issuable upon the exercise of warrants held by Warburg Pincus exercisable within 60 days of September 2, 2003. Warburg Pincus & Co. is the sole general partner of Warburg Pincus. Warburg Pincus is managed by Warburg Pincus LLC. The address of Warburg Pincus & Co. and Warburg Pincus LLC is 466 Lexington Avenue, New York, NY 10017.

(4)	Constitutes 248,562 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of September 2, 2003. Broadview Capital Partners Management LLC is the sole general partner of Broadview Capital Partners L.P. Broadview Capital Partners L.P. is managed by Broadview Capital LLC. The address of Broadview Capital Partners Management LLC and Broadview Capital LLC is 950 Tower Lane, 18th Floor, Foster City, CA 94404.

(5)	Constitutes 1,798,891 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of September 2, 2003. Broadview Capital Partners Management LLC is the sole general partner of Broadview Capital Partners Qualified Purchaser Fund L.P. Broadview Capital Partners Qualified Purchaser Fund L.P. is managed by Broadview Capital LLC. The address of Broadview Capital Partners Management LLC and Broadview Capital LLC is 950 Tower Lane, 18th Floor, Foster City, CA 94404.

(6)	Constitutes 6,778 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of September 2, 2003. Broadview Capital Partners Affiliates Fund LLC is managed by Broadview Capital LLC. The address of Broadview Capital LLC is 950 Tower Lane, 18th Floor, Foster City, CA 94404.

(7)	Based on a Schedule 13G/A filed by this beneficial owner with the SEC on April 9, 2002 and reflects stock held as of April 9, 2002, including 6,515,100 shares as to which Kopp Investment Advisors, Inc. has shared dispositive power, 1,133,760 shares as to which Kopp Investment Advisors, Inc. has sole dispositive power and 1,761,787 shares as to which Kopp Investment Advisors, Inc. has sole voting power.

(8)	Based on a Schedule 13G/A filed by this beneficial owner with the SEC on February 14, 2002 and reflects (i) stock held as of February 14, 2002, including 7,202,871 shares as to which FMR Corp. has sole dispositive power and 985,048 shares as to which FMR Corp. has sole voting power, and (ii) the exchange ratio of 1.8896 in our merger with Proxim, Inc. on March 26, 2002.

(9)	Excludes shares held by Warburg Pincus. Mr. Bettino disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Includes 41,668 shares of common stock issuable upon the exercise of options exercisable within 60 days of September 2, 2003.

(10)	Excludes shares held by entities associated with Broadview Capital Partners. Mr. Brooks disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(11)	Includes 58,335 shares of common stock issuable upon the exercise of options exercisable within 60 days of September 2, 2003.

(12)	Excludes shares held by Warburg Pincus. Mr. Harris disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(13)	Includes 190,607 shares of common stock issuable upon the exercise of options exercisable within 60 days of September 2, 2003.

(14)	Includes 58,335 shares of common stock issuable upon the exercise of options exercisable within 60 days of September 2, 2003.

(15)	Includes 58,335 shares of common stock issuable upon the exercise of options exercisable within 60 days of September 2, 2003.

(16)	Includes 1,528,645 shares of common stock issuable upon the exercise of options held by all directors and executive officers exercisable within 60 days of September 2, 2003.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, and other information filed by us at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC’s other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 800/ SEC-0330 for further information on public reference rooms. Our filings with the SEC are also available to the public from commercial document-retrieval services and the website maintained by the SEC at http://www.sec.gov. The proxy statement and these other documents may also be obtained free from Proxim.

      You should rely on the information contained in this proxy statement to vote on the proposal. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. You should not assume that the information contained in the proxy statement is accurate as of any date other than the date hereof, and the mailing of this proxy statement to our stockholders shall not create any implication to the contrary.

INCORPORATION OF DOCUMENTS BY REFERENCE

      We file periodic reports, current reports, proxy statements and information statements with the SEC and we can “incorporate by reference” into this proxy statement information already filed by us with the SEC. This means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered part of this proxy statement. We incorporate by reference the documents or portions thereof listed below:

Proxim Corporation’s SEC Filings

(File No. 000-30993)	Period Covered or Date Filed

Quarterly Report on Form 10-Q	Fiscal Quarter ended June 27, 2003, filed August 11, 2003
Current Report on Form 8-K	Filed August [ ], 2003

      All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement and prior to the special meeting, shall be deemed incorporated by reference and be part of this proxy statement from their respective filing dates. Any statement contained in this proxy statement or in any document incorporated or deemed to be incorporated by reference in this proxy statement will be deemed to be modified or superceded for the purpose of this proxy statement to the extent that a subsequent statement contained in this proxy statement or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supercedes the statement. Any statement so modified or superceded will not be deemed to be part of this proxy statement.

      The documents incorporated by reference into this proxy statement will be mailed to our stockholders together with this proxy statement. If exhibits to the documents incorporated by reference in this proxy statement are not themselves specifically incorporated by reference, then exhibits will not be provided.

      Requests for documents should be directed to: Proxim Corporation, 935 Stewart Drive, Sunnyvale, California 94085. Attention: Corporate Secretary, telephone (408) 731-2700.

OTHER MATTERS

      The Board of Directors knows of no other matters that will be presented for consideration by the stockholders at the special meeting. If any other matters are properly brought before the stockholders at the special meeting, it is the intention of the persons named on the accompanying proxy to vote on those matters in accordance with any recommendation by the Board of Directors.

By Order of the Board of Directors,

DAVID L. THOMPSON
Executive Vice President,
Chief Financial Officer and Secretary

Sunnyvale, California

September [     ], 2003

APPENDIX A

SECURITIES PURCHASE AGREEMENT

by and among

PROXIM CORPORATION

and

THE PURCHASERS NAMED HEREIN

dated as of

July 22, 2003

A-i

A-ii

Page

9.7	Governing Law; Injunctive Relief	A-33
9.8	Waiver	A-34
9.9	Expenses	A-34
9.10	Assignment	A-34
9.11	Counterparts	A-34
9.12	2002 Purchase Agreement	A-34
9.13	Entire Agreement	A-34

A-iii

      This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is dated as of the 22nd day of July 2003 by and among Proxim Corporation, a Delaware corporation with its principal office at 935 Stewart Drive, Sunnyvale, CA 94085 (the “Company”), and each of the purchasers named in Exhibit A hereto (each, a “Purchaser” and collectively, the “Purchasers”).

      WHEREAS, the Company has authorized the issuance of (i) up to 450,000 shares of its Series B Convertible Preferred Stock, par value $.01 per share (the “Preferred Stock”), which shares are, or will be, upon issuance, convertible into authorized but unissued shares of class A common stock, $.01 par value per share, of the Company (the “Common Stock”) and (ii) the Warrants (as defined below);

      WHEREAS, the Company seeks financing for general corporate purposes; and

      WHEREAS, the Company desires to issue and sell to each Purchaser pursuant to this Agreement, and each Purchaser, severally, desires to purchase from the Company (i) the aggregate principal amount of the Notes (as defined below) as is set forth opposite its respective name on Exhibit A hereto; (ii) the total number of shares of Preferred Stock issuable upon exchange of the Notes at the Second Closing (as defined below); and (iii) the Warrants to purchase the number of shares of Common Stock as is set forth opposite its respective name in Exhibit A hereto; and

      WHEREAS, if the Company determines that additional equity capital is required for the operation of its business, the Company shall have the right, subject to the conditions to set forth, to require each Purchaser to purchase the total number of shares of Preferred Stock from time to time, as is set forth opposite its respective name on Exhibit A hereto under the heading “Maximum Commitment Under the Call Right.”

      NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

      1.     Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

      1.1.     “Adjustment Value” means an amount equal to the average closing price of the Common Stock for the fifteen (15) Business Days subsequent to, but not including, the Announcement Date; subject to adjustment for any stock split, stock dividend or reclassification.

      1.2.     “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under direct or indirect common control with such Person. For the purposes of this definition “control,” when used with respect to any specified Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

      1.3.     “Agreement” has the meaning set forth in the first paragraph herein.

      1.4.     “Announcement Date” means July 22, 2003.

      1.5.     “Beneficially Owns” or “Beneficially Owned” has the meaning set forth in Rules 13d-3 and 13d-5 of the Exchange Act, but without taking into account any contractual restrictions or limitations on voting or other rights.

      1.6.     “Board Designee” has the meaning set forth in Section 5.4(a) herein.

      1.7.     “Board Observer” has the meaning set forth in Section 5.4(b) herein.

      1.8.     “Board of Directors” has the meaning set forth in Section 3.4 herein.

      1.9.     “Broadview” means Broadview Capital Partners, L.P., Broadview Capital Partners Qualified Purchaser Fund L.P. and Broadview Capital Partners Affiliates Fund L.L.C.

      1.10.     “Business Day” means any day except a Saturday or Sunday or day on which banking institutions are legally authorized to close in the City of New York.

      1.11.     “Call Right” has the meaning set forth in Section 2.3(b) herein.

      1.12.     “Class B Common Stock” has the meaning set forth in Section 3.3(a) herein.

      1.13.     “Closing” and “Closings” have the meanings set forth in Section 2.4(d) herein.

      1.14.     “Code” means the Internal Revenue Code of 1986, as amended.

      1.15.     “Collateral Agent” means Warburg.

      1.16.     “Commitment” has the meaning set forth in Section 3.7 herein.

      1.17.     “Common Stock” has the meaning set forth in the Recitals herein.

      1.18.     “Company” has the meaning set forth in the first paragraph herein.

      1.19.     “Confidential Information” has the meaning set forth in Section 5.11 herein.

      1.20.     “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

      1.21.     “Conversion Price” has the meaning set forth in the Series B Preferred Certificate of Designations.

      1.22.     “Credit Suisse First Boston” means CSFB.

      1.23.     “CSFB Collateral” has the meaning given to the term “Collateral” in the CSFB Documents.

      1.24.     “CSFB Documents” means (i) the Security Agreement, dated November 1, 1999, by and between the Company and CSFB, (ii) the Intellectual Property Security Agreement, dated November 1, 1999, between the Company and CSFB and (iii) any other agreement, document or instrument pursuant to which the Company grants, or confirms a grant of, a Lien on or security interest in any of its assets, properties or rights, interests as security for the its CSFB Secured Obligations.

      1.25.     “CSFB Liens” has the meaning given to the term “Liens” in the CSFB Documents.

      1.26.     “CSFB Secured Obligations” has the meaning given to the term “Secured Obligations” in the CSFB Documents.

      1.27.     “Disclosure Documents” means the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed by the Company on March 31, 2003; the Company’s Schedule 14A Proxy Statement for its Annual Meeting of Stockholders, dated April 29, 2003; the Company’s Quarterly Report on Form 10-Q for the quarter ended March 28, 2003; and any Current Reports on Form 8-K filed by the Company on or after March 28, 2003, together in each case with any documents incorporated by reference therein or exhibits thereto.

      1.28.     “Disclosure Schedule” has the meaning set forth in Section 3 herein.

      1.29.     “Disclosing Party” has the meaning set forth in Section 5.11(i) herein.

      1.30.     “Employees” has the meaning set forth in Section 3.19 herein.

      1.31.     “Environmental Laws” has the meaning set forth in Section 3.21(b) herein.

      1.32.     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

      1.33.     “ERISA Affiliate” has the meaning set forth in Section 3.20(a) herein.

      1.34.     “Event of Default” has the meaning ascribed to it in Section 7 of the Notes.

      1.35.     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

      1.36.     “Existing Warrants” means the warrants issued to the Purchasers pursuant to the 2002 Purchase Agreement.

      1.37.     “Financial Statements” has the meaning set forth in Section 3.6 herein.

      1.38.     “Foreign Plans” has the meaning set forth in Section 3.20(h) herein.

      1.39.     “Former Employees” means individuals other than Employees who at any time prior to the date of this Agreement performed services as an Employee primarily for the Company.

      1.40.     “GAAP” has the meaning set forth in Section 3.6 herein.

      1.41.     “Hazardous Material” has the meaning set forth in Section 3.21(a) herein.

      1.42.     “HLHZ” means Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

      1.43.     “Holders” has the meaning set forth in Section 7.4(a) herein.

      1.44.     “HSR Act” has the meaning set forth in Section 3.12 herein.

      1.45.     “Incremental Interest” has the meaning given to it in the Notes.

      1.46.     “Independent Directors” means members of the Board of Directors who are: (i) not officers, directors or affiliates of the Company; (ii) independent as defined under applicable requirements of federal law, state law and Nasdaq; and (iii) unaffiliated with any Purchaser.

      1.47.     “Initial Closing” has the meaning set forth in Section 2.4(a) herein.

      1.48.     “Initial Closing Date” has the meaning set forth in Section 2.4(a) herein.

      1.49.     “Intellectual Property” has the meaning set forth in Section 3.9 herein.

      1.50.     “Intercreditor Agreement” means the Intercreditor Agreement by and among SVB and the Collateral Agent substantially in the form attached hereto as Exhibit F.

      1.51.     “Investment Company Act” has the meaning set forth in Section 3.17 herein.

      1.52.     “Irreparable Breach” has the meaning set forth in Section 9.7(b) herein.

      1.53.     “Liability” means any liability or obligation whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether matured or unmatured, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due, including, without limitation, any obligation created, issued, incurred or assumed by the Company for borrowed money or arising out of any credit facility or for the deferred purchase price of property or services (such as any obligation of the Company under any conditional sale or other title retention agreement; any guaranty by the Company of liabilities or indebtedness of any other party; the capitalized amount under any capital lease by the Company as lessee or which is the substantial equivalent of a financing of the property so leased; and any reimbursement or similar obligation in respect of any letter of credit or other financial accommodation).

      1.54.     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

      1.55.     “Loan Documents” means this Agreement, the Notes, the Pledge and Security Agreement, the Intercreditor Agreement and any other agreement, document or instrument pursuant to which the Company grants, or confirms a grant of, a Lien on or security interest in any of its assets, properties or rights, interests as security for the Obligations.

      1.56.     “Material Adverse Change” means any change, event or occurrence which, individually or in the aggregate, has had a material adverse effect on, or a material adverse change in, (i) the business, operations, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, that had the effect of reducing revenues or net income of the Company and its subsidiaries, taken as a whole, by more than

$15 million in any quarter compared to published financial statements (if publicly announced) or consensus analysts estimates (in the case of a quarter for which financial results have not yet been publicly announced) and that was not disclosed in any Disclosure Document filed on or prior to the date hereof (and excluding, in all cases, the effects of any restructuring charges already taken or otherwise publicly announced, and the effects of terminating the Company’s 305 Soquel Way lease obligation, as publicly disclosed by the Company) or (ii) the ability of the Company to perform its obligations under this Agreement, in each case other than any change, event or occurrence (a) resulting from conditions in the United States or foreign economies or securities markets in general or any change in the Company’s stock price, (b) resulting from conditions in the industry in which the Company operates in general, except to the extent that the Company is disproportionately affected thereby, (c) resulting from the public announcement of the transactions contemplated by this Agreement or (d) arising out of or resulting from actions of the Purchasers in connection with this Agreement.

      1.57.     “Material Adverse Effect” means, collectively, a material adverse effect on, or a material adverse change in, or group of such effects on or changes in, (i) the business, operations, financial condition, results of operations, assets or liabilities of the Company and its subsidiaries, taken as a whole or (ii) the ability of the Company to perform its obligations under any of the Loan Documents, in each case other than any change, event or occurrence (a) resulting from conditions in the United States or foreign economies or securities markets in general or any change in the Company’s stock price, (b) resulting from conditions in the industry in which the Company operates in general, except to the extent that the Company is disproportionately affected thereby, (c) resulting from the public announcement of the transactions contemplated by this Agreement, or (d) arising out of or resulting from actions of the Purchasers in connection with this Agreement.

      1.58.     “Nasdaq” has the meaning set forth in Section 3.15 herein.

      1.59.     “Note” means one or more secured promissory note(s) containing the same terms and conditions, and with the same exchange features and definition of Incremental Interest, as set forth in the form of note attached hereto as Exhibit B.

      1.60.     “Permitted Lien” means any of the following Liens:

(a) Liens for Taxes or assessments and similar charges, which are either (i) not delinquent or (ii) being contested diligently and in good faith by appropriate proceedings and as to which the Company has set aside adequate reserves on its books;

(b) statutory Liens, such as mechanic’s, materialman’s, warehouseman’s, carriers or other like Liens, incurred in the ordinary course of business, which are to be paid in the ordinary course of business or which are being contested diligently and in good faith by appropriate proceedings and as to which the Company has set aside adequate reserves on its books;

(c) encumbrances consisting of zoning restrictions, easements, licenses, reservations, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title that do not materially impair the use of any property which is material in the operation of the Company’s business;

(d) Liens securing purchase money equipment lease (or similar) obligations, but only in the property which is the subject of such obligations and only to the extent such obligations are permitted pursuant to the terms hereof;

(e) Liens arising under or pursuant to the Loan Documents;

(f) Liens in respect of judgments or awards with respect to which the Company, in good faith, is prosecuting an appeal or proceeding for review and in respect of which a stay of execution upon such appeal or proceeding for review shall have been secured, and as to which judgments or awards the Company shall have established adequate reserves on its books;

(g) pledges or deposits made in the ordinary course of the Company’s business consistent with past practice to secure payment of workers’ compensation or to participate in any fund in connection with workers’ compensation, unemployment insurance, pensions or other social security programs;

(h) Liens existing on the date hereof, including the Liens granted to SVB under the SVB Agreements;

(i) Nonexclusive licenses and sublicenses granted by the Company in the ordinary course of its business;

(j) leases or subleases granted in the ordinary course of the Company’s business, including in connection with Company’s leased premises or leased property;

(k) deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business and not representing an obligation for borrowed money, provided the total amount of all such outstanding deposits under this clause (k) does not exceed $250,000 at any time outstanding;

(l) Liens arising by virtue of any contractual, statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(n) Liens on insurance proceeds securing the payment of financed insurance premiums; and

(o) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (d), (e) and (h), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase and maturity may not decrease.

      1.61.     “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association or joint venture.

      1.62.     “Plans” means employee benefit plans as defined in Section 3(3) of ERISA and all other employee benefit practices or arrangements, including, without limitation, any such practices or arrangements providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options or other stock-based compensation, hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries is obligated to contribute for Employees or Former Employees.

      1.63.     “Pledge and Security Agreement” means the Pledge and Security Agreement by and between the Company and the Collateral Agent, in substantially the form attached hereto as Exhibit E.

      1.64.     “Preferred Stock” has the meaning set forth in the Recitals herein.

      1.65.     “Proposed Securities” has the meaning set forth in Section 5.8(a) herein.

      1.66.     “Prospectus” has the meaning set forth in Section 7.3(c) herein.

      1.67.     “Purchase Price” means the total aggregate principal amount of the Notes to be purchased at the Initial Closing and the total principal amount paid by the Purchasers at each Subsequent Closing upon the Company’s exercise of its Call Right.

      1.68.     “Purchaser” has the meaning set forth in the first paragraph herein.

      1.69.     “Purchaser Group” has the meaning set forth in Section 5.9 herein.

      1.70.     “Recipient” has the meaning set forth in Section 5.11 herein.

      1.71.     “Registration Statement” has the meaning set forth in Section 7.3(a) herein.

      1.72.     “SEC” means the Securities and Exchange Commission.

      1.73.     “Second Closing” has the meaning set forth in Section 2.4(b) herein.

      1.74.     “Second Closing Date” has the meaning set forth in Section 2.4(b) herein.

      1.75.     “Securities” means the Notes, the Warrants, the shares of Preferred Stock issuable upon exchange of the Notes and the Company’s exercise of its Call Right and the shares of Common Stock issuable upon conversion of the shares of Preferred Stock and exercise of the Warrants; provided, that for purposes of Section 7 (other than Section 7.1 and 7.2), “Securities” shall not include the Notes, the Warrants or the Preferred Stock; provided, further, that for purposes of Section 7.3, “Securities” shall include the shares of Common Stock issuable upon conversion of the Series A Preferred and exercise of the Existing Warrants.

      1.76.     “Securities Act” means the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

      1.77.     “Series A Preferred” means the Series A Convertible Preferred Stock of the Company, par value $0.01 per share.

      1.78.     “Series A Preferred Certificate of Designations” means the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Company, which was filed with the Secretary of State of the State of Delaware on August 2, 2002, pursuant to the 2002 Purchase Agreement.

      1.79.     “Series B Preferred Certificate of Designations” means the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of the Company, which will have been filed on or before the Second Closing Date with the Secretary of State of the State of Delaware which shall contain the same terms and conditions set forth in the copy attached hereto as Exhibit C. The initial Conversion Price of the Preferred Stock shall be $1.15. Prior to filing the Series B Preferred Certificate of Designations, the initial Conversion Price shall be revised as follows: (i) in the event the Adjustment Value is greater than $2.00, then the Conversion Price shall be increased by an amount equal to the difference of the Adjustment Value less $2.00; provided, however, that in no event shall the Conversion Price be increased by more than fifteen cents ($0.15); and (ii) in the event one hundred thirty percent (130%) of the Adjustment Value is less than $1.15, then the Conversion Price shall be decreased to such amount; provided, however, that in no event shall the Conversion Price be decreased by more than fifteen cents ($0.15).

      1.80.     “Soquel Letter Agreement” means the binding letter of intent, dated July 21, 2003, between the Company and the Baker Family Revocable Living Trust relating to the settlement of a landlord-tenant dispute relating to the premises located at 305 Soquel Way, Sunnyvale, California 94085, pursuant to which the Company has agreed to (i) pay rents owing through completion of the lease in a single lump-sum payment of $6 million, plus expenses, (ii) assume the mortgage on the premises for approximately $3.2 million and (iii) pay certain reasonable costs related thereto.

      1.81.     “Special Meeting” has the meaning set forth in Section 2.4(b) herein.

      1.82.     “Special Meeting Proposals” means the issuance of (i) shares of Preferred Stock upon (x) exchange of the Notes in accordance with the terms of this Agreement and (y) the Company’s exercise of its Call Right (as defined below), (ii) the Warrants as contemplated by this Agreement and (iii) the Common Stock initially issuable upon conversion of the Preferred Stock and exercise of the Warrants.

      1.83.     “Stockholder Approval” has the meaning set forth in Section 2.3(b).

      1.84.     “Subsequent Closing Date” has the meaning set forth in Section 2.4(c) herein.

      1.85.     “SVB” means Silicon Valley Bank.

      1.86.     “SVB Agreements” means collectively the SVB A/R Financing Agreement and the SVB Overadvance Agreement.

      1.87.     “SVB A/ R Financing Agreement” means collectively the (a) Loan and Security Agreement, dated as of December 27, 2002 and as amended on March 18, 2003, between SVB and the Company, (b) the Intellectual Property Security Agreement, dated as of December 27, 2002, between SVB and the Company, (c) the Letter Agreement, dated June 13, 2003, between SVB and the Company and (d) the Accounts Receivable Financing Agreement, dated as of June 13, 2003, between SVB and the Company and all schedules, exhibits and annexes attached thereto.

      1.88.     “SVB Overadvance Agreement” means the Temporary Overadvance Agreement, dated as of June 23, 2003, between SVB and the Company.

      1.89.     “Tax Returns” means returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.

      1.90.     “Taxes” means any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether or not imposed on the Company, including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

      1.91.     “Transaction Documents” means this Agreement , the Notes, the Warrants, the Pledge and Security Agreement, the Intercreditor Agreement and the Certificate of Designations.

      1.92.     “Transferee” has the meaning set forth in Section 7.4(a) herein.

      1.93.     “UCC” means the Uniform Commercial Code (or similar statute) of any applicable jurisdiction.

      1.94.     “2002 Purchase Agreement” means that certain Securities Purchase Agreement, dated as of June 16, 2002 and as amended, by and among the Company and the purchasers named therein.

      1.95.     “Warburg” means Warburg Pincus Private Equity VIII, L.P. and its Affiliates.

      1.96.     “Warrants” means warrants to purchase 18,000,000 shares of Common Stock which shall contain the same terms and conditions and the same exercise features as the form attached hereto as Exhibit D. The exercise price of the warrant shall be equal to $1.46.

      2.     Authorization, Purchase and Sale of Notes, Preferred Stock and Warrants.

      2.1.     Authorization of Securities. The Company has, or on or before the Initial Closing Date will have, (i) authorized the Notes, (ii) authorized a series of its preferred stock consisting of 450,000 shares of Preferred Stock designated as its “Series B Convertible Preferred Stock,” (iii) authorized the Warrants, (iv) authorized the issuance of the shares of Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants and (v) authorized the issuance of the shares of Preferred Stock issuable upon exchange of the Notes and upon exercise of the Company’s Call Right. The terms, limitations and relative rights and preferences of the Preferred Stock are set forth in the Series B Certificate of Designations.

      2.2.     Purchase and Sale of Notes.

      (a) Subject to and upon the terms and conditions set forth in this Agreement, at the Initial Closing, the Company shall issue and sell to each Purchaser, and each Purchaser, severally, shall purchase from the Company the aggregate principal amount of Notes set forth opposite the name of such Purchaser under the heading “Principal Amount of Notes to be Purchased” on Exhibit A hereto at a purchase price equal to the principal amount of Notes purchased.

      (b) Exchange of Notes.

      (i) On the Second Closing Date, all outstanding principal and all accrued but unpaid interest then outstanding on the Notes shall immediately and automatically be exchanged for such number of shares of Preferred Stock as shall be equal to the quotient obtained by dividing the aggregate outstanding principal balance plus any accrued but unpaid interest then outstanding on the Notes on the Second Closing Date by $100.00.

      (ii) If at the time of exchange of the Notes for shares of Preferred Stock there are insufficient authorized shares of Preferred Stock to permit exchange of the Notes in full, then the Company shall take all corporate action necessary to authorize a sufficient number of shares of Preferred Stock to permit such exchange in full. No fractional shares of the Preferred Stock will be issued upon exchange of the Notes. In lieu of any fractional share to which the Purchaser would otherwise be entitled, the Company will pay to the Purchasers in cash the amount of the unexchanged principal balance plus accrued but unpaid interest then outstanding on the Notes that would otherwise be exchanged for such fractional share. Upon exchange of the Notes, the Purchasers shall surrender the Notes, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Purchasers, at such principal office, a certificate or certificates for the number of shares to which each such Purchaser is entitled upon such exchange, together with other securities and property to which such Purchaser is entitled upon such exchange under the terms of its Note, including a check payable to such Purchaser for any cash amounts payable as described herein. Upon exchange of the Notes and payment for fractional shares as provided above, the Company will be forever released from all of its payment obligations and liabilities under the Notes with regard to that portion of the principal and accrued but unpaid interest being exchanged.

      2.3.     Purchase and Sale of Preferred Stock and Issuance of Warrants.

      (a) Subject to the terms and conditions set forth in this Agreement, at the Second Closing, the Company hereby agrees to issue to each Purchaser, as part of its inducement to purchase the Notes being purchased by such Purchaser and upon delivery by each Purchaser to the Company of the Notes held by such Purchaser for cancellation (i) the shares of Preferred Stock that are issuable upon exchange of the Notes and (ii) a Warrant entitling it to purchase the number of shares of Common Stock as set forth opposite its name under the heading “Warrant Coverage Issuable at the Second Closing” on Exhibit A hereto.

      (b)     Call Right.

      (i) Subject to the terms and conditions set forth in this Agreement, in the event that following the receipt of stockholder approval of the Special Meeting Proposals (“Stockholder Approval”), the Company determines that additional equity capital is required for the operation of its business, the Company shall have the right, at any time and from time to time until the date that is 180 days from the Announcement Date, to exercise the right to require the Purchasers to purchase up to one hundred thousand (100,000) shares of Preferred Stock, in one or two tranches, at a cash purchase price of $100.00 per share, each individual tranche having an aggregate purchase price of not less than five million dollars ($5,000,000) and all such tranches having an aggregate purchase price not to exceed ten million dollars ($10,000,000) (collectively, the “Call Right”).

      (ii) The Company shall exercise its Call Right by providing written notice to the Purchasers, which notice shall set forth the number of shares of Preferred Stock the Company desires to sell to the Purchasers and the proposed date of the Closing of the sale (each, a “Subsequent Closing”), which date shall be no more than sixty (60) days nor less than ten (10) Business Days after the date of the giving of such notice. At each Subsequent Closing, the aggregate number of shares to be purchased by each Purchaser shall be in the same proportion as the total aggregate principal amount of the Notes being purchased by such Purchaser bears to $30,000,000.

      2.4.     The Closings

      (a) The initial closing (the “Initial Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, CA on the second Business Day following satisfaction or waiver of the conditions specified in Sections 6.1 and 6.2 herein or such other date mutually agreed to by the Company and the Purchasers (the “Initial Closing Date”). At the Initial Closing, the Company shall deliver to each Purchaser one or more Note(s) in the principal amount as set forth opposite such Purchaser’s name on Exhibit A hereto, against payment to the Company of the purchase price therefor set forth opposite the name of such Purchaser on Exhibit A hereto under the caption “Purchase Price Payable at the Initial Closing” by wire transfer to the Company of immediately available funds. The Company and the Purchasers shall also deliver all Transaction Documents applicable to such Initial Closing.

      (b) The second closing (the “Second Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, CA on the first Business Day following the date of the special meeting of stockholders of the Company (the “Special Meeting”), if at the Special Meeting the Special Meeting Proposals are approved by a majority of the votes cast (the “Second Closing Date”). At the Second Closing, the Company shall deliver to each Purchaser upon delivery by each Purchaser to the Company of the Notes held by such Purchaser for cancellation (i) a certificate for the number of shares of Preferred Stock issuable upon exchange of the Notes held by such Purchaser, or its Affiliates if so designated, and (ii) a Warrant registered in the name of such Purchaser, or its Affiliates if so designated, representing the right to purchase the number of shares of Common Stock as set forth opposite its name under the heading “Warrant Coverage Issuable at the Second Closing” on Exhibit A hereto. Upon compliance by the Company with the preceding sentence, the Company shall be forever released from all of its obligations and liabilities under the Notes. If at the Special Meeting, Stockholder Approval is not obtained, then no Second Closing shall occur, and the Notes shall remain outstanding in accordance with their terms and the Company will not be permitted to exercise the Call Right. The Company and the Purchasers shall also deliver all Transaction Documents applicable to such Second Closing.

      (c) Each Subsequent Closing shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, CA on the day set forth in the Company’s notice to the Purchasers pursuant to Section 2.3(b)(ii) herein or such other date mutually agreed to by the Company and the Purchasers (the “Subsequent Closing Date”). At each Subsequent Closing, the Company shall deliver to each Purchaser a certificate for the number of shares of Preferred Stock being purchased by it, registered in the name of such Purchaser or its Affiliates if so designated, and each Purchaser shall pay to the Company the purchase price therefor by wire transfer to the Company of immediately available funds. The Company and the Purchasers shall also deliver all Transaction Documents, as applicable to such Subsequent Closing(s).

      (d) The Initial Closing, the Second Closing and each Subsequent Closing are each individually referred to as a “Closing” where the context requires and collectively referred to as the “Closings.” If at the Special Meeting, Stockholder Approval is not obtained, then no Subsequent Closing shall occur and the provisions set forth in Section 2.3 herein shall have no further force or effect.

      2.5.     Use of Proceeds. The Company will apply the net proceeds from the sale of the Notes and the shares of Preferred Stock issuable upon the Company’s exercise of the Call Right, if any, for general corporate purposes.

      3.     Representations and Warranties of the Company. Except as set forth in any Disclosure Document filed prior to the date hereof or in a corresponding numbered section of the disclosure schedule delivered to each Purchaser prior to the execution of this Agreement (the “Disclosure Schedule”), the Company hereby represents and warrants to each of the Purchasers as follows:

      3.1.     Incorporation. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect. The Company has all requisite corporate power and authority to carry on its business as now conducted.

      3.2.     Subsidiaries. The Company has no material subsidiaries and no material interests or investments in any partnership, trust or other entity or organization. Each subsidiary of the Company that is a corporation has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its formation, has the corporate power and authority to own its properties and to conduct its business and is duly registered, qualified and authorized to transact business and is in good standing in each jurisdiction in which the conduct of its business or the nature of its properties requires such registration, qualification or authorization, except where such failure to so qualify or register would not be reasonably likely to have a Material Adverse Effect. All of the issued and outstanding capital stock of each subsidiary has been duly authorized and validly issued, is fully paid and non-assessable, and is owned by the Company free and clear of any Lien other than any of the foregoing encumbered pursuant to the SVB Agreements.

      3.3.     Capitalization.

      (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 390,000,000 shares of Common Stock, 10,000,000 shares of class B common stock, par value $.01 per share (the “Class B Common Stock”), 3,000,000 shares of Series A Preferred, and 22,000,000 shares of undesignated preferred stock, par value $.01 per share. As of the date of this Agreement, there are no shares of Class B Common Stock outstanding and 3,000,000 shares of Series A Preferred are outstanding. The number of outstanding shares of Common Stock as of July 21, 2003 was 121,800,330 and the total number of shares of Common Stock issuable pursuant to stock options outstanding at July 21, 2003 was 28,578,503. All such shares of Common Stock and Series A Preferred have been duly authorized, and all such issued and outstanding shares of Common Stock and Series A Preferred have been validly issued, are fully paid and nonassessable. No such outstanding shares of Common Stock or Series A Preferred were issued in violation of any preemptive rights, “poison pill” provisions, rights of first offer or refusal or similar rights.

      (b) Except for the issuance of shares of Common Stock pursuant to the exercise of outstanding options granted pursuant to the Company’s option plans or pursuant to the exercise of warrants to purchase shares of Common Stock, including any such options granted after March 31, 2003, the Company has not issued any capital stock since March 31, 2003, except as contemplated by this Agreement. Except as set forth in or contemplated by the Disclosure Documents, this Agreement or the 2002 Purchase Agreement, and except for the issuance of options to purchase shares of the Company’s Common Stock pursuant to the Company’s option plans, there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of the capital stock of the Company or other equity interests in the Company or any securities convertible into or exchangeable for such shares of capital stock or other equity interests, and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests.

      3.4.     Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of the Securities and the filing of the Series B Preferred Certificate of Designations, the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein has been taken, other than the approvals contemplated at the Special Meeting. When executed and delivered by the Company, this Agreement, each other Loan Document and each Transaction Document shall constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, and except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles. The Company has all requisite corporate power to enter into this Agreement, each other Loan Document and each Transaction Document and to carry out and perform its obligations hereunder and thereunder. The Board of Directors of the Company (the “Board of Directors”) has taken all action necessary to render inapplicable, as it relates to Warburg and Broadview, the provisions of Section 203 of the General Corporation Law of the State of Delaware. At or prior to the Initial Closing, the Company will have reserved for issuance (i) the shares of Common Stock initially issuable upon conversion of the Preferred Stock and upon exercise of the Warrants and (ii) the shares of Preferred Stock issuable upon exchange of the Notes and upon exercise of the Company’s Call Right.

      3.5. Valid Issuance.

      (a) Upon their issuance in accordance with the terms of the Preferred Stock or Warrants, as the case may be, the shares of Common Stock issued upon conversion of the shares of the Preferred Stock or exercise of the Warrants, as the case may be, will be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, free of all preemptive or similar rights. Upon their issuance in accordance with the terms of the Notes, the shares of Preferred Stock issued upon exchange of the Notes will be duly authorized, validly issued, fully paid and non-assessable shares of Preferred Stock, free of all preemptive or similar rights. Upon their issuance in accordance with the terms of this Agreement, the shares of Preferred stock issued upon the Company’s exercise of the Call Right pursuant to the terms hereof and upon payment therefor will be duly authorized and validly issued, fully paid and non-assessable shares of Preferred Stock, free of preemptive or similar rights.

      (b) Subject to the accuracy of the representations made by the Purchasers in Section 4 herein, the Securities will be issued to the Purchasers in compliance with applicable exemptions from (i) the registration and prospectus delivery requirements of the Securities Act and (ii) the registration and qualification requirements of all applicable securities laws of the states of the United States. The Company is current in its filings with the SEC under Section 13(a) of the Exchange Act.

      3.6.     Financial Statements. The financial statements of the Company included in the Disclosure Documents (collectively, the “Financial Statements”) fairly present the consolidated financial position of the Company and its subsidiaries as of the dates indicated, and the results of its operations and cash flows for the periods therein specified. The Financial Statements fairly present the consolidated financial position of the Company at the dates thereof and the consolidated results of operations for the periods then ended in accordance with generally accepted accounting principles applied on a consistent basis (“GAAP”) throughout the period therein specified (except in the case of quarterly financial statements for the absence of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments which, individually, and in the aggregate are not expected to be material).

      3.7.     Absence of Certain Changes. Since December 31, 2002, the Company and its subsidiaries have conducted their business only in the ordinary course of such business consistent with past practice and there has not been (i) any Material Adverse Effect, (ii) any material commitment, contractual obligation, borrowing, capital expenditure or transaction (each, a “Commitment”) entered into by the Company or any of its subsidiaries, other than (a) Commitments in the ordinary course of business, (b) this Agreement and (c) the SVB Agreements, (iii) any action taken which, if taken after the date hereof, would constitute a material breach of any provision or covenant herein, or (iv) any material change in the Company’s accounting principles, practices or methods other than as required by concurrent changes in GAAP.

      3.8.     Absence of Litigation. There is no action, suit, proceeding, arbitration, claim, investigation or inquiry pending or, to the Company’s knowledge, threatened by or before any governmental body against the Company in which an unfavorable outcome, ruling or finding in any said matter, or for all such matters taken as a whole, would reasonably be expected to have a Material Adverse Effect. The foregoing includes, without limitation, any such action, suit, proceeding or investigation that questions this Agreement or seeks to delay or prevent the consummation of the transactions contemplated hereunder or the right of the Company to execute, deliver and perform under same. The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. No action, suit, proceeding, claim, investigation or inquiry by the Company or any subsidiary is currently pending nor does the Company intend to initiate any action, suit, proceeding, claim, investigation or inquiry, in each case, that if resolved in a manner adverse to the Company, is reasonably likely to have a Material Adverse Effect.

      3.9.     Intellectual Property. (i) The Company owns or possesses sufficient rights to use all (A) material patents (and any renewals and extensions thereof), patent rights (and any applications therefor), rights of priority and other rights in inventions; (B) trademarks, service marks, trade names and trade dress, and all registrations and applications therefor and all legal or common-law equivalents of any of the foregoing; (C) copyrights and rights in mask works (and any applications or registrations for the foregoing, and all renewals and extensions thereof), common-law copyrights and rights of authorship including all rights to exploit any of the foregoing in any media and by any manner and means now known or hereafter devised; (D) industrial design rights, and all registrations and applications therefor; (E) rights in data, collections of data and databases, and all legal or common-law equivalents thereof; (F) rights in domain names and domain name reservations; (G) rights in trade secrets, proprietary information and know-how (collectively with all licenses and other agreements providing the Company with the right to use any item of the type referred to in clauses (A) through (G), “Intellectual Property”) that are necessary for the conduct of its business as now conducted except where the failure to currently own or possess would not have a Material Adverse Effect; (ii) the Intellectual Property is valid, subsisting, in proper form and enforceable and all renewal fees and other maintenance fees have been paid; (iii) the Company is in material compliance with all contractual obligations relating to the use and protection of such of the Intellectual Property as is used pursuant to license or other agreement; (iv) to the knowledge of the Company there is no present or former employee, officer or director of the Company or agent or outside contractor that holds or claims any material right, title or interest, directly or indirectly, in or to any Intellectual Property; and (v) to the Company’s knowledge, the present business activities and products of the Company have not and do not infringe any known Intellectual Property or other proprietary rights of any third party, the Company is not making unauthorized use of any confidential information or trade secrets of any third party, the Company has not received any notice of any asserted infringement (nor is the Company aware of any reasonable basis for any third party asserting an infringement) by the Company of, any rights of a third party with respect to any Intellectual Property that, individually or in the aggregate, would have a Material Adverse Effect.

      3.10.     Disclosure Documents. The information contained or incorporated by reference in the Disclosure Documents was true and correct in all material respects as of the respective dates of the filing thereof with the SEC; and, as of such respective dates, none of the Disclosure Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated or superseded by any report subsequently filed by the Company with the SEC. The Company is not party to any material contract, agreement or other arrangement that was required to have been filed as an exhibit to any Disclosure Document that was not so filed, other than any of the Loan Documents.

      3.11.     Books and Records. The minute books and other records of the Company and its subsidiaries contain in all material respects accurate records of all Company board, committee and stockholders’ meetings and accurately reflect in all material respects all other corporate action of the stockholders and directors and any committees thereof of the Company and its subsidiaries and all actions of the directors of the Company’s subsidiaries, in each case since January 1, 2002.

      3.12.     Consents. All consents, approvals, orders and authorizations required on the part of the Company in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein, other than (i) in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the regulations promulgated thereunder, (ii) the filing of the Series B Certificate of Designations and (iii) such filings required to be made after the Initial Closing under applicable federal and state securities laws, have been obtained and will be effective as of the Initial Closing Date other than those with respect to which the failure to make or obtain will not have a Material Adverse Effect. Except for the approvals contemplated at the Special Meeting or required by Nasdaq, the execution, delivery or performance of this Agreement, the Loan Documents and the Transaction Documents and the consummation of the transactions contemplated herein and therein do not require the approval of the Company’s stockholders.

      3.13.     No Conflict. The execution and delivery of the Loan Documents by the Company and the consummation of the transactions contemplated thereby will not conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (i) any provision of the Certificate of Incorporation or By-laws of the Company or (ii) any agreement or instrument, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to the Company or its properties or assets, except, in the case of clause (ii), as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

      3.14.     Brokers or Finders. Other than with respect to CSFB and HLHZ, the fees of which will be borne by the Company, the Company has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the other Loan Documents, Transaction Documents or any transaction contemplated hereby.

      3.15.     Nasdaq National Market. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the Nasdaq National Market (“Nasdaq”), and, except as contemplated by this Agreement, the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from Nasdaq, nor has the Company received any notification that the SEC or the NASD, Inc. is contemplating terminating such registration or listing.

      3.16.     No Manipulation of Stock. The Company has not taken, in violation of applicable law, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the transactions contemplated hereby or the sale or resale of the shares of Common Stock.

      3.17.     Company Not an “Investment Company”. The Company has been advised of the rules and requirements under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Company is not, and immediately after receipt of payment for any of the Securities will not be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act.

      3.18.     Title to Property and Assets. The Company and each of its subsidiaries owns or possesses the necessary right to use or title to all properties, assets, licenses, permits and the like required to operate its business as currently operated, except for such properties, assets, licenses, permits and the like, the absence of which would not result in a Material Adverse Effect. The properties and assets of the Company and each of its subsidiaries owned by them are owned free and clear of all Liens, except for Permitted Liens. With respect to the property and assets it leases, the Company and each of its subsidiaries are in compliance with such leases in all material respects.

      3.19.     Labor Relations. Neither the Company nor its subsidiaries is party to any collective bargaining agreement covering any individual who performs services as an employee primarily for the Company or any of its subsidiaries (including such persons who are on an approved leave of absence, vacation, short-term disability or otherwise treated as an active employee of the Company or any of its subsidiaries, “Employees”), and there are no controversies or unfair labor practice proceedings pending or, to the Company’s knowledge, threatened between the Company or any of its subsidiaries and any of their current or former Employees or any labor or other collective bargaining unit representing any current or former Employee of the Company or any of its subsidiaries that would reasonably be expected to result in a labor strike, dispute, slow-down or work stoppage or otherwise have a Material Adverse Effect. To the Company’s knowledge, no organizational effort is presently being made or, to the Company’s knowledge, threatened by or on behalf of any labor union.

      3.20.     Employee Benefits.

      (a) Neither the Company nor any trade or business (whether or not incorporated) which has been under common control or treated as a single employer with the Company under Section 414(b), (c) or (m) of the Code (an “ERISA Affiliate”) has incurred, or is reasonably likely to incur, any liability under Title IV of ERISA or Section 412 of the Code and none of the Plans is a Multiemployer Plan, as defined in Section 3(37) of ERISA. Neither the Company nor any ERISA Affiliate has incurred any liability resulting from a complete or partial withdrawal from any Multiemployer Plan, and none of them has incurred, or is reasonably likely to incur, any liability due to the termination or reorganization of a Multiemployer Plan which has not been satisfied in full, and to the Company’s knowledge, no event has occurred that would subject the Company or any ERISA Affiliate to any such liability.

      (b) Each Plan has been administered in material compliance with its terms, and other applicable laws, rules and regulations including, without limitation, the provisions of ERISA and the Code, and there are no material pending or, to Company’s knowledge, threatened claims by, on behalf of or involving any plan administrator or any plan trustee (other than routine claims for benefits).

      (c) No “prohibited transaction” within the meaning of Section 4975 of the Code has occurred with respect to any Plan.

      (d) Each Plan that is intended to qualify under Section 401(a) of the Code does so qualify.

      (e) Except as set forth on Schedule 3.20(e) of the Disclosure Schedule or as may be required under Section 4980B of the Code, or Section 601 of ERISA, neither the Company nor any of its subsidiaries has any liability for post-retirement medical or life insurance benefits or coverage for any Employee or Former Employee or any dependent of any such Employee or Former Employee.

      (f) The consummation of the transactions contemplated hereby will not result in any increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any compensation or benefits payable by the Company to or in respect of any Employee or Former Employee or the beneficiary or dependent of any such Employee or Former Employee under any Plan.

      (g) Except as set forth on Schedule 3.20(g) of the Disclosure Schedule, no amount payable by the Company or any of its subsidiaries to any Employee or Former Employee will fail to be deductible for Federal income tax purposes by reason of Section 162(m) or 280G of the Code.

      (h) All employee benefits practices or arrangements which are maintained by the Company or any of its subsidiaries for the benefit of their non-United States Employees or United States Employees located in a foreign jurisdiction (collectively, the “Foreign Plans”) have been maintained in all material respects in accordance with the applicable laws of such foreign jurisdiction, and all Foreign Plans required to be registered with any governmental agency have been registered and have been maintained in good standing with such governmental agency.

      3.21.     Environmental Matters.

      (a) Except as would not reasonably be likely to result in a material liability to the Company, no underground storage tanks and no amount of any substance that has been designated by any governmental agency or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding routine quantities of office and janitorial supplies (a “Hazardous Material”), are present as a result of the actions of the Company, or, to the Company’s knowledge, as a result of the actions of a third party, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its subsidiaries currently owns, operates, occupies or leases, or to the Company’s knowledge, has at any time owned, operated, occupied or leased.

      (b) Except as would not reasonably be likely to result in a material liability to the Company (in any individual case or in the aggregate), neither the Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of or arranged for the disposal of, released or exposed its employees or others to Hazardous Materials in violation of any federal, state or local law, rule, regulation, treaty or statute in effect before the Initial Closing Date related to protection of human health, safety, and the environment, including natural resources (collectively, “Environmental Laws”), or in a manner that would likely result in any material liability to the Company.

      (c) Except as would not reasonably be likely to result in a material liability to the Company, the Company and its subsidiaries currently hold and are in compliance with all approvals, permits, licenses, clearances and consents required under Environmental Laws for the conduct of the Company’s and its subsidiaries’ businesses as currently being conducted.

      (d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company’s knowledge, threatened alleging that the Company and its subsidiaries are in violation of or liable under any Environmental Law.

      (e) To the Company’s knowledge, there are no material expenditures required to maintain or achieve compliance with all applicable Environmental Laws.

      3.22.     Taxes.

      (a) Except as otherwise disclosed in Schedule 3.22(a), (i) the Company has filed (or joined in the filing of) when due all Tax Returns required by applicable law to be filed with respect to the Company and all Taxes shown to be due on such Tax Returns have been paid; (ii) all such Tax Returns were true, correct and complete in all material respects as of the time of such filing; or (iii) any Liability of the Company for Taxes not yet due and payable, or which are being contested in good faith, in each case as of December 31, 2002, has been accrued or reserved for on the financial statements of the Company in accordance with GAAP. Since December 31, 2002, the Company has not incurred any material Taxes other than in the ordinary course of business.

      (b) No current or former subsidiary of the Company has ever been a member of any “affiliated group” (within the meaning of Section 1504(a) of the Code) included in any consolidated federal income Tax Return filed with the Internal Revenue Service other than an affiliated group of which the Company is the common parent.

      3.23.     Insurance. All insurance policies carried by, or covering the Company’s properties are in full force and effect, and no notice of cancellation has been given with respect to any such policy. All premiums due on such policies have been paid in a timely manner and the Company has complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is provided by insurers that, to the knowledge of the Company, are solvent and is in such amount and types of coverage which are adequate and customary for the industries in which the Company operates.

      3.24.     General Solicitation; No Integration. Neither the Company nor any other person or entity authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Securities. The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its knowledge, is or will be integrated with the Securities sold pursuant to this Agreement.

      3.25.     Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain assets accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

      3.26.     By-Laws. The Company’s By-Laws provide that all matters submitted to a meeting of stockholders, including the vote relating to the Special Proposals at the Special Meeting, shall require the affirmative vote of a majority of the total number of votes cast, present in person or by proxy and a valid quorum.

      3.27.     CSFB Documents. As of the date hereof, (a) the Company has (i) repaid all amounts outstanding under the CSFB Documents and the CSFB Documents have been terminated and (ii) satisfied all of its CSFB Secured Obligations, and (b) the CSFB Collateral has been released from the CSFB Liens created thereby.

      3.28.     Opinion of the Financial Advisor. The Company has received an opinion of HLHZ, a copy of which has been delivered to a Special Committee of the Board of Directors and to the Purchasers, as to the fairness of the transactions contemplated hereby.

      3.29.     Soquel Letter Agreement. The Soquel Letter Agreement has been executed by each party thereto and constitutes a valid and legally binding obligation of the Company.

      4.     Representations and Warranties of Each Purchaser. Each Purchaser, severally for itself and not jointly with the other Purchasers, represents and warrants to the Company as follows:

      4.1.     Organization. Each Purchaser, if it is a legal entity, is duly and validly existing under the jurisdiction of its organization.

      4.2.     Authorization. All action on the part of such Purchaser necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein has been taken. This Agreement constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles. Such Purchaser has all requisite power to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

      4.3.     Purchase Entirely for Own Account Etc. Such Purchaser is acquiring the Securities for its own account, and not with a view to, or for sale in connection with, any distribution of the Securities in violation of the Securities Act. Except as contemplated by this Agreement, such Purchaser has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Securities. Such Purchaser, if it is a legal entity, has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Securities.

      4.4.     Investor Status; Etc. Such Purchaser certifies and represents to the Company that at the time such Purchaser acquires any of the Securities, such Purchaser will be an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Such Purchaser’s financial condition is such that it is able to bear the risk of holding the Securities for an indefinite period of time and the risk of loss of its entire investment. Such Purchaser has been afforded the opportunity to ask questions of and receive answers from the management of the Company concerning this investment and has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development so as to be able to evaluate the risks and merits of its investment in the Company.

      4.5.     Securities Not Registered. Such Purchaser understands that the Securities have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Securities must continue to be held by such Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. Such Purchaser understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

      4.6.     No Conflict. The execution and delivery of this Agreement by such Purchaser and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of or default by such Purchaser (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (i) any provision of the organizational documents of such Purchaser or (ii) any agreement or instrument, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to such Purchaser or its respective properties or assets.

      4.7.     Brokers. Such Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

      4.8.     Consents. Except in connection with the HSR Act, all consents, approvals, orders and authorizations required on the part of such Purchaser in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein have been obtained and will be effective as of the Initial Closing Date.

      4.9.     No Manipulation of Stock. The Purchasers have not taken, in violation of applicable law, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the transactions contemplated hereby or the sale or resale of the shares of Common Stock.

      5.     Covenants.

      5.1.     HSR Act Filings. The Company and each Purchaser shall file with the proper authorities all forms and other documents necessary to be filed pursuant to the HSR Act, and the regulations promulgated thereunder, as promptly as possible and shall cooperate with the each other in promptly producing such additional information as those authorities may reasonably require to allow early termination of the notice period provided by the HSR Act or as otherwise necessary to comply with statutory requirements of the Federal Trade Commission or the Department of Justice. The Company and each Purchaser shall pay the filing fee associated with its respective filing of the HSR Act notification.

      5.2.     Other Governmental Approvals. As soon as practicable after the execution of this Agreement, the Company and each Purchaser shall file all applications and reports and take such other action (in addition to filings required under the HSR Act) which is reasonably required to be taken or filed with any governmental authority in connection with the transactions contemplated by this Agreement. The Company and each Purchaser shall give all additional notices to third parties and take other action reasonably required to be or taken by it under any authorization, lease, note, mortgage, indenture, agreement or other instrument or any law, rule, regulation, demand or court or administrative order in connection with the transactions contemplated by this Agreement.

      5.3.     Further Assurances. Each party agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, taking any action to facilitate the filing any document or the taking of any action to assist the other parties hereto in complying with the terms of Sections 5.1 and 5.2 herein.

      5.4.     Board Designees.

      (a) In addition to the rights granted to Warburg pursuant to the 2002 Purchase Agreement and Section 9(e) of the Series A Preferred Certificate of Designations, and as shall be provided for in Section 9(e) of the Series B Preferred Certificate of Designations, so long as (i) the Notes are outstanding or (ii) each of Warburg and Broadview Beneficially Own at least 25% of the shares of the Preferred Stock issued to each Purchaser pursuant to this Agreement (including as owned and outstanding for this purpose shares of Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants issued hereunder but excluding the shares of Preferred Stock issuable upon the Company’s Call Right), Warburg and Broadview shall each have the exclusive right to appoint one (1) director (each, a “Board Designee”) to the Board of Directors. The Board Designees shall be duly appointed in accordance with the Company’s By-laws, Certificate of Incorporation and the General Corporation Law of Delaware. The Warburg Board Designee and the Broadview Board Designee so elected shall serve as a Class III Director and Class II Director, respectively (each as designated in the Company’s Certificate of Incorporation), and until their respective successor is elected and qualified. For so long as such membership does not conflict with any applicable law or regulation or listing requirement of the Nasdaq National Market (as determined in good faith by the Board of Directors of the Company), the Board Designees shall serve as a member of the Audit Committee, Compensation Committee and each other principal committee of the Board of Directors. Any vacancy in the position of the Board Designee appointed by Warburg and the Board Designee appointed by Broadview may be filled only by Warburg and Broadview, respectively. Each of the Board Designee appointed by Warburg and the Board Designee appointed by Broadview may, during his or her term of office, be removed at any time, with or without cause, by and only by Warburg and Broadview, respectively, at a special meeting called for such purpose or by written consent of Warburg and Broadview, respectively. Any vacancy created by such removal may also be filled at such meeting or by such consent.

      (b) In addition to the Board Designee, each party hereby agrees that following the Initial Closing, Warburg shall have the right to have one observer (the “Board Observer”) attend the meetings of the Board of Directors as provided in Section 5.4(b) of the 2002 Purchase Agreement.

      (c) Warburg hereby designates Jeffrey A. Harris as its initial Board Designee to commence his term in accordance with Section 5.4(a) herein. Broadview hereby designates Steven Brooks as its initial Board Designee to commence his term in accordance with Section 5.4(a) hereof.

      (d) For so long as Warburg and Broadview have the right to designate a Board Designee pursuant to Section 5.4(a) herein, each Board Designee and the Board Observer shall receive a copy of all materials distributed to the Board of Directors, whether provided to the Board of Directors in advance of, during or after any meeting of the Board of Directors, regardless of whether such Board Designee or Board Observer shall be in attendance at any such meeting, provided, however; that the Company has the right to withhold any information from the Board Observer and to exclude the Board Observer from any meeting or portion thereof if access to such information or attendance at such meeting could:

(i) in the reasonable judgment of the Company’s outside counsel, adversely affect the attorney client privilege between the Company and its counsel;

(ii) cause the Board of Directors to breach its fiduciary duties; or

(iii) result in a conflict between the interests of the Company, on the one hand, and those of the Board Observer or any of its affiliates, on the other hand.

The Company will use its reasonable best efforts to ensure that any withholding of information or any restriction on attendance is strictly limited only to the extent necessary set forth in the preceding sentence.

      (e) Each Board Designee and the Board Observer shall be reimbursed for out-of-pocket expenses incurred in connection with participation as a member or observer, as the case may be, of the Board of Directors in a manner consistent with the Company’s policies for reimbursing other outside members of the Board of Directors. In addition, each Board Designee shall be entitled to the same compensation paid to other outside members of the Board of Directors in his or her capacity as a director, which compensation shall be assignable to Warburg and Broadview.

      (f) For so long as Warburg and Broadview have the rights to appoint the Board Designees pursuant to (i) Section 5.4(a) herein and Section 9(e) of the Series B Preferred Certificate of Designations or (ii) Section 5.4(a) of the 2002 Purchase Agreement and Section 9(e) of the Series A Preferred Certificate of Designations, there shall be no greater than nine (9) members on the Board of Directors at all times. The size of the Board of Directors shall not be increased by any election by Warburg and Broadview to appoint their respective Board Designees pursuant to Section 5.4(a) herein or Section 5.4(a) of the 2002 Purchase Agreement and Section 9(e) of the Series A Preferred Certificate of Designations.

      5.5.     Series B Preferred Certificate of Designations. The Company shall file the Series B Preferred Certificate of Designations with the Secretary of State of the State of Delaware, and satisfactory evidence of such filing shall be delivered to the Purchasers within one Business Day following receipt of Stockholder Approval at the Special Meeting.

      5.6.     Covenant Pending Each Closing. Between the date of this Agreement and the date of each Closing, the Company will promptly advise each Purchaser of any action or event of which it becomes aware which has the effect of making incorrect, in any material respect, any of the Company’s representations or warranties or which has the effect of rendering any of the Company’s covenants incapable of performance.

      5.7.     Proxy Statement. The Company shall use its reasonable best efforts to prepare and file with the SEC, as promptly as practicable after the date hereof but in no event later than sixteen (16) Business Days after the Initial Closing, preliminary proxy materials with respect to a meeting of the stockholders for the purpose of approving the Special Meeting Proposals. Thereafter, the Company shall as promptly as possible file with the SEC the definitive proxy statement and acting through its Board of Directors, (i) call a Special

Meeting to be held at the earliest practicable date but in no event later than forty-five (45) days after the earlier of (x) receiving notification that the SEC is not reviewing the preliminary proxy materials and (y) the conclusion of any SEC review of the preliminary proxy materials, for the sole purpose of voting upon the Special Meeting Proposals and (ii) include in the proxy statement the recommendation of its Board of Directors that holders of the Common Stock approve the Special Meeting Proposals; provided, however, that the Board of Directors may withdraw or adversely modify their recommendation of the Special Meeting Proposals if the Board of Directors determines in good faith (after consultation with its financial advisors and legal counsel) that from a financial point of view to the stockholders of the Company, based solely on facts or conditions arising after the date hereof, that the issuances referred to in clause (i) above are not in the best interests of the Company’s stockholders. In the event that the Board of Directors withdraws or adversely modifies its recommendation of the Special Meeting Proposals, the Company shall pay to the Purchasers, based upon their pro rata percentage of the aggregate Purchase Price and in immediately available funds, the Incremental Interest as liquidated damages, payable within two (2) Business Days of such withdrawal or modification, as set forth in Section 7(b) of the Notes. Neither prior to nor at the Special Meeting shall the Company put forth any matter, other than the Special Meeting Proposals, to the holders of Common Stock for their approval without the prior written consent of the Purchasers.

      5.8.     Subscription Right.

      (a) If at any time after the date hereof, and for so long as a Purchaser Beneficially Owns at least twenty-five percent (25%) of the shares of Common Stock issuable to such Purchaser pursuant to this Agreement and the 2002 Purchase Agreement (including upon conversion of the shares of the Preferred Stock and the Series A Preferred and upon exercise of the Warrants and Existing Warrants but excluding the shares of Preferred Stock issuable upon the Company’s Call Right), the Company proposes to issue equity securities of any kind (the term “equity securities” shall include for these purposes any warrants, options or other rights to acquire equity securities and debt securities convertible into equity securities) of the Company, other than (i) shares of Common Stock issuable upon conversion of the shares of the Preferred Stock or Series A Preferred or exercise of the Warrants or the Existing Warrants, (ii) shares of Preferred Stock issuable upon exchange of the Notes, (iii) the Warrants, (iv) shares of Common Stock issued to the public in a firm commitment underwriting pursuant to a registration statement filed under the Securities Act with anticipated gross proceeds to the Company of at least $20 million, (v) shares of Common Stock issued in connection with bona fide acquisitions, mergers, joint venture or similar transactions, the terms of which are approved by the Board of Directors, (vi) shares of Common Stock issued pursuant to any stock option, stock purchase or similar plan or arrangement for the benefit of the employees of the Company or its subsidiaries, duly adopted by the Board of Directors, or (vii) pursuant to the terms of this Agreement, then, as to each Purchaser, the Company shall:

(i) give written notice to such Purchaser (no less than ten (10) Business Days prior to the closing of such issuance) setting forth in reasonable detail (A) the designation and all of the terms and provisions of the securities proposed to be issued (the “Proposed Securities”), including, where applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest rate and maturity; (B) the price and other terms of the proposed sale of such securities; (C) the amount of the Proposed Securities; and (D) such other information as such Purchaser may reasonably request in order to evaluate the proposed issuance; and

(ii) offer to issue and sell to such Purchaser, on such terms as the Proposed Securities are issued and upon full payment by such Purchaser, a portion of the Proposed Securities equal to a percentage determined by dividing (A) the number of shares of Common Stock Beneficially Owned by such Purchaser by (B) the total number of shares of Common Stock then outstanding, including for purposes of this calculation all shares of Common Stock issuable upon conversion or exercise in full of any convertible or exercisable securities (other than employee stock options) then outstanding.

      (b) Each Purchaser must exercise its purchase rights hereunder within ten (10) Business Days after receipt of such notice from the Company. To the extent that the Company offers two or more securities in units, each Purchaser must purchase such units as a whole and will not be given the opportunity to purchase only one of the securities making up such unit. The closing of the exercise of such subscription right shall take place simultaneously with the closing of the sale of the Proposed Securities giving rise to such subscription right.

      (c) Upon the expiration of the 10-Business Day offering period described above, the Company will be free to sell such Proposed Securities that the Purchasers have not elected to purchase during the ninety (90) days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to the Purchasers. Any Proposed Securities offered or sold by the Company after such 90 day period must be reoffered to the Purchasers pursuant to this Section 5.8.

      (d) The election by any Purchaser not to exercise its subscription rights under this Section 5.8 in any one instance shall not affect its right (other than in respect of a reduction in its percentage holdings) as to any subsequent proposed issuance. Any sale of such securities by the Company without first giving each Purchaser the rights described in this Section 5.8 shall be void and of no force and effect.

      (e) Each of the Company, Warburg and Broadview hereby agree that, effective as of the date hereof, Section 5.7 of the 2002 Purchase Agreement shall be null and void and of no further force and effect and that the rights of the parties thereunder shall be governed by the provisions set forth in this Section 5.8.

      5.9.     Standstill. In the event that at any time following the date hereof until July 22, 2007, Warburg and any of its Affiliates own more than 45% of the issued and outstanding voting securities of the Company (the “Voting Stock”), Warburg agrees that (i) it shall be entitled to vote (or take action by written consent in respect of) not more than 45% of the issued and outstanding shares of Voting Stock and (ii) it will abstain from voting any shares in excess of 45% of the Voting Stock. Warburg further agrees that until July 22, 2007, except among Warburg and any of its Affiliates, it shall not form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Voting Stock.

      5.10.     Nominating Committee; Agreement to Vote. For so long as a Purchaser is subject to Section 5.9 herein, such Purchaser and such Purchaser’s designees on the Board of Directors shall vote (i) in favor of the establishment of a nominating committee of the Board of Directors consisting entirely of Independent Directors and (ii) if necessary to comply with applicable requirements of federal law, state law, or Nasdaq relating to the Board of Directors, in favor of an increase in the number of authorized members of the Board of Directors such that a majority of the members of the Board of Directors are Independent Directors. At or with respect to any election of one or more directors (including to fill any vacancy on the Board of Directors), for so long as a Purchaser is subject to Section 5.9 herein, such Purchaser shall vote all of its shares of Common Stock and/or shares of Series A Preferred and/or shares of Preferred Stock in favor of the election of any nominee to the Board of Directors whose nomination was approved by the unanimous consent of the Board of Directors.

      5.11.     Affirmative Covenants in Connection with the Sale of the Notes. The Company agrees that, until the earlier of (i) the Second Closing Date or (ii) the date upon which all Obligations are satisfied in full, the Company will perform and observe all of the provisions contained in this Section 5.11.

      (a) Notice. The Company shall notify the Purchasers promptly, but in any event within two (2) Business Days of its discovery thereof, (i) whenever any Event of Default occurs, (ii) whenever any action, suit or proceeding is commenced by or against the Company which, if adversely determined, would, or would be reasonably likely to, result in a Material Adverse Effect and (iii) whenever any Material Adverse Effect occurs.

      (b) Continued Existence; Compliance with Law. The Company shall comply in all respects with its Certificate of Incorporation. The Company shall preserve, renew and keep in full force and effect its existence as a corporation and its material rights, licenses, certificates, and permits and shall comply in all material respects with all laws, rules, regulations, ordinances, orders and judgments applicable to it. The Company will obtain, renew and extend all of the foregoing rights, certificates, permits, licenses, certificates of compliance and the like which may be necessary for the continuation of the operation of its business as currently conducted and will give prompt written notice to the Purchasers of (i) any citation or order relating thereto, (ii) any lapse, suspension, revocation, rescission or other termination thereof, (iii) any alleged breach or violation thereof by the Company or any other Person, (iv) any proceeding relating thereto or (v) any refusal of any Person to grant or extend the same.

      (c) Maintenance of Property. The Company shall at all times maintain and preserve its property in good working order, condition and repair, normal wear and tear excepted, and shall pay and discharge, or cause to be paid and discharged when due, the cost of repairs to or maintenance of the same.

      (d) Title to Property. All property, whether real or personal, owned by the Company shall be held in the name of the Company.

      (e) Information and Inspection. The Company shall furnish to the Purchasers from time to time, upon request, financial statements of the Company and information pertaining to any covenant, provision or condition hereof. At all reasonable times and as often as the Purchasers may reasonably request, upon reasonable notice, the Company shall permit any authorized representative designated by the Purchasers to visit and inspect any of the properties of the Company and to take extracts therefrom and to discuss the Company’s affairs, finances and accounts with the management of the Company and the Company’s independent auditors.

      (f) Insurance. The Company will maintain or cause to be maintained on all insurable properties now or hereafter owned by the Company insurance against loss or damage by fire or other casualty to the extent customary with respect to like properties of companies conducting similar businesses, and will maintain or cause to be maintained public liability and workers’ compensation insurance insuring the Company to the extent customary with respect to companies conducting similar businesses and, upon request, will furnish to the Purchasers satisfactory evidence of the same. The Company shall also maintain such other insurance as may be reasonably requested by the Purchasers.

      (g) Payment of Taxes. The Company will pay and discharge promptly as they become due and payable all Taxes, assessments and other governmental charges or levies imposed upon it or its income or any of its property or assets, or any part thereof, as well as all lawful claims of any kind (including claims for labor, materials and supplies) which, if unpaid, might by law become a Lien upon its property; provided that the Company shall not be required to pay any Taxes, assessments, charges, levies or claims if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings or other appropriate actions promptly initiated and diligently conducted and if the Company shall have set aside on its books such reserves, if any, with respect thereto as are required by GAAP and deemed appropriate by the Company and its independent accountants.

      (h) Payment of Other Indebtedness, Etc. Except as to matters being contested in good faith and by appropriate proceedings or other appropriate action, the Company will pay promptly when due, or in conformance with the Company’s customary practices, all other material indebtedness, liabilities and obligations incident to the conduct of its business.

      (i) Confidentiality. Except as and to the extent required by law, each party (the “Recipient”) shall not disclose or use, and shall direct its representatives not to disclose or use to the detriment of the other parties hereto (the “Disclosing Party”), any Confidential Information furnished, or to be furnished, by the Disclosing Party or its representatives to the Recipient or its representatives at any time or in any manner other than in connection with the Proposed Transaction. For purposes of this paragraph, “Confidential Information” means any non-public, proprietary or confidential information with respect to a Disclosing Party, unless (a) such information is already known to the Recipient or its representatives or to others not bound by a duty of confidentiality or such other information becomes publicly available through no fault of the Recipient or its representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Proposed Transaction and the other parties hereto have consented to such disclosure, (c) the information is disclosed to an affiliate of the Recipient in connection with the consummation of the Proposed Transaction or (d) the furnishing of the information is legally required in connection with legal proceedings or by any governmental agency; provided, however, that the party seeking to disclose such information must first provide to the other parties the content of the proposed disclosure, the reasons that such disclosure is required, and the time and places that the disclosure will be made. Upon the written request of the Disclosing Party, the Recipient will promptly return to the Disclosing Party or destroy any Confidential Information in its possession and certify in writing to the Disclosing Party that it has done so.

      5.12.     Negative Covenants in Connection with the Sale of the Notes. The Company agrees that, until the earlier of (i) the Second Closing Date or (ii) the date upon which all Obligations are satisfied in full, the Company shall not, directly or indirectly, take any of the actions set out in this Section 5.12; provided, however, that nothing contained in this Section 5.12 shall prohibit the Company’s Board of Directors from engaging in any action in connection with or directed toward a merger, acquisition or strategic financing transaction, subject to the Company’s obligations under Section 6(b) of the Note.

      (a) Liabilities. The Company shall not incur, create, assume or permit to exist any Liabilities, except: (i) Liabilities existing on the date hereof; (ii) Liabilities arising hereunder or any other Liabilities owed to the Purchasers under the Loan Documents; (iii) trade accounts payable and other unsecured Liabilities incurred and payable in the ordinary course of business; (iv) Liabilities for Taxes, assessments, franchise fees, governmental charges, Liens or similar claims to the extent that payment thereof shall not be required to be made by the provisions hereof; (v) purchase money Liabilities relating to the purchase price of equipment to be used in the business of the Company in an aggregate outstanding amount not to exceed at any one time $250,000; (vi) any renewals, extensions, substitutions, refinancings or replacements of any Liability otherwise permitted hereunder so long as (1) the aggregate amount of Liabilities represented thereby is not increased by such renewal, extension, substitution, refinancing or replacement, (2) the average life and the date such Liability is scheduled to mature are not shortened, (3) the new Liability shall not be senior in right of payment to the Liability that is being extended, renewed, substituted, refinanced or replaced and (4) the terms and conditions of such Liability are not more onerous to the Company in any material respect than the terms and conditions of the Liability renewed, extended, substituted, refinanced or replaced; (vii) any Liabilities the net proceeds of which are used to repay the Notes in their entirety; or (viii) any Liabilities arising under the SVB Agreements; (ix) Liabilities owed by the Company to any of its subsidiaries or owed by any of its subsidiaries to any other of its subsidiaries or to the Company; or (x) Liabilities incurred in connection with restructuring plans publicly disclosed by the Company, including Liabilities associated with terminating the Company’s Soquel lease obligation.

      (b) Guaranties. The Company shall not pledge its credit or property in any manner, or otherwise become responsible, for the payment or other performance of the Liabilities or other obligations of another Person and shall not act as a guarantor (whether of payment or of collection), surety, co-maker or endorser for, or agree conditionally or otherwise to make any purchase, loan or investment in order thereby to enable, another Person to prevent or correct a default of any kind, except endorsements of negotiable instruments for collection in the ordinary course of business.

      (c) Notes, Accounts Receivable and Claims. The Company shall not sell, discount or otherwise dispose of any material note or material account receivable, with or without recourse, except for collection in the ordinary course of business or in connection with the SVB Agreements or the David King indebtedness; fail to assert timely any material claim, cause of action or contract right that it possesses against any third party; nor agree to settle or compromise any such claim, cause of action or contract right except for settlements or compromises made in the reasonable exercise of business judgment in the ordinary course of business.

      (d) Disposal of Assets. The Company shall not sell, lease, transfer, assign or otherwise dispose of any material part of its assets to any Person, except for sales, leases, transfers, assignments or other dispositions made: (i) in the ordinary course of business; (ii) in connection with the restructuring plans publicly disclosed by the Company, including the termination of the Company’s 305 Soquel Way lease obligation; (iii) in connection with the SVB Agreements; or (iv) in connection with the David King indebtedness, more fully described on Schedule 5.12(d).

      (e) Amendment of Governing Documents. The Company shall not amend or modify its Certificate of Incorporation or By-laws in any respect which would have a material adverse effect upon the Purchasers’ rights and remedies under the Loan Documents.

      (f) Reorganizations; Acquisitions. The Company shall not be a party to any recapitalization or purchase all or a substantial part of the capital stock, partnership interests or assets of any Person or any division or business unit of any Person.

      (g) Liens. The Company shall not suffer or permit any property or asset now owned or hereafter acquired by it to be or become encumbered by any Lien other than Permitted Liens.

      (h) Capital Distributions. The Company shall not make any capital distributions, or pay or declare any dividend or distribution, except (i) in connection with a stock split or combination, (ii) in accordance with this Agreement and/or the 2002 Purchase Agreement or (iii) for dividends or distributions by the subsidiaries of the Company to the Company.

      (i) Transactions with Affiliates. Except in connection with the Loan Documents, the Company shall not pay any management or other fee to, or, except in the ordinary course of business with its subsidiaries, enter into any transaction with, any Affiliate.

      (j) Amendments or Waivers. Except with respect to the SVB Agreements, the Company shall not amend or cancel or consent to the amendment or cancellation of any contract (or waive a right thereunder) in any manner that might have the effect of materially and adversely (a) affecting its financial condition, (b) affecting the rights of the Purchasers under the Loan Documents or (c) decreasing or adversely affecting the value of the collateral securing the Obligations.

      (k) Accounting Matters. Except upon thirty (30) days’ written notice, the Company shall not change its fiscal year or accounting practices.

      (l) Subsidiaries. The Company shall not form or acquire or cause to be formed or acquired any Subsidiary, except in the ordinary course consistent with past practice.

      (m) Investments. The Company shall not make any investments other than investments in cash equivalents, except in the ordinary course consistent with past practice.

      (i) Indirect Actions. The Company shall not permit any of its subsidiaries to take any of the actions set forth in this Section 5.12 nor permit any of the conditions set forth in this Section 5.12 to occur with respect to its subsidiaries; provided, however, that with respect to Section 5.12(b), Purchasers acknowledge and consent to the secured guaranties issued by certain of the Company’s subsidiaries for the benefit of SVB, and consent to any related arrangements for the benefit of SVB approved by the Board.

      6. Conditions Precedent.

      6.1.     Conditions to the Obligation of the Purchasers to Consummate the Initial Closing. The several obligations of each Purchaser to consummate the transactions to be consummated at the Initial Closing, and to purchase and pay for the Notes being purchased by it at such Closing pursuant to this Agreement, are subject to the satisfaction of the conditions precedent set forth in this Section 6.1.

      (a) The representations and warranties contained herein of the Company shall be true and correct on and as of the Initial Closing Date with the same force and effect as though made on and as of the Initial Closing Date (it being understood and agreed by each Purchaser that for purposes of this Section 6.1(a), in the case of any representation and warranty of the Company contained herein (i) which is qualified by application thereto by a Material Adverse Effect standard, such representation and warranty need be true and correct by application thereto only of a Material Adverse Change standard, (ii) which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects or (iii) which is made as of a specific date, such representation and warranty need be true and correct only as of such specific date).

      (b) The Company shall have performed in all material respects all obligations and conditions herein required to be performed or observed by the Company on or prior to the Initial Closing Date.

      (c) Each Purchaser shall have received a certificate, dated the Initial Closing Date, signed by each of the President and the Chief Financial Officer of the Company, certifying on behalf of the Company that the conditions specified in the foregoing Sections 6.1(a) and (b) have been fulfilled.

      (d) The purchase of and payment for the Notes by each Purchaser shall not be prohibited or enjoined by any law or governmental or court order or regulation.

      (e) Each Purchaser shall have received from the Company’s counsel, Wilson Sonsini Goodrich & Rosati, an opinion in form and substance reasonably satisfactory to the Purchasers.

      (f) There shall not have been any Material Adverse Change since the Announcement Date.

      (g) All corporate and other proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchasers and the Purchasers shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

      (h) The Company and the Collateral Agent, on behalf of the Purchasers, shall have entered into the Pledge and Security Agreement.

      (i) The Collateral Agent, on behalf of the Purchasers, and SVB shall have entered into the Intercreditor Agreement and all consents identified on Schedule 6.1(i) of the Disclosure Schedule shall have been obtained, including all consents and waivers required from SVB in connection with the transactions contemplated in the Loan Documents.

      (j) All UCC filings and filings made in the United States Patent and Trademark Office in connection with the creation and perfection of the security interests in and Liens on the Collateral granted pursuant to the Loan Documents.

      (k) Nasdaq shall have approved of and consented to the transactions contemplated hereby.

      6.2.     Conditions to the Obligation of the Company to Consummate the Initial Closing. The obligation of the Company to consummate the transactions to be consummated at the Initial Closing, and to issue and sell to each Purchaser the Notes to be purchased by it at the Initial Closing pursuant to this Agreement, is subject to the satisfaction of the conditions precedent set forth in this Section 6.2.

      (a) The representations and warranties contained herein of such Purchaser shall be true and correct on and as of the Initial Closing Date, with the same force and effect as though made on and as of Initial Closing Date (it being understood and agreed by the Company that, in the case of any representation and warranty of such Purchaser contained herein which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects).

      (b) Such Purchaser shall have performed in all material respects all obligations and conditions herein required to be performed or observed by such Purchaser on or prior to the Initial Closing Date.

      (c) The sale of the Notes by the Company shall not be prohibited or enjoined by any law or governmental or court order or regulation.

      (d) Nasdaq shall have approved of and consented to the transactions contemplated hereby.

      Each Purchaser’s obligations under this Section 6.2 shall be several and independent from the obligations of each other Purchaser; and the failure by any Purchaser to fulfill or comply with any of the conditions set forth in this Section 6.2 shall not affect the obligations of the Company to any other Purchaser to consummate the transactions contemplated by this Agreement.

      6.3.     Conditions to the Obligation of the Purchasers to Consummate the Second Closing. The several obligations of each Purchaser to consummate the transactions to be consummated at the Second Closing, including without limitation to exchange the Notes for shares of Preferred Stock of the Company pursuant to this Agreement, are subject to the satisfaction of the conditions precedent set forth in this Section 6.3.

      (a) At the Special Meeting, all of the Special Meeting Proposals shall have been approved by the Company’s stockholders.

      (b) The Series B Preferred Certificate of Designations shall have been filed by the Company with the Secretary of State of the State of Delaware, and satisfactory evidence of such filing shall have been delivered to the Purchasers.

      (c) To the extent required, any applicable waiting period under the HSR Act shall have expired or notice of early termination of such waiting period shall have been received by the Company and the Purchasers.

      (d) The consents set forth on Schedule 6.3(d) shall have been obtained.

      6.4.     Conditions to the Obligation of the Company to Consummate the Second Closing. The obligations of the Company to consummate the transactions to be consummated at the Second Closing, and to exchange for each Purchaser the Notes for Preferred Stock of the Company pursuant to this Agreement, are subject to the satisfaction of the conditions precedent set forth in this Section 6.4.

      (a) At the Special Meeting, all of the Special Meeting Proposals shall have been approved by the Company’s stockholders.

      (b) To the extent required, the waiting period under the HSR Act shall have expired or notice of early termination of the waiting period shall have been received by the Company and the Purchasers.

      6.5.     Conditions to the Obligations of the Purchasers to Consummate each Subsequent Closing. The several obligations of each Purchaser to consummate the transactions to be consummated at each Subsequent Closing, and to purchase and pay for the shares of Preferred Stock being purchased by it at each such Subsequent Closing pursuant to this Agreement, are subject to the satisfaction of the conditions precedent set forth in this Section 6.5.

      (a) The representations and warranties contained herein of the Company shall be true and correct on and as of each Subsequent Closing Date with the same force and effect as though made on and as of each Subsequent Closing Date (it being understood and agreed by each Purchaser that for purposes of this Section 6.5(a), in the case of any representation and warranty of the Company contained herein (i) which is qualified by application thereto by a Material Adverse Effect standard, such representation and warranty need be true and correct by application thereto only of a Material Adverse Change standard, (ii) which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects or (iii) which is made as of a specific date, such representation and warranty need be true and correct only as of such specific date).

      (b) The Company shall have performed in all material respects all obligations and conditions herein required to be performed or observed by the Company on or prior to each Subsequent Closing Date.

      (c) Each Purchaser shall have received a certificate, dated the Subsequent Closing Date, signed by each of the President and the Chief Financial Officer of the Company, certifying on behalf of the Company that the conditions specified in the foregoing Sections 6.5(a) and (b) have been fulfilled.

      (d) At the Special Meeting, the Company’s stockholders shall have approved all of the Special Meeting Proposals.

      (e) To the extent required, the waiting period under the HSR Act shall have expired or notice of early termination of the waiting period shall have been received by the Company and the Purchasers.

      (f) There shall not have been any Material Adverse Change since the Initial Closing.

      (g) The Company shall not have (i) commenced any voluntary proceeding under any provision of Title 11 of the United States Code, as now or hereafter amended, or any other proceeding, under any law, now or hereafter in force, relating to bankruptcy, insolvency, reorganization, liquidation, or otherwise to the relief of debtors or the readjustment of indebtedness; (ii) made any assignment for the benefit of creditors or a composition or similar arrangement with such creditors; (iii) appointed a receiver, trustee or similar judicial officer or agent to take charge of or liquidate any of its property or assets; and (iv) shall not have had any involuntary proceeding of the kind described in subsections (i)-(iv) of this Section 6.5(g) commenced against it.

      (h) The purchase of and payment for the Preferred Stock to be issued as of such Subsequent Closing shall not be prohibited or enjoined by any law, court order or government regulation.

      7.     Registration of the Securities; Compliance with the Securities Act.

      7.1.     Securities Law Transfer Restrictions. No Purchaser shall sell, assign, pledge, transfer or otherwise dispose or encumber any of the Securities being purchased by it hereunder unless the transferee agrees in writing to be bound by the terms of this Agreement and except (i) pursuant to an effective registration statement under the Securities Act or (ii) pursuant to an available exemption from registration under the Securities Act and applicable state securities laws and, if requested by the Company, upon delivery by such Purchaser of an opinion of counsel reasonably satisfactory to the Company to the effect that the proposed transfer is exempt from registration under the Securities Act and applicable state securities laws. The Company shall not register any transfer of the Securities in violation of this Section 7.1. The Company may, and may instruct any transfer agent for the Company to, place such stop transfer orders as may be required on the transfer books of the Company in order to ensure compliance with the provisions of this Section 7.1. Notwithstanding the foregoing, the Notes shall not be transferable without the prior written consent of the Company, except for transfers to Affiliates of the Purchasers that agree not to further transfer the Notes.

      7.2.     Legends. Each certificate representing any of the Securities shall be endorsed with the legend set forth below, and each Purchaser covenants that, except to the extent such restrictions are waived by the Company, it shall not transfer the shares represented by any such certificate without complying with the restrictions on transfer described in this Agreement and the legends endorsed on such certificate:

“THE SECURITIES REPRESENTED BY THIS [CERTIFICATE] [NOTE] [WARRANT] [AND THE SECURITIES ISSUABLE UPON ITS [CONVERSION] [EXCHANGE] [EXERCISE]] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT OR SUCH LAWS AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS.”

      7.3.     Registration Procedures and Other Matters. The Company shall:

      (a) use its reasonable best efforts, subject to receipt of necessary information from each Purchaser for inclusion in such filing, prepare and file with the SEC within 30 days following the filing of its annual report on the Form 10-K with the SEC for 2003, a registration statement on Form S-1, or if available, Form S-3 (the “Registration Statement”) covering the Securities held by each Purchaser, or the Holders (defined in Section 7.4 below), from time to time, in compliance with the Securities Act and shall amend the Registration Statement upon the exercise by the Company of the Call Right in accordance with the terms set forth herein;

      (b) use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable after filing, such efforts to include, without limiting the generality of the foregoing, preparing and filing with the SEC any financial statements that are required to be filed prior to the effectiveness of such Registration Statement;

      (c) use its reasonable best efforts to prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith (the “Prospectus”) as may be necessary to keep the Registration Statement continuously effective and free from any material misstatement or omission to state a material fact for a period not exceeding, with respect to each Holder’s Securities, the earlier of (i) the date on which each Holder may sell all Securities then held by such Holder without restriction by the volume limitations of Rule 144(e) of the Securities Act or (ii) such time as all Securities purchased by such Holder have been sold pursuant to a registration statement or are otherwise freely tradeable;

      (d) furnish to each Holder with respect to the Securities registered under the Registration Statement such number of copies of the Registration Statement, Prospectuses and preliminary prospectuses in conformity with the requirements of the Securities Act and such other documents as such Holder may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Securities by such Holder; provided, however, that the obligation of the Company to deliver copies of Prospectuses or Preliminary Prospectuses to such Holder shall be subject to the receipt by the Company of reasonable assurances from such Holder that such Holder will comply with the applicable provisions of the Securities Act and of such other securities or blue sky laws as may be applicable in connection with any use of such Prospectuses or Preliminary Prospectuses;

      (e) file documents required of the Company for normal blue sky clearance in states specified in writing by each Holder and use its reasonable best efforts to maintain such blue sky qualifications during the period the Company is required to maintain the effectiveness of the Registration Statement pursuant to Section 7.3(c); provided, however, that the Company shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented;

      (f) bear all expenses in connection with the procedures in this Section 7.3 and the registration of the Securities pursuant to the Registration Statement (provided, that the Holders shall bear the cost of all underwriting discounts and selling commissions and similar fees applicable to the sale of Securities and all fees and expenses of legal counsel for any Holder and all transfer Taxes);

      (g) advise each Holder promptly after it shall receive notice or obtain knowledge of the issuance of any stop order by the SEC delaying or suspending the effectiveness of the Registration Statement or of the initiation or threat of any proceeding for that purpose; and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued; and

      (h) use its reasonable best efforts to cause the Common Stock underlying the shares of Preferred Stock and the Warrants to be listed on the Nasdaq National Market in connection with the filing of the Registration Statement.

      Notwithstanding anything to the contrary herein, the Registration Statement shall cover only the Securities.

      7.4.     Transfer of Securities; Suspension.

      (a) Each Purchaser agrees that in case of any disposition of its Securities not made pursuant to the Registration Statement to (i) a third party who agrees to be bound by the provisions of this Section 7 and makes the representations to the Company contained in Section 4 herein or (ii) its partners as part of a distribution of all or part of the Securities (in each case the “Transferee”, and together with the Purchasers, the “Holders”), such Purchaser will promptly notify the Company of any changes in the information set forth in the Registration Statement regarding the Holders or their plans of distribution. The Company agrees, in case of such sale, transfer or distribution (to the extent made in accordance with Section 7.1), to promptly file one or more post-effective amendments to the Registration Statement or a supplement to the related Prospectus, naming each Transferee as a Selling Shareholder in accordance with the provisions of the Securities Act.

      (b) Except in the event that paragraph (c) below applies, the Company shall (i) prepare and file from time to time with the SEC a post-effective amendment to the Registration Statement or a supplement to the related Prospectus or a supplement or amendment to any document incorporated therein by reference or file any other required document so that such Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and so that, as thereafter delivered to the purchasers of Securities being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) provide each Holder copies of any documents filed pursuant to Section 7.4(b)(i); and (iii) inform each Holder that the Company has complied with its obligations in Section 7.4(b)(i) (or that, if the Company has filed a post-effective amendment to the Registration Statement which has not yet been declared effective, the Company will notify each Holder to that effect, will use its reasonable best efforts to secure the effectiveness of such post-effective amendment as promptly as possible and will promptly notify each Holder pursuant to Section 7.4(b)(i) herein when the amendment has become effective).

      (c)     Subject to paragraph (d) below, in the event (i) of any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to a Registration Statement or related Prospectus or for additional information; (ii) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose; (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) of any event or circumstance which, upon the advice of its counsel, necessitates the making of any changes in the Registration Statement or Prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (v) the Company determines in good faith that offers and sales pursuant to the Registration Statement should not be made by reason of the presence of material undisclosed circumstances or developments with respect to which the disclosure that would be required in such a Registration Statement or related Prospectus is premature, would have an adverse effect on the Company or is otherwise inadvisable, then the Company shall deliver a certificate in writing to each Holder (the “Suspension Notice”) to the effect of the foregoing and, upon receipt of such Suspension Notice, such Holder will refrain from selling any Securities pursuant to the Registration Statement (a “Suspension”) until such Holder’s receipt of copies of a supplemented or amended Prospectus prepared and filed by the Company, or until it is advised in writing by the Company that the current Prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such Prospectus. In the event of any Suspension, the Company will use its reasonable best efforts to cause the use of the Prospectus so suspended to be resumed as soon as reasonably practicable after the delivery of a Suspension Notice to each Holder. In addition to and without limiting any other remedies (including, without limitation, at law or at equity) available to such Holder, such Holder shall be entitled to specific performance in the event that the Company fails to comply with the provisions of this Section 7.4(c).

      (d) Notwithstanding the foregoing paragraphs of this Section 7.4, no Holder shall be prohibited from selling Securities under the Registration Statement as a result of Suspensions on more than three occasions of not more than 30 days each in any twelve month period unless, in the good faith judgment of the Board of Directors, upon the written opinion of counsel, the sale of Securities under the Registration Statement in reliance on this paragraph 7.4(d) would be reasonably likely to cause a violation of the Securities Act or the Exchange Act and result in liability to the Company.

      (e) Provided that a Suspension is not then in effect, each Holder may sell Securities under the Registration Statement, provided that it arranges for delivery of a current Prospectus to the transferee of such Securities. Upon receipt of a request therefor, the Company will provide an adequate number of current Prospectuses to such Holder and to supply copies to any other parties requiring such Prospectuses.

      (f) Each Holder acknowledges and agrees that the Securities sold pursuant to the Registration Statement are not transferable on the books of the Company unless the stock certificate submitted to the transfer agent evidencing such Securities is accompanied by a certificate reasonably satisfactory to the

Company to the effect that (i) the Securities have been sold in accordance with such Registration Statement and (ii) the requirement of delivering a current Prospectus has been satisfied.

      (g) In the event of a sale of Securities by any Holder pursuant to the Registration Statement, such Holder shall deliver to the Company’s transfer agent an appropriate notification of the sale, so that the Securities may be properly transferred.

      7.5.     Company Registration.

      (a) If the Company shall determine to register any of its equity securities either for its own account or for the account of other stockholders at any time prior to the effectiveness of the Registration Statement, other than (i) a registration relating solely to employee benefit plans, (ii) a registration relating solely to a SEC Rule 145 transaction or (iii) a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Securities, the Company will:

(i) promptly give to each of the Holders a written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and

(ii) if so requested by the Holders of at least 51% or more of the Securities (on an as-converted, as exercised basis), include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Securities specified in a written request or requests made by the Holders within fifteen (15) days after receipt of the written notice from the Company described in clause (i) above, except as set forth in Section 7.5(b) below. Such written request may specify all or a part of the Holders’ Securities. In the event any Holder requests inclusion in a registration pursuant to this Section 7.5 in connection with a distribution of Securities to its partners, the registration shall provide for the resale by such partners, if requested by such Holder.

      (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise each of the Holders as a part of the written notice given pursuant to Section 7.5(a)(i) herein. In such event, the right of each of the Holders to registration pursuant to this Section 7.5 shall be conditioned upon such Holders’ participation in such underwriting and the inclusion of such Holders’ Securities in the underwriting to the extent provided herein. The Holders whose shares are to be included in such registration shall (together with the Company and the other stockholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for underwriting by the Company. Notwithstanding any other provision of this Section 7.5, if the representative determines that marketing factors require a limitation on the number of shares to be underwritten, the representative may limit the number of Securities to be included in the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated in the following manner: The securities, including the Securities, of the Company held by stockholders of the Company (other than securities held by holders who by contractual right demanded such registration and securities to be offered by the Company) shall be excluded from such registration and underwriting to the extent required by such limitation, and, if a limitation on the number of shares permits additional shares to be included in the registration and underwriting, each of the Holders and other holders requesting to have their shares included in such registration will have the right to include such shares in such registration (allocated pro rata among such Holders and holders on the basis of the relative number of shares requested to be registered by such Holders and holders up to the permitted amount). If any of the Holders or any officer, director or other stockholder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. Notwithstanding the foregoing, if at any time after giving written notice referred to above, and prior to the effective date of the applicable registration statement filed in connection therewith, the Company determines for any reason not to proceed with the proposed registration statement, the Company may, at its election, give written notice of such determination to the Holders that have elected to have their Securities included in such registration and thereupon will be relieved of its obligations to register such Securities in connection with such registration.

      7.6.     Indemnification.

      (a) For the purpose of this Section 7.6:

(i) the term “Selling Stockholder” shall include each Holder and any Affiliate of such Holder; and

(ii) the term “Registration Statement” shall include the Prospectus in the form first filed with the SEC pursuant to Rule 424(b) of the Securities Act or filed as part of the Registration Statement at the time of effectiveness if no Rule 424(b) filing is required, exhibit, supplement or amendment included in or relating to the Registration Statement referred to in Section 7.1.

      (b) The Company agrees to indemnify and hold harmless each Selling Stockholder and its officers, directors, partners, employees and agents and each underwriter of Securities, if any, and each Person who controls any such underwriter from and against any losses, claims, damages or liabilities to which such Person may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon (i) any untrue statement of a material fact contained in the Registration Statement as amended at the time of effectiveness or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any failure by the Company to fulfill any undertaking included in the Registration Statement as amended at the time of effectiveness, and the Company will reimburse such Selling Stockholder for any reasonable legal or other out-of-pocket expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim, or preparing to defend any such action, proceeding or claim, provided, however, that the Company shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement made in such Registration Statement or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Selling Stockholder specifically for use in preparation of the Registration Statement or the failure of such Selling Stockholder to comply with its covenants and agreements contained in Section 7.4 herein respecting sale of the Securities or any statement or omission in any Prospectus that is corrected in any subsequent Prospectus that was delivered to the Selling Stockholder prior to the pertinent sale or sales by the Selling Stockholder. The Company shall reimburse each Selling Stockholder for the amounts provided for herein on demand as such expenses are incurred.

      (c) Each Selling Stockholder, severally and not jointly, agrees to indemnify and hold harmless the Company (and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, each of its officers, directors, employees and agents from and against any losses, claims, damages or liabilities to which the Company (or any such officer, director, employee, agent or controlling Person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, (i) any failure by a Selling Stockholder to comply with the covenants and agreements contained in Section 7.4 herein respecting the sale of the Securities, or (ii) any untrue statement of a material fact contained in the Registration Statement or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading if and to the extent that such untrue statement or omission was made in reliance upon and in conformity with written information furnished by or on behalf of any Selling Stockholder specifically for use in preparation of the Registration Statement, and each Selling Stockholder, severally and not jointly, will reimburse the Company (or such officer, director, employee, agent or controlling Person), as the case may be, for any legal or other out-of-pocket expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that the obligation of each Selling Stockholder to indemnify the Company (or such officer, director, employee, agent or controlling Person) shall be limited to the net amount received by such Selling Stockholder from the sale of its Securities.

      (d) Promptly after receipt by any indemnified Person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying Person pursuant to this Section 7.6, such indemnified Person shall notify the indemnifying Person in writing of such claim or of the commencement of such action, but the omission to so notify the indemnifying Person will not relieve it from any liability which it may have to any indemnified Person under this Section 7.6 (except to the extent that such omission materially and adversely affects the indemnifying Person’s ability to defend such action) or from any liability otherwise than under this Section 7.6. Subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified Person, the indemnifying Person shall be entitled to participate therein, and, to the extent that it shall elect by written notice delivered to the indemnified Person promptly after receiving the aforesaid notice from such indemnified Person, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to such indemnified Person. After notice from the indemnifying Person to such indemnified Person of its election to assume the defense thereof, such indemnifying Person shall not be liable to such indemnified Person for any legal expenses subsequently incurred by such indemnified Person in connection with the defense thereof, provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnified Person, for the same counsel to represent both the indemnified Person and such indemnifying Person or any affiliate or associate thereof, the indemnified Person shall be entitled to retain its own counsel at the expense of such indemnifying Person; provided, further, however, that no indemnifying Person shall be responsible for the fees and expenses of more than one separate counsel (together with appropriate local counsel) for all indemnified parties. In no event shall any indemnifying Person be liable in respect of any amounts paid in settlement of any action unless the indemnifying Person shall have approved the terms of such settlement; provided, however, that such consent shall not be unreasonably withheld. No indemnifying Person shall, without the prior written consent of the indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any indemnified Person is or could have been a party and indemnification could have been sought hereunder by such indemnified Person, unless such settlement includes an unconditional release of such indemnified Person from all liability on claims that are the subject matter of such proceeding.

      (e) If the indemnification provided for in this Section 7.6 is unavailable to or insufficient to hold harmless an indemnified Person under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each indemnifying Person shall contribute to the amount paid or payable by such indemnified Person as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and any Purchaser, as well as any other Selling Shareholders under such registration statement on the other in connection with the statements or omissions or other matters which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, in the case of an untrue statement, whether the untrue statement relates to information supplied by the Company on the one hand or any Purchaser or other Selling Shareholder on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement. The Company and each Purchaser agree that it would not be just and equitable if contribution pursuant to this subsection (e) were determined by pro rata allocation (even if the Purchasers and other Selling Shareholders were treated as one entity for such purpose) or by any other method of allocation which does not take into account the equitable considerations referred to above in this subsection (e). The amount paid or payable by an indemnified Person as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (e) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified Person in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (e), no Selling Stockholder shall be required to contribute any amount in excess of the amount by which the net amount received by such Selling Stockholder from the sale of the Securities to which such loss relates exceeds the amount of any damages which such Selling Stockholder has otherwise been required to pay by reason of such untrue statement (except in the event of fraud by such Selling Stockholder). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The Selling Stockholder’s obligations in this subsection to contribute shall be in proportion to the respective sale of Securities of such Selling Stockholder and shall not be joint with any other Selling Shareholders.

      (f) The parties to this Agreement hereby acknowledge that they are sophisticated business persons who were represented by counsel during the negotiations regarding the provisions hereof including, without limitation, the provisions of this Section 7.6, and are fully informed regarding said provisions. They further acknowledge that the provisions of this Section 7.6 fairly allocate the risks in light of the ability of the parties to investigate the Company and its business in order to assure that adequate disclosure is made in the Registration Statement as required by the Securities Act and the Exchange Act. The parties are advised that federal or state public policy as interpreted by the courts in certain jurisdictions may be contrary to certain of the provisions of this Section 7.6, and the parties hereto hereby expressly waive and relinquish any right or ability to assert such public policy as a defense to a claim under this Section 7.6 and further agree not to attempt to assert any such defense.

      7.7.     Termination of Conditions and Obligations. The conditions precedent imposed by this Section 7 upon the transferability of the Securities shall cease and terminate as to any particular number of the Securities when such Securities shall have been effectively registered under the Securities Act and sold or otherwise disposed of in accordance with the intended method of disposition set forth in the Registration Statement covering such Securities or at such time as an opinion of counsel reasonably satisfactory to the Company shall have been rendered to the effect that such conditions are not necessary in order to comply with the Securities Act.

      7.8.     Information Available. So long as the Registration Statement is effective covering the resale of Securities owned by each Holder, the Company will furnish to each Holder, upon the reasonable request of such Holder, an adequate number of copies of the Prospectuses to supply to any other party requiring such Prospectuses; and upon the reasonable request of any Purchaser, the President or the Chief Financial Officer of the Company (or an appropriate designee thereof) will meet with such Purchaser or a representative thereof at the Company’s headquarters to discuss all information relevant for disclosure in the Registration Statement covering the Securities and will otherwise cooperate with any Holder’s conducting an investigation for the purpose of reducing or eliminating such Holder exposure to liability under the Securities Act, including the reasonable production of information at the Company’s headquarters; provided, that the Company shall not be required to disclose any confidential information to any holder or meet at its headquarters with any Purchaser until and unless such Holder or Purchaser shall have entered into a confidentiality agreement in form and substance reasonably satisfactory to the Company with the Company with respect thereto.

      7.9.     Delay of Registration. The Holders shall have no right to take any action to restrain, enjoin or otherwise delay any registration pursuant to this Section 7 as a result of any controversy that may arise with respect to the interpretation or implementation of this Agreement.

      8.     Termination.

      8.1.     Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time (a) by mutual consent of the Company and the Purchasers, or (b) before the Initial Closing by either party hereto if the Initial Closing shall not have occurred on or prior to August 10, 2003.

      8.2.     Effect of Termination. In the event of termination pursuant to Section 8.1 herein, this Agreement shall become null and void and have no effect, with no liability on the part of the Company or the Purchasers, or their directors, officers, agents or stockholders, with respect to this Agreement, except for the (i) liability of a party for expenses pursuant to Section 9.9 herein and (ii) liability for any breach of this Agreement or the Loan Documents.

      9.     Miscellaneous Provisions.

      9.1.     Public Statements or Releases. Neither the Company nor any Purchaser shall make any public announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior approval of the other parties, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing in this Section 9.1 shall prevent any party from making any public announcement it considers necessary in order to satisfy its obligations under the law or the rules of any national securities exchange, provided such party, to the extent practicable, provides the other parties with an opportunity to review and comment on any proposed public announcement before it is made.

      9.2.     Rights Cumulative. Each and all of the various rights, powers and remedies of the parties shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

      9.3.     Pronouns. All pronouns or any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

      9.4.     Notices.

      (a) Any notices, reports or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be sent by postage prepaid first class mail, courier or facsimile or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder. The date of giving any notice shall be the date of its actual receipt.

(b)	All correspondence to the Company shall be addressed as follows:

Proxim Corporation

935 Stewart Drive
Sunnyvale, CA 94085
Attention: Chief Financial Officer

Facsimile: (408) 731-3680

      (c) All correspondence to any Purchaser shall be sent to such Purchaser at the address set forth in Exhibit A.

      (d) Any Person may change the address to which correspondence to it is to be addressed by notification as provided for herein.

      9.5.     Captions. The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

      9.6.     Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

      9.7.     Governing Law; Injunctive Relief.

      (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

      (b) Each of the parties hereto acknowledges and agrees that damages will not be an adequate remedy for any material breach or violation of this Agreement if such material breach or violation would cause immediate and irreparable harm (an “Irreparable Breach”). Accordingly, in the event of a threatened or ongoing Irreparable Breach, each party hereto shall be entitled to seek, in any state or federal court in the State of New York, equitable relief of a kind appropriate in light of the nature of the ongoing or threatened Irreparable Breach, which relief may include, without limitation, specific performance or injunctive relief; provided, however, that if the party bringing such action is unsuccessful in obtaining the relief sought, the moving party shall pay the non-moving party’s reasonable costs, including attorney’s fees, incurred in connection with defending such action. Such remedies shall not be the parties’ exclusive remedies, but shall be in addition to all other remedies provided in this Agreement.

      9.8.     Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

      9.9.     Expenses. The Company shall pay the documented fees and expenses incurred by the Purchasers in connection with the transactions contemplated hereby including, without limitation, legal, consulting and accounting fees (“Transaction Fees”). Payments due pursuant to this Section 9.9 will be made at each Closing for all documented fees and expenses incurred but unpaid as of such Closing; provided, that in the event each applicable Closing occurs, or if a Closing does not occur then upon termination of this Agreement, and in any event, any remaining payments will be made not later than 30 days after a bill for such fees and expenses has been sent by the Purchasers to the Company.

      9.10.     Assignment. The rights and obligations of the parties hereto shall inure to the benefit of and shall be binding upon the authorized successors and permitted assigns of each party. None of the parties may assign its rights or obligations under this Agreement or designate another Person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of the other parties, provided, however, that the Purchasers shall have the right to assign and transfer all or a portion of its rights and obligations under this Agreement to one or more of their respective Affiliates. In the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of the Agreement by executing and agreeing to an assumption agreement reasonably acceptable to the Company.

      9.11.     Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument

      9.12.     2002 Purchase Agreement. Except as expressly set forth herein, each party acknowledges and agrees that the 2002 Purchase Agreement shall remain in full force and effect.

      9.13.     Entire Agreement. This Agreement, the Notes and the other Loan Documents constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company and Purchasers holding in the aggregate at least a majority of the aggregate principal amount of the Notes or least a majority of the shares of Preferred Stock issued or to be issued pursuant to this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

PROXIM CORPORATION

By:	/s/ FRANCO PLASTINA

Name: Franco Plastina
Title: President & CEO

PURCHASERS:

WARBURG PINCUS PRIVATE EQUITY VIII, L.P.

By:	WARBURG, PINCUS & CO.,

its General Partner

By:	/s/ JEFFREY A. HARRIS

Name: Jeffrey A. Harris
Title: Partner

BROADVIEW CAPITAL PARTNERS L.P.

By:	Broadview Capital Partners Management LLC

its General Partner

By:	/s/ STEVEN D. BROOKS

Name: Steven D. Brooks
Title: Managing Director

[Signature Page to Securities Purchase Agreement]

BROADVIEW CAPITAL PARTNERS QUALIFIED
PURCHASER FUND L.P.

By:	Broadview Capital Partners Management LLC

its General Partner

By:	/s/ STEVEN D. BROOKS

Name: Steven D. Brooks
Title: Managing Director

BROADVIEW CAPITAL PARTNERS AFFILIATES FUND LLC

By:	Broadview Capital LLC

its Manger

By:	/s/ STEVEN D. BROOKS

Name: Steven D. Brooks
Title: Managing Director

[Signature Page to Securities Purchase Agreement]

EXHIBIT A

PURCHASERS

	Principal Amount	Warrant Coverage
Purchaser	of Notes to be	Issuable at the	Maximum Commitment
Name and Address	Purchased	Second Closing	Under the Call Right

Warburg Pincus Private Equity VIII, L.P.	$26,000,000	15,600,000	$8,666,667
466 Lexington Avenue New York, NY 10017
Attention: Larry Bettino Fax No. 212-878-9361
with a copy to:
Willkie Farr & Gallagher 787 Seventh Avenue New York, NY 10019
Attn: Steven J. Gartner Jeffrey R. Poss
Facsimile: (212) 728-8111
Broadview Capital Partners L.P.	$484,000	290,400	$161,333
Broadview Capital Partners Qualified Purchaser Fund L.P.	$3,502,800	2,101,680	$1,167,600
Broadview Capital Partners Affiliates Fund LLC	$13,200	7,920	$4,400

TOTAL	$30,000,000.00	18,000,000.00	$10,000,000.00

APPENDIX B

THE SECURITIES REPRESENTED BY THIS NOTE AND THE SECURITIES ISSUABLE UPON ITS EXCHANGE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT OR SUCH LAWS AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS.

THIS NOTE IS SUBJECT TO THE TERMS AND CONDITIONS OF AN INTERCREDITOR AGREEMENT DATED AS OF JULY      , 2003, BY AND BETWEEN SILICON VALLEY BANK AND WARBURG PINCUS PRIVATE EQUITY VIII, L.P., IN ITS CAPACITY AS COLLATERAL AGENT.

FORM OF SECURED PROMISSORY NOTE

$	July , 2003

      FOR VALUE RECEIVED, Proxim Corporation, a Delaware corporation (the “Maker”), hereby unconditionally promises to pay to the order of                               (the “Holder” or the “Lender”), having an address at                               , at such address or at such other place as may be designated in writing by the Holder, or its permitted assigns, the original aggregate principal sum of                               ($                    .00), together with interest on the unpaid principal balance of this Note outstanding at a rate per annum equal to twenty-five percent (25%) (computed on the basis of the actual number of days elapsed in a 365-day year) per annum and continuing on the outstanding principal until this Note is exchanged or paid in full. All payments of principal and interest by the Maker under this Note, including without limitation amounts payable pursuant to Section 7(b), shall be made in cash in immediately available funds on the Maturity Date (as defined in Section 1 below).

      From and after the Maturity Date, every amount due and owing under this Note shall bear interest at an annual rate of thirty percent (30%) (the “Default Interest Rate”). Commencing after the Maturity Date, any accrued but unpaid interest on this Note shall be payable on demand and shall accrue until the obligation of the Maker with respect to the payment of such interest has been discharged (whether before or after judgment). In no event shall any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law and if any such payment is paid by the Maker, then such excess sum shall be credited by the Holder as a payment of principal.

      1.     Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated:

“Business Day” shall mean any day except a Saturday or Sunday or day on which banking institutions are legally authorized to close in the City of New York.

“Call Right” shall have the meaning ascribed to such term in the Purchase Agreement.

“Change of Control” shall have the meaning ascribed to such term in the Form of Certificate of Designations, Preferences and Rights of the Series B Convertible Preferred Stock, attached as Exhibit C to the Purchase Agreement.

“Collateral” shall have the meaning ascribed to such term in the Pledge and Security Agreement.

“Collateral Agent” shall mean Warburg Pincus Private Equity VIII, L.P.

“Common Stock” shall mean the class A common stock, par value $.01 per share, of the Maker.

“Default Interest Rate” shall have the meaning ascribed to such term in the second paragraph herein.

“Event of Default” shall have the meaning ascribed to such term in Section 6(a) herein.

“Exchange Date” shall mean the Second Closing Date (as defined in the Purchase Agreement).

“Holder” shall have the meaning ascribed to such term in the first paragraph herein.

“Incremental Interest” shall have the meaning ascribed to such term in Section 6(b) herein.

“Lender” shall have the meaning ascribed to such term in the first paragraph herein.

“Loan Document” shall have the meaning ascribed to such term in the Purchase Agreement.

“Maker” shall have the meaning ascribed to such term in the first paragraph herein.

“Material Adverse Change” shall have the meaning ascribed to such term in the Purchase Agreement.

“Maturity Date” shall mean the earliest of (i) the date on which any Event of Default shall have occurred and be continuing, (ii) any date, occurring at least 30 days after the Negative Vote Date, on which the Holder shall have demanded payment of this Note and (iii) December 31, 2003.

“Negative Vote Date” shall mean the date on which the Maker’s stockholders reject or fail to approve for any reason the Special Meeting Proposals at the Special Meeting.

“Note” and “Notes” shall have the meaning ascribed to such term in Section 2 herein.

“Obligations” shall have the meaning ascribed to such term in the Purchase Agreement.

“Pledge and Security Agreement” shall mean the Pledge and Security Agreement, dated as of July , 2003, between the Maker and the Collateral Agent.

“Preferred Stock” shall mean the shares of Series B Convertible Preferred Stock, par value $.01 per share, of the Maker.

“Pro Rata Percentage” shall have the meaning ascribed to such term in Section 6(b) herein.

“Purchase Agreement” shall mean the Securities Purchase Agreement, dated as of July 22, 2003 and as amended, between the Maker and the other parties named therein.

“Special Meeting” shall have the meaning ascribed to such term in the Purchase Agreement.

“Special Meeting Proposals” shall have the meaning ascribed to such term in the Purchase Agreement.

“Warrants” shall have the meaning ascribed to such term in the Purchase Agreement.

      2.     Securities Purchase Agreement. This Secured Promissory Note (this “Note”) is one of the several secured promissory notes of the Maker (the “Notes”) referred to in the Purchase Agreement. The Note is subject to the terms and conditions of, and entitled to the benefit of, the provisions of the Purchase Agreement. The Note is transferable and assignable to any person to whom such transfer is permissible under applicable law. The Maker agrees to issue from time to time replacement Notes in the form hereof to facilitate such transfers and assignments. In addition, after delivery of an indemnity in form and substance satisfactory to the Maker, the Maker also agrees to issue a replacement Note if the Note is lost, stolen, mutilated or destroyed.

      3.     Security. As collateral for the satisfaction of and payment in full of the Maker’s Obligations, including the repayment in full of the principal of premium, if any, and interest (including Incremental Interest, if any) on this Note, and all costs of enforcement hereof and thereof, the Maker has granted to the Holder, pursuant to the Pledge and Security Agreement and any intellectual property security agreement executed by the Maker and the Collateral Agent, security interests in the Collateral. As further set forth in the

Pledge and Security Agreement, the security interests created thereunder are continuing security interests and shall remain in effect until the earlier of (i) the indefeasible payment in full of the Obligations and (ii) the date this Note is exchanged for shares of Preferred Stock and Warrants pursuant to the Purchase Agreement.

      4.     Payments. This Note may be prepaid in whole or in part at any time or from time to time without premium or penalty after, and only after, the Negative Vote Date; provided, however, that if a Change of Control occurs prior to the Exchange Date, then this Note shall not be prepayable in whole or in part. Any voluntary or mandatory prepayment of this Note shall be applied first to the payment of interest accrued and unpaid on this Note and second to the payment of principal. All payments by the Maker under this Note shall be made without set-off, defense or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law. The principal balance and all accrued but unpaid interest on this Note shall be paid in full on the Maturity Date.

      5.     Waiver. No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The Maker hereby forever waives presentment, demand, presentment for payment, protest, notice of protest, notice of dishonor of this Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

      6.     Event of Default.

      (a) The Maker agrees that:

(i) upon the failure to pay when due the principal balance and accrued interest hereunder;

(ii) if the Maker shall fail or omit to perform, observe or satisfy any agreement, covenant or other provision contained or referred to in Section 5.11(a)(i), 5.11(b) (as to corporate existence) or 5.12 of the Purchase Agreement;

(iii) if the Maker shall fail or omit to perform, observe or satisfy any agreement, covenant or other provision (other than those referred to in Section 6(a)(i) or 6(a)(ii) herein) contained or referred to in any other Section of this Note or any other Loan Document and such failure shall not have been fully corrected within ten (10) days after the Maker’s receipt from the Holder of written notice that the specified possible default is to be remedied or ten days after the Maker shall become aware thereof or if the failure cannot be cured within ten (10) days after the Maker’s attempts in such ten (10)-day period, and the failure may be cured within a reasonable time, then the Maker shall have an additional period of not more than ten (10) days to attempt to cure the failure;

(iv) if any representation, warranty or statement made by Maker in or pursuant to this Note or any other Loan Document shall be false or incorrect in any material respect when made;

(v) if the Maker (1) commences any voluntary proceeding under any provision of Title 11 of the United States Code, as now or hereafter amended, or commences any other proceeding, under any law, now or hereafter in force, relating to bankruptcy, insolvency, reorganization, liquidation, or otherwise to the relief of debtors or the readjustment of indebtedness, (2) makes any assignment for the benefit of creditors or a composition or similar arrangement with such creditors, or (3) appoints a receiver, trustee or similar judicial officer or agent to take charge of or liquidate any of its property or assets or upon the commencement against the Maker of any involuntary proceeding of the kind described in this paragraph;

(vi) upon the acceleration of any other indebtedness of the Maker for borrowed money that has an outstanding principal amount in excess of $1,000,000;

(vii) upon the rendering of a judgment or judgments involving an amount in excess of $2,500,000 and such judgment or judgments shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof;

(viii) subject to Section 6(b)(ii), upon a Change of Control;

(ix) if prior to the Special Meeting, the Maker shall issue, or agree to issue, in a transaction exempt from registration under the Act shares of Common Stock, or Common Stock equivalents, in an amount in excess of 15% of the shares of Common Stock then outstanding, other than pursuant to the Purchase Agreement;

(x) upon the occurrence of a Material Adverse Change;

(xi) if any lien created by the Loan Documents shall cease to be effective; or

(xii) if the Maker’s Board of Directors or a special committee thereof withdraws or adversely modifies its recommendation relating to the Special Meeting Proposals in accordance with Section 5.7 of the Purchase Agreement,

(any of (i) through (xii), an “Event of Default”), all unpaid principal and accrued interest under this Note shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Maker.

      (b) In addition to the remedies set forth in Section 6(a) above: (i) if the Maker’s Board of Directors withdraws or adversely modifies its recommendation relating to the Special Meeting Proposals, the Maker shall pay to the Holder in immediately available funds, in addition to any other amounts, whether principal or interest, due hereon, incremental interest as liquidated damages in an amount in cash equal to the Holder’s Pro Rata Percentage of $1,000,000 (“Incremental Interest”), payable within two (2) Business Days of such withdrawal or modification; and (ii) upon the occurrence of a Change of Control, one hundred fifty percent (150%) of all unpaid principal and accrued but unpaid interest under this Note shall become immediately due and payable upon demand by the Holder and presentment by the Holder of the Note to the Maker. For purposes hereof, the term “Pro Rata Percentage” shall mean with respect to the Holder a percentage equal to a fraction, the numerator of which is the aggregate principal amount of this Note and the denominator of which is the aggregate principal amount of all of the Notes then outstanding.

      (c) As further set forth in the Pledge and Security Agreement, and in addition to the remedies set forth in Section 6(a) and Section 6(b) above, upon the occurrence and continuance of an Event of Default, the Collateral Agent shall have all the rights and remedies as a secured party under the Uniform Commercial Code of the State of New York.

      7.     Additional Remedies Upon Default. Notwithstanding anything to the contrary contained herein, upon an Event of Default hereunder, and during the continuation thereof, and subject to the provisions of the Loan Documents, the Holder may exercise any other right, power or remedy as may be provided herein or in any other Loan Document or as may be provided at law or in equity, including, without limitation, the right to recover judgment against the Maker for any amount due either before, during or after any proceedings for the enforcement of any of the Collateral or any realization upon any of the foregoing.

      8.     Amendment. None of the terms or provisions of this Note may be excluded, modified or amended except by a written instrument duly executed by the Holder and the Maker expressly referring to this Note and setting forth the provision so excluded, modified or amended.

      9.     Costs. If action is instituted to collect on this Note, the Maker promises to pay all costs and expenses, including reasonable attorney’s fees, incurred in connection with such action.

      10.     Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

      11.     Notices. All notices hereunder shall be given in writing and shall be deemed delivered when received by the other party hereto at the address set forth in the Purchase Agreement or at such other address as may be specified by such party from time to time in accordance with the Purchase Agreement.

[Remainder of Page Intentionally Left Blank]

      This Note shall be binding upon the successors or assigns of the Maker and shall inure to the benefit of the successors and assigns of the Holder.

PROXIM CORPORATION

By:

Name:
Title:

APPENDIX C

PLEDGE AND SECURITY AGREEMENT

      PLEDGE AND SECURITY AGREEMENT, dated as of July 30, 2003 (as amended, restated, modified or supplemented from time to time, this “Agreement”) by and between PROXIM CORPORATION, a Delaware corporation (the “Grantor”), and WARBURG PINCUS PRIVATE EQUITY VIII, L.P., as collateral agent for the Noteholders (as herein defined) (in such capacity, the “Collateral Agent”).

WITNESSETH:

      WHEREAS, reference is made to that certain Securities Purchase Agreement, dated as of July 22, 2003 the (“Purchase Agreement”), by and among the Grantor and the purchasers named therein (the “Purchasers”) pursuant to which the Grantor, subject to the conditions set forth therein, has agreed to issue secured promissory notes (the “Notes”) to the Noteholders in an aggregate original principal amount of $30 million (the Purchasers and the other holders from time to time of the Notes being referred to herein collectively as the “Noteholders”);

      WHEREAS, the parties hereto desire to provide for the grant of security interests in favor of the Collateral Agent for the benefit of the Noteholders and the Collateral Agent to secure the payment and performance when due of all Obligations (as herein defined); and

      WHEREAS, in consideration of the execution and delivery of the Purchase Agreement and the issuance and acceptance of the Notes thereunder, the Grantor hereby agrees, subject to the terms and conditions hereof, to secure the Grantor’s Obligations as set forth herein.

      NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Grantor and the Collateral Agent agree as follows:

ARTICLE I.

DEFINED TERMS

      SECTION 1.1     Defined Terms.

      Capitalized terms used herein without definition that are defined in the Purchase Agreement or the UCC are used herein as so defined. The following terms have the respective meanings set forth below:

“Collateral” means all of the assets, properties, rights and interests of the Grantor, whether tangible or intangible, real or personal, now existing or hereafter acquired, and wherever located, together with all proceeds thereof, including, without limitation, all intellectual property listed or referred to in any intellectual property security agreement, all “Collateral” and “Intellectual Property Collateral,” as those terms are defined in the SVB Agreements, all assets set forth on Schedule A hereto and all assets provided for in the definition of the term “SVB Collateral” in the Intercreditor Agreement.

“Collateral Documents” means this Agreement, any intellectual property security agreement and any and all other security agreements, pledge agreements, deeds of trust, security deeds and like instruments establishing or otherwise giving effect to the liens on and security interests in the Collateral to the Collateral Agent and the Noteholders, including UCC financing statements and notice filings in respect of intellectual property, in each case as amended or modified.

“Collateral Records” means all books, Records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” means all property (real or personal) assigned, hypothecated or otherwise securing obligations constituting Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Event of Default” means any Event of Default as that term is defined in the Notes.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of even date herewith, by and between the Collateral Agent and SVB and all schedules, exhibits and annexes attached thereto.

“Obligations” means all obligations of the Grantor under or in respect of the Notes, this Agreement or any of the other Collateral Documents, including without limitation obligations for principal, premium, interest, incremental interest, purchase price, fees, costs and expenses, indemnities and reimbursement of advances.

“Permitted Sale” means those sales, transfers or assignments of Collateral permitted by the Purchase Agreement.

“Person” or “Persons” means an individual, corporation, partnership, other entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended).

“Preferred Stock” means the Series B Convertible Preferred Stock of the Grantor, $0.01 par value per share.

“Records” has the meaning specified in Article 9 of the UCC.

“Receivables” means all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered.

“Receivable Records” means: (i) all original copies of all documents, instruments or other writings or electronic Records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of the Grantor or any computer bureau or agent from time to time acting for the Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or non-written forms of information related in any way to the foregoing or any Receivable.

“Requisite Holders” means the Noteholders holding in the aggregate at least a majority of the aggregate principal amount of the Notes.

“SVB” means Silicon Valley Bank.

“SVB Agreements” means collectively (a) the Loan and Security Agreement, dated as of December 27, 2002 and as amended on March 18, 2003, between SVB and the Grantor, (b) the Intellectual Property Security Agreement, dated as of December 27, 2002, between SVB and the Grantor, (c) the Letter Agreement, dated June 13, 2003, between SVB and the Grantor, (d) the Accounts Receivable Financing Agreement, dated as of June 13, 2003, between SVB and the Grantor and (e) the Temporary Overadvance Agreement, dated as of June 23, 2003, between SVB and the Company and all schedules, exhibits and annexes attached thereto.

“UCC” means the Uniform Commercial Code (or similar statute) of any applicable jurisdiction.

ARTICLE II.

GRANT OF SECURITY INTERESTS

      SECTION 2.1 Grant of Security Interest in Collateral. The Grantor, as collateral security for the full, prompt and complete payment and performance when due of the Obligations, hereby collaterally assigns, mortgages, pledges and hypothecates to the Collateral Agent, and grants to the Collateral Agent a lien on and security interest in, all the Grantor’s right, title and interest in, to and under the Collateral, the ranking and priority of which, relative to those of the security interests and liens granted by the Grantor to SVB, shall be as set forth in the Intercreditor Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE GRANTOR

      SECTION 3.1 The Grantor hereby represents and warrants that:

      (a) The Grantor owns the Collateral purported to be owned by it and otherwise has the rights it purports to have in each item of Collateral and, as to all Collateral, whether now existing or hereafter acquired, will continue to own or have such rights in each item of the Collateral, except after giving effect to and solely as a direct result of Permitted Sales, in each case free and clear of any and all liens, rights or claims of all other Persons, including without limitation liens arising as a result of the Grantor becoming bound (as a result of merger or otherwise) as a debtor under a security agreement entered into by another Person, other than Permitted Liens;

      (b) The security interests granted to the Collateral Agent hereunder constitute valid security interests in the Collateral;

      (c) The Grantor’s chief executive office or its sole place of business is, and has been for the four (4) month period preceding the date hereof, located at 935 Stewart Drive, Sunnyvale, California 94085;

      (d) The Grantor is a Delaware corporation;

      (e) The full legal name of the Grantor is Proxim Corporation and it has not in the last five (5) years done and does not currently do business under any other name (including any trade-name or fictitious business name) except Western Multiplex Corporation and Wireless Access, Inc.;

      (f) The Grantor has not within the last five (5) years become bound (whether as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, except for the SVB Agreements;

      (g) All filings, registrations and recordings necessary to create and perfect the liens granted to the Collateral Agent hereunder in the Collateral with respect to which perfection can occur by the filing of a UCC-1 financing statement or by the filing of any documents regarding the intellectual property of the Grantor, or for the exercise by the Collateral Agent of the rights provided for in this Agreement or the exercise of remedies in respect of the Collateral, have been made;

      (h) The Grantor has delivered to the Collateral Agent evidence and copies of all such filings, notices, registrations and recordings;

      (i) Other than financing statements and other filings made in favor of the Collateral Agent, no effective UCC financing statement, filing made for any intellectual property, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office except for (x) financing statements for which proper termination statements have been filed and copies of which have been delivered to the Collateral Agent and (y) financing statements or other instruments filed in connection with Permitted Liens;

      (j) No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (i) the pledge or grant by any Grantor of the liens purported to be created in favor of the Collateral Agent hereunder or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral, except (x) for the filings referred to in the preceding clauses (g) and (h), and (y) as may be required by laws generally affecting the offering and sale of securities; and

      (k) All information supplied by the Grantor with respect to any of the Collateral is accurate in all material respects.

ARTICLE IV.

ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES

      SECTION 4.1     Access; Right of Inspection. The Collateral Agent shall at all times have full and free access during normal business hours, upon reasonable prior notice, all of the books, correspondence and Records and the Collateral Records of the Grantor, and the Collateral Agent and its representatives may examine the same, take extracts therefrom and make photocopies thereof, and the Grantor agrees to render to the Collateral Agent, at the Grantor’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. The Collateral Agent and its representatives shall, during normal business hours, upon reasonable prior notice, also have the right to enter any premises of the Grantor and inspect any property of the Grantor where any of the Collateral is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein.

      SECTION 4.2     Further Assurances.

      (a) The Grantor agrees that from time to time, at its own expense, it shall promptly execute and deliver all further instruments and documents (including any agreements relating to the grant or confirmation of the security interests in and liens on the intellectual property of the Grantor), and take all further action, that may be necessary or desirable, or that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Grantor shall:

(i) execute and file such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary or desirable, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby; and

(ii) at the Collateral Agent’s request, appear in and defend any action or proceeding that may affect the Grantor’s title to or the Collateral Agent’s security interest in all or any part of the Collateral.

      (b) The Grantor hereby authorizes the Collateral Agent to file (with or without signatures of any party) any Record or Records, including without limitation financing or continuation statements, and amendments thereto, in all jurisdictions and with all filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interests granted to the Collateral Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interests in the Collateral, including without limitation describing such property as “all assets” or “all personal property.” To the extent permitted under applicable law, the Grantor hereby agrees that it will not file any Record or Records, including without limitation financing or continuation statements, and amendments thereto, relating to the Collateral, in any jurisdiction or filing office (other than Records that may reflect any Permitted Liens on the Collateral, and other than Records that must be filed in the ordinary course of business), without the prior written consent of the Collateral Agent.

ARTICLE V.

COVENANTS

      As long as any of the Obligations remains outstanding, the Grantor agrees with the Collateral Agent that:

SECTION 5.1 Generally. The Grantor shall (a) except for the Permitted Liens, not create or suffer to exist any lien or security interest upon or with respect to any of the Collateral; (b) not use or permit any Collateral to be used unlawfully or in violation of any provision of the Collateral Documents or any requirement of law; and (c) not sell, transfer or assign (by operation of law or otherwise) any Collateral except as permitted by the Purchase Agreement.

SECTION 5.2 Maintenance of Perfected Security Interests; Further Documentation.

(a) The Grantor will maintain the security interests created by this Agreement as perfected security interests and shall defend such security interests against the claims and demands of all Persons.

(b) Upon request, the Grantor will furnish to the Collateral Agent statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request.

SECTION 5.3 Changes in Locations, Name, Etc.

(a) Except upon 15 days’ prior written notice to the Collateral Agent and delivery to the Collateral Agent of all additional financing statements and other documents requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein, the Grantor will not:

(i) change its state of incorporation or the location of its chief executive office or sole place of business from those in effect on the date hereof; or

(ii) change its name, identity or corporate structure, not including dissolution, to such an extent that any financing statement filed by the Grantor in connection with this Agreement would become misleading.

(b) The Grantor will keep and maintain at its own cost and expense satisfactory and complete Records of the Collateral, including a Record of all payments received and all credits granted with respect to the Collateral and all other dealings in or with the Collateral.

ARTICLE VI.

USE OF PROCEEDS

      SECTION 6.1     Proceeds. Except as expressly provided elsewhere in this Agreement or in the Intercreditor Agreement, all proceeds received by the Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent against the Obligations in the following order of priority: first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to the Collateral Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith, and all amounts for which the Collateral Agent is entitled to indemnification hereunder (in its capacity as the Collateral Agent and not as a Noteholder) and all advances made by the Collateral Agent for the account of the Grantor, and to the payment of all costs and expenses paid or incurred by the Collateral Agent in connection with the exercise of any right or remedy hereunder or under the Notes or the other Collateral Documents, all in accordance with the terms hereof or thereof; second, to the extent of any excess, to the payment of all other Obligations for the ratable benefit of the Noteholders; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of the Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

ARTICLE VII.

STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM

      SECTION 7.1     Standard of Care. The powers conferred on the Collateral Agent hereunder and under the other Collateral Documents are solely to protect its interest, for the benefit and on behalf of the Noteholders, in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or thereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Grantor or otherwise. If the Grantor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be paid by the Grantor. The provisions of this Section 7.1 are subject to the limitations set forth in the Intercreditor Agreement.

ARTICLE VIII.

ADDITIONAL RIGHTS OF THE COLLATERAL AGENT

      SECTION 8.1     The Collateral Agent Appointment as Attorney-in-Fact.

      (a) The Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Grantor and in the name of the Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate and lawful action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement; provided that the Collateral Agent agrees that it will not exercise any rights under such power of attorney and pursuant to this Section 8.1 unless an Event of Default, shall exist and be continuing.

      (b) The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 8.1, together with interest thereon at a rate per annum equal to the prime commercial lending rate of Citibank, N.A. (or its successor) from the date of payment by the Collateral Agent to the date reimbursed by the Grantor, shall be payable by the Grantor to the Collateral Agent on demand.

      (c) The Grantor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated, and the security interest created hereby is released, by the Collateral Agent.

      SECTION 8.2     No Duty on the Part of Collateral Agent or Secured Parties. The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Noteholders in the Collateral and shall not impose any duty upon the Collateral Agent or any of the Noteholders to exercise any such powers. The Collateral Agent and the Noteholders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their affiliates, officers, directors, employees or agents shall be responsible to the Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

ARTICLE IX.

REMEDIAL PROVISIONS

      SECTION 9.1     UCC and Other Remedies. During the continuance of an Event of Default, the Collateral Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement, all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law) to or upon the Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any office of the Collateral Agent or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. To the extent permitted by applicable law, the Grantor waives all claims, damages and demands it may acquire against the Collateral Agent arising out of the exercise by it of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

      SECTION 9.2     No Liability of Collateral Agent. Anything herein to the contrary notwithstanding, the Grantor shall remain liable under and in respect of any agreement or instrument that constitutes part of the Collateral to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any such agreement or instrument. The Collateral Agent shall have no obligation or liability under any such agreement or instrument by reason of or arising out of this Agreement or the receipt by the Collateral Agent of any payment relating thereto, nor shall the Collateral Agent be obligated in any manner to perform any of the obligations of the Grantor under or pursuant to any such agreement or instrument to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

ARTICLE X.

COLLATERAL AGENT

      SECTION 10.1     Appointment of Collateral Agent. By its execution of this Agreement, each Noteholder appoints Warburg Pincus Private Equity VIII, L.P. as Collateral Agent hereunder and under the other Collateral Documents. The Collateral Agent hereby agrees to act upon the express conditions contained herein and in the other Collateral Documents, as applicable. The provisions of this Article 10 are solely for the benefit of the Collateral Agent and the Noteholders, and the Grantor shall not have any rights as third party beneficiary of any of the provisions of this Article 10. In performing its functions and duties hereunder, the Collateral Agent shall act solely as agent of the Noteholders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Grantor or any affiliate thereof (other than a Noteholder). Each Noteholder hereby authorizes the Collateral Agent to act as such for its benefit and for the benefit of the other Noteholders hereunder and under the other Collateral Documents.

      SECTION 10.2     Powers and Duties. Each Noteholder irrevocably authorizes the Collateral Agent to take such action on such Noteholder’s behalf and to exercise such powers, rights and remedies hereunder and under the other Collateral Documents as are specifically delegated or granted to the Collateral Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Collateral Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Collateral Documents. The Collateral Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Collateral Agent shall not have, by reason hereof or any of the other Collateral Documents, a fiduciary relationship in respect of any Noteholder, and nothing herein or in any of the other Collateral Documents, expressed or implied, is intended to or shall be construed as to impose upon the Collateral Agent any obligations in respect hereof or any of the other Collateral Documents except as expressly set forth herein or therein.

      SECTION 10.3     General Immunity.

      (a) No Responsibility for Certain Matters. The Collateral Agent shall not be responsible to any Noteholder for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency hereof or of any other Collateral Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or other documents furnished or made by the Collateral Agent to any Noteholder or by or on behalf of the Grantor to the Collateral Agent or any Noteholder in connection with the Collateral Documents or the transactions contemplated hereby or thereby or for the financial condition or business affairs of the Grantor or any other Person liable for the payment of any Obligations, nor shall the Collateral Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Collateral Documents or as to the use of the proceeds of the Notes or as to the existence or possible existence of any Event of Default.

      (b) Exculpatory Provisions. Neither the Collateral Agent nor any of its partners, members, officers, directors, employees or agents shall be liable to any Noteholder for any action taken or omitted by the Collateral Agent under or in connection with any of the Collateral Documents, except to the extent caused by such Collateral Agent’s gross negligence or willful misconduct. The Collateral Agent shall be entitled to refrain from any act or the taking of any action in connection with any of the Collateral Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Collateral Agent shall have received instructions in respect thereof from the Requisite Holders and, upon receipt of such instructions from the Requisite Holders, the Collateral Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be in-house attorneys or attorneys for the Grantor), accountants, experts and other professional advisors selected it; and (ii) no Noteholder shall have any right of action whatsoever against the Collateral Agent as a result of the Collateral Agent’s acting or (where so instructed) refraining from acting hereunder or any of the other Collateral Documents in accordance with the instructions of the Requisite Holders.

      SECTION 10.4     Collateral Agent Entitled to Act as Noteholder. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Collateral Agent in its individual capacity as a Noteholder. With respect to its holding of Notes, the Collateral Agent, in its individual capacity, shall have the same rights and powers hereunder as any other Noteholder and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Noteholder” shall, unless the context otherwise indicates, include the Collateral Agent in its individual capacity. The Collateral Agent, in its individual capacity, and its affiliates, may invest in the securities of and generally engage in any type of business with the Grantor or any of its affiliates as if it were not performing the duties specified herein, and may accept consideration from the Grantor or its affiliates without having to account for the same to the Noteholders.

      SECTION 10.5     Noteholders’ Representations, Warranties and Acknowledgments. Each Noteholder represents and warrants to the Collateral Agent and to each other Noteholder that it has made its own independent investigation of the financial condition and affairs of the Grantor and its subsidiaries in connection with the Notes and that it has made and shall continue to make its own appraisal of the creditworthiness of the Grantor and its subsidiaries. The Collateral Agent shall have no duty or responsibility, either initially or on a continuing basis, to make any such investigation or any appraisal on behalf of Noteholders or to provide any Noteholder with any credit or other information with respect thereto, whether coming into its possession before the issuance of the Notes or at any time thereafter, and the Collateral Agent shall have no responsibility with respect to the accuracy of or the completeness of any information provided to Noteholders.

      SECTION 10.6     Right to Indemnity. Each Noteholder, in proportion to its percentage ownership of the outstanding Notes, severally agrees to indemnify the Collateral Agent, to the extent that the Collateral Agent shall not have been reimbursed by the Grantor, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Collateral Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Collateral Documents or otherwise in its capacity as the Collateral Agent in any way relating to or arising out of this Agreement or the other Collateral Documents; provided, that no Noteholder shall be liable for any portion or such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Collateral Agent’s gross negligence or willful misconduct. If any indemnity furnished to the Collateral Agent for any purpose shall, in the opinion of the Collateral Agent, be insufficient or become impaired, the Collateral Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Noteholder to indemnify the Collateral Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Noteholder’s percentage ownership of the outstanding Notes and provided further that this sentence shall not be deemed to require any Noteholder to indemnify the Collateral Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

      SECTION 10.7     Successor Collateral Agent. The Collateral Agent may resign at any time by giving at least thirty (30) days’ prior written notice thereof to the Noteholders and the Grantor, and the Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Grantor and the Collateral Agent and signed by the Requisite Holders. Upon any such notice of resignation or any such removal, the Requisite Holders shall have the right, upon five (5) Business Days’ notice to the Grantor, to appoint a successor Collateral Agent. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent, and the retiring or removed Collateral Agent shall promptly (i) transfer to such successor Collateral Agent all sums, securities and other items of Collateral held under the Collateral Documents, together with all Records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Collateral Documents.

      SECTION 10.8     Collateral Documents.

      (a) Agent under Collateral Document. Each Noteholder hereby further authorizes the Collateral Agent, on behalf of and for the benefit of the Noteholders, to be the agent for and representative of the Noteholders with respect to the Collateral and the Collateral Documents. Without further consent or authorization from the Noteholders, the Collateral Agent may execute any documents or instruments necessary to release any lien encumbering any item of Collateral (i) that is the subject of a Permitted Sale or (ii) to which the Requisite Holders have otherwise consented.

      (b) Right to Realize on Collateral. Anything contained in any of the Collateral Documents to the contrary notwithstanding, the Grantor, the Collateral Agent and each Noteholder hereby agree that no Noteholder shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of the Noteholders in accordance with the terms hereof, and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent, and in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Collateral Agent or any Noteholder may be the purchaser of any or all of such Collateral at any such sale, and the Collateral Agent, as agent for and representative of the Noteholders (but not any Noteholder or Noteholders in its or their respective individual capacities unless the Requisite Holders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral at such sale.

      SECTION 10.9     Intercreditor Agreement. Each Noteholder hereby acknowledges that it has reviewed the terms and provisions of the Intercreditor Agreement and hereby authorizes the Collateral Agent to enter into the Intercreditor Agreement on behalf of such Noteholder.

ARTICLE XI.

INTERCREDITOR AGREEMENT

      SECTION 11.1     Intercreditor Agreement Controls. The rights and obligations of the parties hereto are subject to the provisions of the Intercreditor Agreement, and in the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and the provisions of this Agreement or any of the other Collateral Documents, the provisions of the Intercreditor Agreement shall control.

ARTICLE XII.

MISCELLANEOUS

      SECTION 12.1     Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except with the written agreement of the Grantor and the Collateral Agent.

      SECTION 12.2     No Waiver by Course of Conduct; Cumulative Remedies. The Collateral Agent shall not by any act (except by a written instrument pursuant to Section 12.1) of delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

      SECTION 12.3     Indemnification. Notwithstanding the Initial Closing or the delivery of the Notes, and regardless of any investigation at any time made by or on behalf of the Noteholders or of any knowledge or information that the Collateral Agent or the Noteholders may have, the Grantor shall indemnify and agrees to fully defend, save and hold the Collateral Agent and the Noteholders and their affiliates harmless if any such party shall at any time or from time to time suffer any damage, liability, loss, cost, expense (including all reasonable attorneys’, consultants’ and experts’ fees, including such fees incurred in any action or proceeding between the Grantor and the Collateral Agent on behalf of the Noteholders or involving any third party), or in connection with the execution, delivery or performance of the Collateral Documents, or any of the transactions contemplated thereby, except for any matters resulting from the gross negligence or willful misconduct of the Collateral Agent or the Noteholders.

      SECTION 12.4     Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the Collateral Agent and the Grantor and their successors and assigns; provided, that the Grantor may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.

      SECTION 12.5     Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same agreement.

      SECTION 12.6     Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      SECTION 12.7     Termination and Release.

      (a) At the earlier of the (i) date the Obligations shall have been paid in cash and otherwise performed in full and (ii) the date the Notes are exchanged for shares of Preferred Stock pursuant to the Purchase Agreement, this Agreement shall terminate (other than the provisions (x) of the first sentence of Section 10.6 hereof and (y) of Section 12.3 hereof) and the Collateral shall be released from the liens created hereby (all without delivery of any instrument or performance of any act by any party), and all rights to the Collateral shall revert to the Grantor. At the request and sole expense of the Grantor following any such termination, the Collateral Agent shall deliver to the Grantor any Collateral held by the Collateral Agent hereunder, and execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence such termination.

      (b) If any of the Collateral shall be sold, transferred or otherwise disposed of by the Grantor in a manner permitted by the Collateral Documents, the Collateral Agent at the request and sole expense of the Grantor, shall execute and deliver to the Grantor all releases or other documents reasonably requested for the release of the liens created hereby on such Collateral.

      (c) This Agreement, the other Collateral Documents and the security interests granted herein shall remain in full force and effect and continue to be effective if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, avoided, rescinded or reduced in amount, or must otherwise be restored or returned by the Collateral Agent or any Noteholder, whether as a “voidable preference,” “fraudulent conveyance” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is avoided, rescinded, reduced, restored or returned, the Obligations and the security interests granted herein shall be reinstated and the Obligations shall be deemed reduced only by such amount paid and not so avoided, rescinded, reduced, restored or returned.

      SECTION 12.8     Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

      SECTION 12.9     Entire Agreement. This Agreement, together with the schedule attached hereto and any applicable provisions of the Purchase Agreement, the Collateral Documents and the Intercreditor Agreement, represents the entire agreement of the parties and supercedes all prior agreements and understandings relating to the subject matter hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

      IN WITNESS WHEREOF, each of the undersigned has caused this Pledge and Security Agreement to be duly executed and delivered as of the date first above written.

PROXIM CORPORATION

By:	/s/ FRANCO PLASTINA

Name: Franco Plastina

Title:	President and Chief Executive Officer

WARBURG PINCUS PRIVATE EQUITY VIII, L.P. as Collateral Agent

By:	Warburg, Pincus & Co. its General Partner

By:	/s/ JEFFREY A. HARRIS

Name: Jeffrey A. Harris

Title:	Partner

      The undersigned Noteholders join in the execution of this Agreement for the purpose of accepting and agreeing to the provisions of Articles X and XI hereof.

WARBURG PINCUS PRIVATE EQUITY VIII, L.P.

By:	Warburg, Pincus & Co. its General Partner

By:	/s/ JEFFREY A. HARRIS

Name: Jeffrey A. Harris

Title:	Partner

BROADVIEW CAPITAL PARTNERS L.P.

By:	Broadview Capital Partners Management LLC

its General Partner

By:	/s/ STEVEN D. BROOKS

Name: Steven D. Brooks

Title:	Managing Director

BROADVIEW CAPITAL PARTNERS QUALIFIED PURCHASER FUND L.P.

By:	Broadview Capital Partners Management LLC its General Partner

By:	/s/ STEVEN D. BROOKS

Name: Steven D. Brooks

Title:	Managing Director

BROADVIEW CAPITAL PARTNERS AFFILIATES FUND LLC

By:	Broadview Capital LLC

its Manger

By:	/s/ STEVEN D. BROOKS

Name: Steven D. Brooks

Title:	Managing Director

SCHEDULE A

COLLATERAL

      The Collateral includes, without limitation, all of the Grantor’s right, title and interest in and to the following assets, properties, rights and interests. All terms used herein have the meanings set forth in Article 9 of the UCC (as those definitions may be amended from time to time under the UCC), except as otherwise set forth below.

      All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions and improvements to any of the foregoing, wherever located;

      All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including such inventory as is temporarily out of the Grantor’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

      All contract rights and general intangibles, now owned or hereafter acquired, including, without limitation, goodwill, trademarks, servicemarks, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, commercial tort claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind;

      All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to the Grantor arising out of the sale or lease of goods, the licensing of technology or the rendering of services by the Grantor, whether or not earned by performance, and any and all credit insurance, insurance (including refund) claims and proceeds, insurance policies covering the Collateral and key man life insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by the Grantor;

      All documents, cash, money, Receivables, deposit accounts, securities, securities entitlements, securities accounts, investment property (including, without limitation, all shares of capital stock, limited liability company interests, partnership interests, interests in Delaware business trusts or other trusts), financial assets, letters of credit, letter of credit rights, certificates of deposit, instruments, chattel paper, electronic chattel paper and tangible chattel paper now owned or hereafter acquired;

      All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing; and

      To the extent not otherwise included above, all Collateral Records, Receivable Records, supporting obligations and Collateral Support related to the foregoing.

APPENDIX D

FORM OF CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES B

CONVERTIBLE PREFERRED STOCK OF PROXIM CORPORATION

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

      The undersigned, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to the authority expressly vested in the Board of Directors of Proxim Corporation, a Delaware corporation (the “CORPORATION”), by the Corporation’s Certificate of Incorporation, the Board of Directors of the Corporation (the “BOARD OF DIRECTORS”) has duly provided for the issuance of and created a series of Preferred Stock (the “PREFERRED STOCK”) of the Corporation, par value $.01 per share, and in order to fix the designation and amount and the voting powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock, has duly adopted this “Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of Proxim Corporation” (the “CERTIFICATE”). All capitalized terms not defined above or in Sections 1 through 9 below are defined in Section 10 herein.

      Each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

      1.     Number of Shares and Designation. 450,000 shares of Preferred Stock of the Corporation shall constitute a series of Preferred Stock designated as Series B Convertible Preferred Stock (the “SERIES B PREFERRED STOCK”). The number of shares of Series B Preferred Stock may be increased (to the extent of the Corporation’s authorized and unissued Preferred Stock) or decreased (but not below the number of shares of Series B Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors and the filing of a certificate reflecting such increase or decrease, as the case may be, with the Secretary of State of the State of Delaware.

      2.     Rank. The Series B Preferred Stock shall, with respect to payment of dividends, redemption payments, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (i) rank senior and prior to the Common Stock (as defined below), the Series A Preferred Stock and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms ranks junior to the Series B Preferred Stock (whether with respect to payment of dividends, redemption payments, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise) (all of such equity securities, including the Series A Preferred Stock and Common Stock, are collectively referred to herein as the “JUNIOR SECURITIES”), (ii) rank on a parity with each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that does not by its terms expressly provide that it ranks senior to or junior to the Series B Preferred Stock (whether with respect to payment of dividends, redemption payments, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise) (all of such equity securities are collectively referred to herein as the “PARITY SECURITIES”), and (iii) rank junior to each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms ranks senior to the Series B Preferred Stock (whether with respect to payment of dividends, redemption payments, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise) (all of such equity securities are collectively referred to herein as the “SENIOR SECURITIES”). The respective definitions of Junior Securities, Parity Securities and Senior Securities shall also include any rights or options exercisable or exchangeable for or convertible into any of the Junior Securities, Parity Securities or Senior Securities, as the case may be.

      3.     Dividends.

      (a) The holders of shares of Series B Preferred Stock shall be entitled to receive dividends, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends. The holders of shares of Series B Preferred Stock shall be entitled to participate equally and ratably with the holders of shares of Common Stock in all dividends and distributions paid (whether in the form of cash, stock or otherwise) on the shares of Common Stock as if immediately prior to each record date for the Common Stock, shares of Series B Preferred Stock then outstanding were converted into shares of Common Stock (in the manner described in Section 7); provided, however, that the holders of shares of Series B Preferred Stock shall not be entitled to participate in such dividend or distribution if an adjustment to the Conversion Price (as defined below) shall be required with respect to such dividends or distributions pursuant to Section 7(c) hereof. Dividends payable pursuant to this Section 3(a) shall be payable on the same date that such dividends are payable to holders of shares of Common Stock (each such payment date being a “DIVIDEND PAYMENT DATE”).

      (b) Each dividend shall be payable to the holders of record of shares of Series B Preferred Stock as they appear on the stock records of the Corporation at the close of business on such record dates (each, a “DIVIDEND PAYMENT RECORD DATE”), which shall be not more than 60 days nor less than 10 days preceding the Dividend Payment Date thereof, as shall be fixed by the Board of Directors.

      (c) From and after the time, if any, if the Corporation fails to pay to the holder of any shares of Series B Preferred Stock, on the date specified for redemption in accordance with Section 5 or on the date specified for repurchase in accordance with Section 6, the redemption price calculated pursuant to Section 5 or the Change of Control Price (as defined below) after such holder has delivered notice to the Corporation pursuant to Section 6 of its intention to exercise its repurchase rights under Section 6, then (i) no dividends shall be declared or paid or set apart for payment, or other distribution declared or made, upon any Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock expressly required and made for purposes of any employee incentive or benefit plans or arrangements of the Corporation or any subsidiary of the Corporation or the payment of cash in lieu of fractional shares in connection therewith) for any consideration (nor shall any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such Junior Securities) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Securities or the payment of cash in lieu of fractional shares in connection therewith) and (ii) the Corporation shall not, directly or indirectly, make any payment on account of any purchase, redemption, retirement or other acquisition of any Parity Securities (other than for consideration payable solely in Junior Securities or the payment of cash in lieu of fractional shares in connection therewith); provided, however, that this Section 3(c) shall not be applicable at any time that (A) the Corporation has paid, in accordance with Section 5, the redemption price to each holder of Series B Preferred Stock or (B) the Corporation has paid, in accordance with Section 6, the Change of Control Price (as defined below) to each holder that has exercised its repurchase right pursuant to Section 6.

      4.     Liquidation Preference.

      (a) The initial liquidation preference for the shares of Series B Preferred Stock shall be $100.00 per share (the “STATED VALUE”), which amount shall accrete from the Original Issue Date (as defined below) at an annual rate of 12%, compounded quarterly, computed on the basis of a 360-day year of twelve 30-day months (such accreted amount being the “LIQUIDATION VALUE”). Notwithstanding the foregoing, in the event of a Change of Control (as defined below), the Liquidation Value upon such Change of Control shall be increased by the amount, if any, by which (i) the amount of the Liquidation Value if it had fully accreted from the Change of Control Date (as defined below) through the sixth anniversary of the Original Issue Date (the “MAXIMUM LIQUIDATION VALUE”) exceeds (ii) the Liquidation Value in effect prior to the adjustment pursuant to this Section 4(a); provided, however, that if a Change of Control Date occurs within nine (9) months after the Original Issue Date, the Maximum Liquidation Value for purposes of the foregoing equation shall be an amount equal to the sum of (i) the Stated Value and (ii) an amount equal to 80% of the Maximum Liquidation Value less the Stated Value.

      (b) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock shall be entitled to receive the greater of (i) the Liquidation Value of such shares in effect on the date of such liquidation, dissolution or winding up, plus an amount equal to the unrecognized accretion, if any, from the end of the most recent quarter ending                               ,

,                               , or                               [commence with the month and day the COD is filed] up to but not including the date of such liquidation, dissolution or winding up or (ii) the payment such holders would have received had such holders, immediately prior to such liquidation, dissolution or winding up, converted their shares of Series B Preferred Stock into shares of Common Stock (pursuant to, and at a conversion rate described in, Section 7 herein).

      (c) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock (i) shall not be entitled to receive the Liquidation Value of such shares until payment in full or provision has been made for the payment in full of all claims of creditors of the Corporation and the liquidation preferences for all Senior Securities, and (ii) shall be entitled to receive the Liquidation Value of such shares before any payment or distribution of any assets of the Corporation shall be made or set apart for holders of any Junior Securities. Subject to clause (i) above, if the assets of the Corporation are not sufficient to pay in full the Liquidation Value payable to the holders of shares of Series B Preferred Stock and the liquidation preference payable to the holders of any Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series B Preferred Stock and any such other Parity Securities ratably in accordance with the Liquidation Value for the Series B Preferred Stock and the liquidation preference for the Parity Securities, respectively.

      (d) Neither a consolidation or merger of the Corporation with or into any other entity, nor a merger of any other entity with or into the Corporation, nor a sale or transfer of all or any part of the Corporation’s assets for cash, securities or other property shall be considered a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4.

      5.     Redemption; Procedures for Redemption.

      (a) On                               , 2009 [sixth anniversary of Original Issue Date], the Corporation shall redeem all outstanding shares of Series B Preferred Stock, if any, at a cash redemption price equal to the Liquidation Value in effect on the Redemption Date (as defined below), plus an amount equal to the dividends accrued and unpaid thereon, whether or not declared, up to but not including the Redemption Date (such amount being referred to herein as the “REDEMPTION PRICE”). In the event that the Corporation does not pay the Redemption Price on the Redemption Date, the Redemption Price shall be calculated as if the Redemption Date were the later of the Redemption Date and the date on which such payment is made. If the Corporation is unable at the Redemption Date to redeem any or all shares of Series B Preferred Stock then to be redeemed because such redemption would violate the applicable laws of the State of Delaware, then the Corporation shall redeem such shares as soon thereafter as redemption would not violate such laws. In the event of any redemption of only a part of the then outstanding Series B Preferred Stock, the Corporation shall effect such redemption pro rata among the holders thereof (based on the number of shares of Series B Preferred Stock held on the date of notice of redemption).

      (b) In the event of a redemption of shares of Series B Preferred Stock pursuant to Section 5(a), notice of such redemption shall be given by the Corporation, by first class mail, postage prepaid, mailed not less than 15 days nor more than 45 days prior to the Redemption Date, to each holder of Series B Preferred Stock at the address appearing in the Corporation’s records. Such notice shall state: (i) the date on which the holder is to surrender to the Corporation the certificates for any shares to be redeemed (such date, or if such date is not a Business Day, the first Business Day thereafter, the “REDEMPTION DATE”) and (ii) the number of shares of Series B Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder (such notice being referred to as the “REDEMPTION NOTICE”). On or prior to the Redemption Date, each holder of Series B Preferred Stock to be redeemed shall surrender his, her or its certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the Series B Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or deemed to be outstanding for any purpose whatsoever.

      (c) Except as provided in Section 5(a), the Corporation shall have no right to redeem the shares of Series B Preferred Stock. Any shares of Series B Preferred Stock so redeemed shall be permanently retired, shall no longer be deemed outstanding and shall not under any circumstances be reissued, and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized Series B Preferred Stock accordingly.

      6.     Change of Control; Procedures Upon Change of Control.

      (a) If the Corporation undergoes a Change of Control that is a Qualifying Change of Control (as defined below), each holder of shares of Series B Preferred Stock shall have the right to require the Corporation to convert any such shares of Series B Preferred Stock, in whole or in part, into fully-paid and non-assessable shares of Common Stock at the Conversion Price (as defined below) then in effect; provided, that in the event of a Change of Control the Corporation may, at its option, reduce the Conversion Price appropriately in order to effect a Qualifying Change of Control (as defined below). In the event that the Corporation undergoes a Change of Control that is not a Qualifying Change of Control (the date of such occurrence being the “CHANGE OF CONTROL DATE”), the Corporation shall be required to make an offer (the “CHANGE OF CONTROL OFFER”) to each holder of shares of Series B Preferred Stock to repurchase such holder’s shares of Series B Preferred Stock, in whole or in part, at such holder’s option, at a cash redemption price (the “CHANGE OF CONTROL PRICE”) equal to 101% of the Liquidation Value in effect on the Change of Control Repurchase Date (as defined below) (after taking into account any adjustment thereto pursuant to Section 4(a), plus an amount equal to the unrecognized accretion, if any, from the end of the immediately preceding quarter ending                               ,                               ,                               or                               to but not including the Change of Control Repurchase Date and (ii) any dividends accrued and unpaid thereon, whether or not declared, up to but not including the Change of Control Repurchase Date.

      (b) The Corporation shall send notice to each holder of Series B Preferred Stock of the Change of Control Offer within 30 days of the Change of Control Date, which notice shall specify the date on which the Change of Control Offer shall be consummated (the “CHANGE OF CONTROL REPURCHASE DATE”). The Change of Control Repurchase Date shall be no more than 60 days after the Change of Control Date. Any holder wishing to submit its shares of Series B Preferred Stock for repurchase pursuant to a Change of Control Offer shall submit its certificates representing any such shares to be repurchased by the Corporation for repurchase no later than the third Business Day immediately preceding the Change of Control Repurchase Date.

      (c) Upon surrender in accordance with the notice of the Change of Control Offer of the certificates for any shares to be repurchased, such shares shall be repurchased by the Corporation on the Change of Control Repurchase Date at the Change of Control Price. In case fewer than all the shares represented by any such certificate are to be repurchased, a new certificate shall be issued representing the unpurchased shares without cost to the holder thereof.

      7.     Conversion.

      (a) Right to Convert; Mandatory Conversion.

(i) Subject to the provisions of this Section 7, each holder of shares of Series B Preferred Stock shall have the right, at any time and from time to time, at such holder’s option, to convert any or all of such holder’s shares of Series B Preferred Stock, in whole or in part, into fully paid and non-assessable shares of Common Stock at the conversion price equal to the Initial Conversion Price (as defined below) per share of Common Stock, subject to adjustment as described in Section 7(c) (as adjusted, the “CONVERSION PRICE”). The number of shares of Common Stock into which a share of the Series B Preferred Stock shall be convertible (calculated as to each conversion to the nearest 1/ 100th of a share) shall be determined by dividing the Liquidation Value in effect at the time of conversion by the

Conversion Price in effect at the time of conversion. The “INITIAL CONVERSION PRICE” shall be $ per share.

(ii) From and after the fourth anniversary of the Original Issue Date, subject to the provisions of this Section 7, the Corporation shall have the right to require the holder of shares of Series B Preferred Stock, from time to time, at the Corporation’s option, to convert any or all of such holder’s shares of Series B Preferred Stock, in whole or in part, into fully paid and non-assessable shares of Common Stock at the Conversion Price then in effect; provided that the Market Price of the Common Stock has exceeded 300% of the Conversion Price then in effect for the 30 consecutive trading days prior to the Corporation’s delivery of the notice required by Section 7(b)(i)(B).

      (b) Mechanics of Conversion.

(i) A holder of shares of Series B Preferred Stock or the Corporation, as the case may be, that elects to exercise its conversion rights pursuant to Section 7(a) shall provide notice to the other party as follows:

(A) Holder’s Notice and Surrender. To exercise its conversion right pursuant to Section 7(a)(i), the holder of shares of Series B Preferred Stock to be converted shall surrender the certificate or certificates representing such shares at the office of the Corporation (or any transfer agent of the Corporation previously designated by the Corporation to the holders of Series B Preferred Stock for this purpose) with a written notice of its election to convert, completed and signed, specifying the number of shares to be converted.

(B) Corporation’s Notice. To exercise its conversion right pursuant to Section 7(a)(ii), the Corporation shall deliver written notice to such holder, at least 10 days and no more than 60 days prior to the Conversion Date (as defined below), specifying: (i) the number of shares of Series B Preferred Stock to be converted and, if fewer than all the shares held by such holder are to be converted, the number of shares to be held by such holder; (ii) the Conversion Date; (iii) the Conversion Price then in effect; (iv) the number of shares of Common Stock to be issued in respect of each share of Series B Preferred Stock that is converted; and (v) the place or places where certificates for such shares are to be surrendered for issuance of certificates representing shares of Common Stock.

      Unless the shares issuable upon conversion are to be issued in the same name as the name in which such shares of Series B Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder or the holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax in accordance with Section 7(b)(v). As promptly as practicable after the surrender by the holder of the certificates for shares of Series B Preferred Stock as aforesaid, the Corporation shall issue and shall deliver to such holder, or on the holder’s written order to the holder’s transferee, a certificate or certificates for the whole number of shares of Common Stock issuable upon the conversion of such shares and a check payable in an amount corresponding to any fractional interest in a share of Common Stock as provided in Section 7(b)(vi).

(ii) Each conversion shall be deemed to have been effected immediately prior to the close of business on (x) in the case of conversion pursuant to Section 7(a)(i), the first Business Day on which the certificates for shares of Series B Preferred Stock shall have been surrendered and such notice received by the Corporation as aforesaid or (y) in the case of conversion pursuant to Section 7(a)(ii), the date specified as the Conversion Date in the Corporation’s notice of conversion delivered to each holder pursuant to Section 7(b)(i)(B) (in each case, the “CONVERSION DATE”). At such time on the Conversion Date:

(A) the person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time; and

(B) such shares of Series B Preferred Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares (x) in the event of conversion pursuant to Section 7(a)(i) surrendered for conversion and (y) in the event of conversion pursuant to Section 7(a)(ii), covered by the Corporation’s notice of conversion, shall immediately terminate except the right to receive the Common Stock, and other amounts payable pursuant to this Section 7.

All shares of Common Stock delivered upon conversion of the Series B Preferred Stock will, upon delivery, be duly and validly authorized and issued, fully paid and nonassessable, free from all preemptive rights and free from all taxes, liens, security interests and charges (other than liens or charges created by or imposed upon the holder or taxes in respect of any transfer occurring contemporaneously therewith).

(iii) Holders of shares of Series B Preferred Stock at the close of business on a Dividend Payment Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such Dividend Payment Record Date and prior to such Dividend Payment Date. A holder of shares of Series B Preferred Stock on a Dividend Payment Record Date who (or whose transferee) tenders any such shares for conversion into shares of Common Stock on before the corresponding Dividend Payment Date will receive the dividend payable by the Corporation on such shares of Series B Preferred Stock if and when paid, and the converting holder need not include payment of the amount of such dividend upon surrender of shares of Series B Preferred Stock for conversion.

(iv) The Corporation will at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting conversions of the Series B Preferred Stock, the aggregate number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock. The Corporation will procure, at its sole expense, the listing of the shares of Common Stock, subject to issuance or notice of issuance on the principal domestic stock exchange or inter-dealer quotation system on which the Common Stock is then listed or traded. The Corporation will take all commercially reasonable action as may be necessary to ensure that the shares of Common Stock may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange or inter-dealer quotation system on which the shares of Common Stock are listed or traded.

(v) Issuances of certificates for shares of Common Stock upon conversion of the Series B Preferred Stock shall be made without charge to the holder of shares of Series B Preferred Stock for any issue or transfer tax (other than taxes in respect of any transfer occurring contemporaneously therewith or as a result of the holder being a non-U.S. person) or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock in a name other than that of the holder of the Series B Preferred Stock to be converted, and no such issuance or delivery shall be made unless and until the person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(vi) In connection with the conversion of any shares of Series B Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Market Price per share of Common Stock on the Conversion Date.

(vii) If fewer than all of the outstanding shares of Series B Preferred Stock are to be converted pursuant to Section 7(a)(ii), the shares shall be converted on a pro rata basis (according to the number of shares of Series B Preferred Stock held by each holder, with any fractional shares rounded to the nearest whole share or in such other manner as the Board of Directors may determine, as may be prescribed by resolution of the Board of Directors).

(viii) Notwithstanding anything to the contrary in this Certificate, if a notice of conversion has been given by the Corporation pursuant to Section 7(b)(ii) and any holder of shares of Series B Preferred Stock shall, prior to the close of business on the Business Day preceding the Conversion Date, give written notice to the Corporation pursuant to Section 6 as to the repurchase of any or all of the shares to be converted held by the holder that would otherwise be converted on such Conversion Date, then such conversion shall not become effective as to such shares to be repurchased and such shares shall be repurchased as provided in Section 6.

      (c) Adjustments to Conversion Price. The Conversion Price shall be adjusted from time to time as follows:

(i) Common Stock Issued at Less than Conversion Price. If after the Original Issuance Date the Corporation issues or sells any Common Stock (including any securities exercisable, exchangeable or convertible into Common Stock) other than Excluded Stock (as defined below) without consideration or for consideration per share (as determined below) less than the Conversion Price in effect as of the date of such issuance or sale, the Conversion Price in effect immediately prior to each such issuance or sale will immediately be reduced to the price determined by multiplying (A) the Conversion Price at which shares of Series B Preferred Stock were theretofore convertible by (B) a fraction of which the numerator shall be the sum of (1) the number of shares of Common Stock Outstanding immediately prior to such issuance or sale plus (2) the number of additional shares of Common Stock that the aggregate consideration received by the Corporation for the number of shares of Common Stock (or the number of shares of Common Stock issuable upon exercise, exchange or conversion) so issued or sold would purchase at the Conversion Price per share of Common Stock (or the number of shares of Common Stock issuable upon exercise, exchange or conversion) in effect on the last trading day immediately preceding such issuance or sale, and of which the denominator shall be the sum of (3) the number of shares of Common Stock Outstanding immediately prior to such issuance or sale, plus (4) the number of additional shares of Common Stock (or the number of shares of Common Stock issuable upon exercise, exchange or conversion) so issued. For the purposes of any adjustment of the Conversion Price pursuant to this Section 7(c), the following provisions shall be applicable:

(A) In the case of the issuance of Common Stock for cash, the amount of the consideration received by the Corporation shall be deemed to be the amount of the cash proceeds received by the Corporation for such Common Stock before deducting therefrom any discounts or commissions allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(B) In the case of the issuance of Common Stock (otherwise than upon the conversion of shares of Capital Stock or other securities of the Corporation) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors, provided, however, that such fair value as determined by the Board of Directors shall not exceed the aggregate Market Price of the shares of Common Stock being issued as of the date the Board of Directors authorizes the issuance of such shares.

(C) In the case of the issuance of (I) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable) or (II) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

(1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights are issued and for a consideration equal to the consideration (determined in the manner provided in Section 7(c)(i) (A) and (B), if any, received by the Corporation upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby;

(2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in Section 7(c)(i) (A) and (B), if any, to be received by the Corporation upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof;

(3) on any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange, but excluding changes resulting from the anti-dilution provisions thereof (to the extent comparable to the anti-dilution provisions contained herein), the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change;

(4) on the expiration or cancellation of any such options, warrants or rights (without exercise), or the termination of the right to convert or exchange such convertible or exchangeable securities (without exercise), if the Conversion Price shall have been adjusted upon the issuance thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such convertible or exchangeable securities; and

(5) if the Conversion Price shall have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof.

(ii) Stock Splits, Subdivisions, Reclassifications or Combinations. If the Corporation shall (A) declare a dividend or make a distribution on its Common Stock in shares of Common Stock, (B) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (C) combine or reclassify the Outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by multiplying the Conversion Price at which the shares of Series B Preferred Stock were theretofore convertible by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding immediately prior to such action, and the denominator of which shall be the number of shares of Common Stock Outstanding immediately following such action.

(iii) Other Distributions. In case the Corporation shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (A) of shares of any class or of any Person (as defined below) other than shares of Common Stock or (B) of evidence of indebtedness of the

Corporation or any Subsidiary (as defined below) or (C) of assets (excluding Ordinary Cash Dividends (as defined below), and dividends or distributions referred to in Section 7(c)(ii)), or (D) of rights or warrants (excluding any rights or warrants referred to in Section 7(c)(i)), in each such case the Conversion Price in effect immediately prior thereto shall be reduced immediately thereafter to the price determined by multiplying (1) the Conversion Price in effect immediately prior thereto by (2) a fraction, the numerator of which shall be the Market Price per share of Common Stock on such record date less the then fair market value (as determined by the Board of Directors, whose good faith determination shall be conclusive) as of such record date of the shares, assets, evidences of indebtedness, rights or warrants so paid with respect to one share of Common Stock, and the denominator of which shall be the Market Price per share of Common Stock on such record date; provided, however, that in the event the then fair market value (as so determined) so paid with respect to one share of Common Stock is equal to or greater than the Market Price per share of Common Stock on such record date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of shares of Series B Preferred Stock shall have the right to receive the amount and kind of shares, assets, evidences of indebtedness, rights or warrants such holder would have received had such holder converted each such share of Series B Preferred Stock immediately prior to record date for such distribution. In the event that such distribution is not so made, the Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Conversion Price that would then be in effect if such record date had not been fixed.

(iv) Business Combinations. In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock referred to in Section 7(c)(ii)), lawful provision shall be made as part of the terms of such Business Combination or reclassification whereby the holder of each share of Series B Preferred Stock then outstanding shall have the right thereafter to convert such share only into the kind and amount of securities, cash and other property receivable upon the Business Combination or reclassification by a holder of the number of shares of Common Stock of the Corporation into which a share of Series B Preferred Stock would have been convertible immediately prior to the Business Combination or reclassification. The Corporation, the Person formed by the consolidation or resulting from the merger or which acquires such assets or which acquires the Corporation’s shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent documents to establish such rights and to ensure that the dividend, voting and other rights of the holders of Series B Preferred Stock established herein are unchanged, except as permitted by Section 9 or as required by applicable law, rule or regulation. The certificate or articles of incorporation or other constituent documents shall provide for adjustments, which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent documents, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7. Notwithstanding the provisions of this Section 7(c)(iv), in the event of a Business Combination that also constitutes a Change of Control, the provisions of Section 6 shall apply to such Business Combination and the provisions of this Section 7(c)(iv) shall not apply.

(v) Successive Adjustments. Successive adjustments in the Conversion Price shall be made, without duplication, whenever any event specified in Sections 7(c)(i), (ii), (iii) and (iv) shall occur.

(vi) Rounding of Calculations; Minimum Adjustments. All calculations under this Section 7(c) shall be made to the nearest one-tenth (1/ 10th) of a cent. No adjustment in the Conversion Price is required if the amount of such adjustment would be less than $0.01; provided, however, that any adjustments which by reason of this Section 7(c)(vi) are not required to be made will be carried forward and given effect in any subsequent adjustment.

(vii) Adjustment for Unspecified Actions. If the Corporation takes any action affecting the Common Stock, other than action described in this Section 7(c), which in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of shares of Series B Preferred Stock, the Conversion Price may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as such Board of Directors may determine in good faith to be equitable in the circumstances; provided, however, that in no event shall adjustment have the effect of increasing the Conversion Price as otherwise determined pursuant to any of the provisions of this Section 7(c), except in the case of a combination of shares of a type contemplated in Section 7(c)(ii), and then in no event to an amount more than the Conversion Price as adjusted pursuant to Section 7(c)(ii). Failure of the Board of Directors to provide for any such adjustment prior to the effective date of any such action by the Corporation affecting the Common Stock will be evidence that the Board of Directors has determined that it is equitable to make no adjustments in the circumstances.

(viii) Voluntary Adjustment by the Corporation. The Corporation may at its option, at any time during the term of the Series B Preferred Stock, reduce the then current Conversion Price to any amount deemed appropriate by the Board of Directors; provided, however, that if the Corporation elects to make such adjustment, such adjustment will remain in effect for at least a 15-day period, after which time the Corporation may, at its option, reinstate the Conversion Price in effect prior to such reduction, subject to any interim adjustments pursuant to this Section 7(c).

(ix) Statement Regarding Adjustments. Whenever the Conversion Price shall be adjusted as provided in this Section 7(c), the Corporation shall forthwith file, at the principal office of the Corporation, a statement showing in reasonable detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Series B Preferred Stock at the address appearing in the Corporation’s records.

(x) Notices. In the event that the Corporation shall give notice or make a public announcement to the holders of Common Stock of any action of the type described in this Section 7(c) (but only if the action of the type described in this Section 7(c) would result in an adjustment in the Conversion Price or a change in the type of securities or property to be delivered upon conversion of the Series B Preferred Stock), the Corporation shall, at the time of such notice or announcement, and in the case of any action which would require the fixing of a record date, at least 10 days prior to such record date, give notice to the holder of shares of Series B Preferred Stock, in the manner set forth in Section 7(c)(ix), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of the Series B Preferred Stock. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(xi) Purchase Rights. If at any time or from to time after the Original Issuance Date, the Corporation shall grant, issue or sell any (I) options, warrants or other rights to purchase or acquire Common Stock (other than Excluded Stock), (II) securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock) or options, warrants or other rights to purchase or acquire such convertible or exchangeable securities or (III) rights to purchase property (collectively, the “PURCHASE RIGHTS”) pro rata to the record holders of any class of Common Stock and such grants, issuance or sales do not result in an adjustment of the Conversion Price under Section 7(c), then each holder of Series B Preferred Stock shall be entitled to acquire (within thirty (30) days after the later to occur of the initial exercise date of such Purchase Rights or receipt by such holder of the notice concerning Purchase Rights to which such holder shall be entitled under Section 7(c)(x)) and upon the terms applicable to such Purchase Rights either:

(A) the aggregate Purchase Rights which such holder could have acquired if it had held the number of shares of Common Stock acquirable upon conversion of the Series B Preferred Stock immediately before the grant, issuance or sale of such Purchase Rights; provided that if any Purchase Rights were distributed to holders of Common Stock without the payment of additional consideration by such holders, corresponding Purchase Rights shall be distributed to the exercising holders of the Series B Preferred Stock as soon as possible after such exercise and it shall not be necessary for the exercising holder of the Series B Preferred Stock specifically to request delivery of such rights; or

(B) in the event that any such Purchase Rights shall have expired or shall expire prior to the end of said thirty (30) day period, the number of shares of Common Stock or the amount of property which such holder could have acquired upon such exercise at the time or times at which the Corporation granted, issued or sold such expired Purchase Rights.

(xii) Miscellaneous. Except as provided in Section 7(c), no adjustment in respect of any dividends or other payments or distributions made to holders of Series B Preferred Stock of securities issuable upon the conversion of the Series B Preferred Stock will be made during the term of the Series B Preferred Stock or upon the conversion of the Series B Preferred Stock. In addition, notwithstanding any of the foregoing, no such adjustment will be made for the issuance or exercise of the Warrants (as defined below).

      8.     Status of Shares. All shares of Series B Preferred Stock that are at any time redeemed pursuant to Section 5, repurchased pursuant to Section 6 or converted pursuant to Section 7 and all shares of Series B Preferred Stock that are otherwise reacquired by the Corporation shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized but unissued shares of Preferred Stock, without designation as to series, subject to reissuance by the Board of Directors as shares of any one or more other series.

      9.     Voting Rights.

      (a) The holders of record of shares of Series B Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section 9 or as otherwise provided by law.

      (b) The holders of the shares of Series B Preferred Stock (i) shall be entitled to vote with the holders of the Common Stock on all matters submitted for a vote of holders of Common Stock (voting together with the holders of Common Stock as one class), (ii) shall be entitled to a number of votes equal to the number of votes to which shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock would have been entitled if such shares of Common Stock had been outstanding at the time of the applicable vote and related record date and (iii) shall be entitled to notice of any stockholders’ meeting in accordance with the certificate of incorporation and bylaws of the Corporation; provided, however, that solely for purposes of subsection (ii) above, the Conversion Price used to determine the number of shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock shall be deemed to be $                    [an amount equal to the lesser of (a) $1.26 (the Market Price on the date the Purchase Agreement was executed) and (b) (i) in the event the Market Price on the Original Issue Date is greater $1.15, then such Market Price or (ii) in the event the Market Price on the Original Issue Date is less than or equal to $1.15, then the initial Conversion Price (as revised in accordance with the formula set forth in the definition of “Series B Preferred Certificate of Designations” in the Purchase Agreement)] (the “Deemed Conversion Price”), subject to adjustment as provided in Section 7(c), provided, further, however, that the Deemed Conversion Price shall not be adjusted pursuant to Section 7(c)(i) below the Market Price on the Original Issue Date. For the avoidance of doubt, the Deemed Conversion Price shall not affect any other provision of this Certificate and shall have no application following the conversion of shares of Series B Preferred Stock pursuant to Section 7 hereof.

      (c) So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the written consent or affirmative vote at a meeting called for that purpose by holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting as a single class:

(i) amend, alter or repeal any provision of the Corporation’s certificate of incorporation (by merger or otherwise) or bylaws so as to adversely affect the preferences, rights or powers of the Series B Preferred Stock; provided that any such amendment, alteration or repeal to create, authorize or issue any Junior Securities, or any security convertible into, or exchangeable or exercisable for, shares of Junior Securities, shall not be deemed to have any such adverse effect;

(ii) create, authorize or issue any Senior Securities or Parity Securities, or any security convertible into, or exchangeable or exercisable for, shares of Senior Securities or Parity Securities;

(iii) repurchase or redeem any of its equity securities or rights to acquire equity securities (other an from an employee, director or consultant following the termination of employment or service with the Corporation of such Person);

(iv) declare or pay any dividend on the Common Stock; or

(v) for so long as the Corporation is entitled to exercise its Call Right pursuant to Section 2.3 of the Purchase Agreement, sell or offer to sell any equity security, any security convertible into or exercisable for such class or series of equity securities or any right to purchase or otherwise acquire any of the foregoing, the price of which, on an as-converted and as-exercised basis, is an amount equal to or less than 65% of the Conversion Price in effect on either the date of the sale or of the offer to sell;

provided that no such consent or vote of the holders of Series B Preferred Stock shall be required if at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such securities is to be made, as the case may be, all shares of Series B Preferred Stock at the time outstanding shall have been called for redemption by the Corporation or submitted for repurchase by the holders thereof in accordance with Section 5 or Section 6, as the case may be, and the funds necessary for such redemption or repurchase shall have been set aside.

      (d) The consent or votes required in Section 9(c) shall be in addition to any approval of stockholders of the Corporation which may be required by law or pursuant to any provision of the Corporation’s certificate of incorporation or bylaws, which approval shall be obtained by vote of the stockholders of the Corporation in the manner provided in Section 9(b).

      (e) As provided in Section 5.4 of the Purchase Agreement, so long as each Warburg and Broadview Beneficially Owns at least twenty-five percent (25%) of the shares of the Series B Preferred Stock issued to it each Purchaser pursuant to the Purchase Agreement (including as owned and outstanding for this purpose shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock and upon exercise of the Warrants issued hereunder but excluding the shares of Series B Preferred Stock issuable upon the Company’s Call Right), Warburg and Broadview shall each have the exclusive right to appoint one (1) director (each, a “BOARD DESIGNEE”) to the Board of Directors. The Board Designees shall be duly appointed in accordance with the Corporation’s bylaws, Certificate of Incorporation and the General Corporation Law of Delaware. Each of the Board Designees so elected shall serve for a term of three years as a Class [II] Director (as designated in the Corporation’s Certificate of Incorporation) and until his or her successor is elected and qualified. For so long as such membership does not conflict with any applicable law or regulation or listing requirement of the Nasdaq National Market (as determined in good faith by the Board of Directors of the Corporation), each Board Designee shall serve as a member of the Audit Committee, Compensation Committee and each other principal committee of the Board of Directors for so long as such membership does not conflict with any applicable law or regulation or listing requirement of the Nasdaq National Market (as determined in good faith by the Corporation’s Board of Directors). Any vacancy in the position of the Board Designee appointed by Warburg and the Board Designee appointed by Broadview may be made only by Warburg or Broadview, respectively. The Board Designee appointed by Warburg and the Board Designee appointed by Broadview may, during his or her term of office, be removed at any time, with or without cause, by and only by Warburg and Broadview, respectively, at a special meeting called for such purpose or by written consent of Warburg or Broadview, respectively. Any vacancy created by such removal may also be filled at such meeting or by such consent. Warburg’s entitlement to appoint its Board Designee pursuant to this Section 9(e) shall be in addition to Warburg’s rights under Section 9(e) of the “Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Proxim Corporation” filed with the Secretary of State of the State of Delaware on August 5, 2002.

      10.     Definitions.

      Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated.

      “Affiliate” means with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” (and correlative terms “controlling,” “controlled by” and “under common control with”) means possession of the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

      “Beneficially Own” or “Beneficial Ownership” is defined in Rules 13d-3 and 13d-5 of the Exchange Act, but without taking into account any contractual restrictions or limitations on voting or other rights.

      “Broadview” means Broadview Capital Partners, L.P., Broadview Capital Partners Qualified Purchaser Fund L.P. and Broadview Capital Partners Affiliates Fund L.L.C.

      “Business Combination” means (a) any reorganization, consolidation, merger, share exchange or similar business combination transaction involving the Corporation with any Person or (b) the sale, assignment, conveyance, transfer, lease or other disposition by the Corporation of all or substantially all of its assets.

      “Business Day” means any day except a Saturday, Sunday or day on which the institutions are legally authorized to close in the City of New York.

      “Call Right” has the meaning ascribed to it in the Purchase Agreement.

      “Capital Stock” means (a) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (b) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.

      “Change of Control “ means the happening of any of the following events:

(a) The acquisition by any Person of Beneficial Ownership of 50% or more of either (i) the then-outstanding shares of Common Stock (the “Outstanding Corporation Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change of Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any company that is an Affiliate of the Corporation or (B) any acquisition by any corporation pursuant to a transaction that complies with (c)(i) and (c)(ii) in this definition; or

(b) Individuals who, as of the date hereof and including the designees of Warburg and Broadview, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

(c) Consummation of a Business Combination, in each case, unless, following such Business Combination, (i) all or substantially all of the Persons that were the Beneficial Owners of the Outstanding Corporation Common Stock and the Outstanding Corporation Voting Securities immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Corporation Common Stock and the Outstanding Corporation Voting Securities, as the case may be, and (ii) no Person (excluding any Person resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation; or

(d) Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

      “Common Stock” means the Class A Common Stock of the Corporation, par value $.01 per share.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

      “Excluded Stock” means (a) shares of Common Stock issued by the Corporation as a stock dividend payable in shares of Common Stock, or upon any subdivision or split-up of the outstanding shares of Capital Stock, in each case which is subject to the provisions of Section 7(c)(ii), or upon conversion of shares of Capital Stock (but not the issuance of such Capital Stock which will be subject to the provisions of Section 7(c)(i)(C)), (b) the issuance of shares of Common Stock in any Qualified Public Offering, (c) the issuance of shares of Common Stock (including upon exercise of options, warrants or other securities) to directors, advisors, employees or consultants of the Corporation pursuant to a stock option plan, restricted stock plan or other agreement approved by the Board of Directors, (d) the issuance of shares of Common Stock in connection with acquisitions of assets or securities of another Person, (e) the issuance of shares of Common Stock upon exercise of the Series B Preferred Stock and the Warrants and (f) the issuance of any additional Warrants.

      “Market Price” means, with respect to a particular security, on any given day, the average of the highest and lowest reported sale prices regular way or, in case no such reported sales takes place on such day, the average of the highest asked and lowest bid prices regular way, in either case on the principal national securities exchange on which the applicable securities are listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, (a) the average of the highest and lowest sale prices for such day reported by the Nasdaq Stock Market if such security is traded over-the-counter and quoted in the Nasdaq Stock Market, or (b) if such security is so traded, but not so quoted, the average of the highest reported asked and lowest reported bid prices of such security as reported by the Nasdaq Stock Market or any comparable system, or (c) if such security is not listed on the Nasdaq Stock Market or any comparable system, the average of the highest asked and lowest bid prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of Common Stock shall be deemed to be the fair value per share of such security as determined in good faith by the Board of Directors.

      “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share of Common Stock basis with the per share amounts of all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the Dividend Payment Record Date of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in Section 7(c) and excluding (i) cash dividends or cash distributions that resulted in an adjustment to the Conversion Price, (ii) cash dividends paid on the Common Stock in which the Preferred Stock participates, and (iii) cash dividends or cash distributions paid on the Series B Preferred Stock), does not exceed 15% of the Market Price of a share of Common Stock on the trading day immediately preceding the date of declaration of such dividend or distribution.

      “Original Issue Date” means the date upon which the initial shares of Series B Preferred Stock were originally issued by the Corporation.

      “Outstanding” means, at any time, the number of shares of Common Stock then outstanding calculated on a fully diluted basis, assuming the exercise, exchange or conversion into Common Stock of all outstanding securities exercisable, exchangeable or convertible into shares of Common Stock (whether or not then exercisable, exchangeable or convertible).

      “Person” means an individual, corporation, partnership, other entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

      “Purchase Agreement” means the Purchase Agreement, dated as of July 22, 2003, among the Corporation and the purchasers named therein, including all schedules and exhibits thereto.

      “Purchaser” has the meaning ascribed to it in the Purchase Agreement.

      “Qualifying Change of Control” means a Change of Control following the consummation of which the value of the consideration (in the form of cash or liquid securities) that would be received upon conversion of one share of Series B Preferred Stock (the “As-Converted Consideration”) would equal or exceed 110% of the Liquidation Value then in effect (after taking into account any increase in the Liquidation Value as a result of such Change of Control ) (the “Value Threshold”); provided, that a Change of Control will also constitute a Qualifying Change of Control if the Corporation, at its option, reduces the Conversion Price then in effect in order to make the As-Converted Consideration equal or exceed the Value Threshold.

      “Qualified Public Offering” means a public or private offering of the shares of Common Stock pursuant to an effective registration statement, pursuant to which the gross proceeds to the Corporation are not less than $20,000,000.

      “Series A Preferred Stock” means the Series A Convertible Preferred Stock of the Corporation, par value $.01 per share.

      “Subsidiary” of a Person means (a) a corporation, a majority of whose stock with voting power, under ordinary circumstances, to elect directors is at the time of determination, directly or indirectly, owned by such Person or by one or more Subsidiaries of such Person, or (b) any other entity (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.

      “Warburg” means Warburg Pincus Private Equity VIII, L.P. and its Affiliates

      “Warrants” means collectively the warrants which are issuable to the purchasers named in the Purchase Agreement pursuant to the Purchase Agreement.

      11.     No Other Rights.

      The shares of Series B Preferred Stock shall not have any relative, optional or other special rights and powers except as set forth herein or as may be required by law.

      This Certificate shall become effective at 8:30 a.m. Eastern Standard Time on                                                   , 2003.

[Signature Page Follows]

      IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed and acknowledged by its undersigned duly authorized officer this                               day of                     , 2003.

PROXIM CORPORATION

By:

Name:
Title:

APPENDIX E

THE SECURITIES REPRESENTED BY THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS, AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS.

FORM OF WARRANT

No.	__________, 2003

TO PURCHASE SHARES OF CLASS A COMMON STOCK, PAR VALUE $.01

PER SHARE, OF PROXIM CORPORATION

      1.     Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated.

      “Acquiror” has the meaning given to it in Exhibit A hereto.

      “Acquiror’s Share Price” has the meaning given to it in Exhibit A hereto.

      “Affiliate” means with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” (and correlative terms “controlling,” “controlled by” and other “under common control with”) means possession of the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

      “Board” means the Board of Directors of the Company.

      “Business Combination” means (a) any reorganization, consolidation, merger, share exchange or similar business combination transaction involving the Company with any Person or (b) the sale, assignment, conveyance, transfer, lease or other disposition by the Company of all or substantially all of its assets.

      “Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in New York City, New York generally are authorized or required by law or other governmental actions to close.

      “Capital Stock” means (a) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (b) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.

      “Cashless Exercise” has the meaning given to it in Section 3(A)(b)(ii).

      “Certificate of Designations” means the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of the Company, filed with the Secretary of State of the State of Delaware on                                                             , 2003.

      “Change of Control” has the meaning given to it in the Certificate of Designations.

      “Common Stock” means the Company’s Class A Common Stock, par value $.01 per share.

      “Company” means Proxim Corporation, a Delaware corporation.

      “Company’s Share Price” has the meaning given to it in Exhibit A hereto.

      “Company’s Stock Price” has the meaning given to it in Exhibit A hereto.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

      “Excluded Stock” means (a) shares of Common Stock issued by the Company as a stock dividend payable in shares of Common Stock, or upon any subdivision or split-up of the outstanding shares of Capital Stock, in each case which is subject to Section 13(B), or upon conversion of shares of Capital Stock (but not the issuance of such Capital Stock which will be subject to the provisions of Section 13(A) (iii)), (b) the issuance of shares of Common Stock in any Qualified Public Offering, (c) the issuance of shares of Common Stock (including upon exercise of options, warrants or other securities) to directors, advisors, employees or consultants of the Company pursuant to a stock option plan, employee stock purchase plan, restricted stock plan or other agreement approved by the Board, (d) the issuance of shares of Common Stock in connection with acquisitions of assets or securities of another Person (other than issuances to Affiliates of the Company), (e) the issuance of shares of Common Stock upon conversion of the Preferred Stock or the Series A Preferred Stock, (f) the issuance of shares of Common Stock upon exercise of the Existing Warrants (as defined in the Purchase Agreement)or the Warrants (including Warrants issued after the date hereof) and (g) the issuance of any Warrants issued after the date hereof.

      “Exercise Price” has the meaning given to it in Section 2 herein.

      “Expiration Date” has the meaning given to it in Section 3(A) herein.

      “Initiation Date” has the meaning given to it in Exhibit A hereto.

      “Market Price” means, with respect to a particular security, on any given day, the average of the highest and lowest reported sale prices regular way or, in case no such reported sales takes place on such day, the average of the highest asked and lowest bid prices regular way, in either case on the principal national securities exchange on which the applicable securities are listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, (a) the average of the highest and lowest sale prices for such day reported by the Nasdaq Stock Market if such security is traded over-the-counter and quoted in the Nasdaq Stock Market, or (b) if such security is so traded, but not so quoted, the average of the highest reported asked and lowest reported bid prices of such security as reported by the Nasdaq Stock Market or any comparable system, or (c) if such security is not listed on the Nasdaq Stock Market or any comparable system, the average of the highest asked and lowest bid prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of Common Stock shall be deemed to be the fair value per share of such security as determined in good faith by the Board.

      “Nasdaq” has the meaning given to it in the Purchase Agreement.

      “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share of Common Stock basis with the per share amounts of all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in Section 13 and excluding (i) cash dividends or cash distributions that resulted in an adjustment to the Exercise Price, (ii) cash dividends paid on the Common Stock in which the Preferred Stock participates pursuant to Section 3 of the Certificate of Designations and (ii) cash dividends or cash distributions paid on the Preferred Stock), does not exceed 15% of the Market Price of a share of Common Stock on the trading day immediately preceding the date of declaration of such dividend or distribution.

      “Original Issue Date” means the date on which the Warrants were first issued.

      “Outstanding” means, at any time, the number of shares of Common Stock then outstanding calculated on a fully diluted basis, assuming the exercise, exchange or conversion into Common Stock of all securities exercisable, exchangeable or convertible into shares of Common Stock (whether or not then exercisable, exchangeable or convertible).

      “Qualified Public Offering” means a public or private offering of the shares of Common Stock pursuant to an effective registration statement, pursuant to which the gross proceeds to the Company are not less than $20,000,000.

      “Person” means an individual, corporation, partnership, other entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

      “Preferred Stock” means the Series B Convertible Preferred Stock of the Company or successor preferred stock as contemplated by the Certificate of Designations.

      “Purchase Agreement” means the Securities Purchase Agreement, dated as of July      , 2003, among the Company and the purchasers named therein, including all schedules and exhibits thereto.

      “Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

      “Series A Preferred Stock” means the Series A Convertible Preferred Stock of the Company, par value $0.01 per share.

      “Shares” has the meaning given to it in Section 2 herein.

      “Subsidiary” of a Person means (a) a corporation, a majority of whose stock with voting power, under ordinary circumstances, to elect directors is at the time of determination, directly or indirectly, owned by such Person or by one or more Subsidiaries of such Person, or (b) any other entity (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.

      “Trigger Date” has the meaning given to it in Exhibit A hereto.

      “Warrantholder” has the meaning given to it in Section 2 herein.

      “Warrants” means collectively the warrants represented hereby (and by any instrument replacing, in whole or in part, this instrument) which were issued to the purchasers named in the Purchase Agreement pursuant to the Purchase Agreement.

      2.     Number of Shares; Exercise Price. This certifies that, for value received, [                              ] or its registered assigns (the “Warrantholder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, to acquire from the Company, in whole or in part, up to an aggregate of                               fully paid and nonassessable shares of Common Stock (the “Shares”) of the Company, at a per Share purchase price (the “Exercise Price”) equal to $1.46. The number and type of Shares and the Exercise Price are subject to adjustment as provided herein, and all references to “Shares,” “Common Stock” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

      3.     Exercise Rights.

      (A) Exercise of Warrant; Term. The right to purchase the Shares represented by this Warrant is exercisable, in whole or in part, by the Warrantholder, at any time or from time to time but in no event later than 11:59 p.m. New York City Time, on                                ,                               [sixth anniversary of the Second Closing Date] (the “Expiration Date”), by (a) the surrender of this Warrant and Notice of Exercise annexed hereto, duly completed and executed on behalf of the Warrantholder, at the office of the Company in Sunnyvale, California (or such other office or agency of the Company in the United States as it may designate by notice in writing to the Warrantholder at the address of the Warrantholder appearing on the books of the Company), and (b) payment of the Exercise Price for the Shares thereby purchased at the election of the Warrantholder in one or a combination of the following manners:

(i) by tendering in cash, by certified or cashier’s check or by wire transfer payable to the order of the Company; or

(ii) by having the Company withhold shares of Common Stock issuable upon exercise of this Warrant equal in value to the aggregate Exercise Price as to which this Warrant is so exercised based on the Market Price of the Common Stock on the trading day prior to the date on which this Warrant and the Notice of Exercise are delivered to the Company (a “Cashless Exercise”).

      (B) Replacement of Warrant. If the exercising (or selling, as the case may be) Warrantholder does not exercise (or sell, as the case may be) this Warrant in its entirety, the Warrantholder will be entitled to receive from the Company within a reasonable time, not exceeding five (5) Business Days, a new warrant in substantially identical form for the purchase of that number of Shares equal to the difference between the number of Shares subject to this Warrant and the number of Shares as to which this Warrant is so exercised (or sold, as the case may be).

      (C) Notwithstanding anything to the contrary contained herein, if the Holder shall have given the Company written notice or its intention to exercise this Warrant on or before 11:59 p.m., New York City time on the Expiration Date, the Holder may exercise this Warrant at any time through (and including) the Business Day next following the date that all applicable required regulatory holding periods have expired and all applicable required governmental approvals have been obtained in connection with such exercise of this Warrant.

      (D) Notwithstanding anything to the contrary contained herein, this Warrant shall be automatically exercised on the Expiration Date, without action required on the part of the Warrantholder (except as hereinafter provided), for the Shares in the event the Market Price exceeds the Exercise Price on the close of business on the Expiration Date. Upon notice by the Company, the Warrantholder shall immediately surrender the Warrant at the office of the Company in Sunnyvale, California (or such other office or agency of the Company in the United States as it may designate by notice in writing to the Warrantholder at the address of the Warrantholder appearing on the books of the Company). Any such exercise of the Warrant shall be made through a Cashless Exercise.

      4.     Issuance of Shares; Authorization; Listing. The Company hereby represents and warrants that any Shares issued upon the exercise of this Warrant in accordance with the provisions of Section 3 will, upon issuance and payment therefor, be duly and validly authorized and issued, fully paid and nonassessable, free from all preemptive rights and free from all taxes, liens, security interests and charges (other than liens or charges created by or imposed upon the Warrantholder or taxes in respect of any transfer occurring contemporaneously therewith). Subject to the next sentence, certificates for Shares issued upon exercise of this Warrant will be issued in such name or names as the Warrantholder may designate and will be delivered to such named Person or Persons within a reasonable time, not to exceed five (5) Business Days after the date on which this Warrant has been duly exercised in accordance with the terms of this Warrant. The Company agrees that the Shares so issued will be deemed to have been issued to the Warrantholder as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered (or deemed delivered upon a cashless exercise) to the Company in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Shares may not be actually delivered on such date. The Company will at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of providing for the exercise of this Warrant, the aggregate number of shares of Common Stock issuable upon exercise of this Warrant. The Company will procure, at its sole expense, the listing of the Shares, subject to issuance or notice of issuance on the principal domestic stock exchange or inter-dealer quotation system on which the Common Stock is then listed or traded. The Company will take all commercially reasonable action as may be necessary to ensure that the Shares may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Shares are listed or traded.

      5.     No Fractional Shares or Scrip. No fractional Shares or scrip representing fractional Shares shall be issued upon any exercise of this Warrant. In lieu of any fractional Share to which the Warrantholder would otherwise be entitled, the Warrantholder shall be entitled to receive a cash payment equal to the Market Price per share of Common Stock computed as of the trading day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction of a Share.

      6.     No Rights as Shareholders. This Warrant does not entitle the Warrantholder to any voting rights or other rights as a shareholder of the Company prior to the date of exercise hereof.

      7.     Charges, Taxes and Expenses. Issuance of certificates for shares of Common Stock upon the exercise of this Warrant shall be made without charge to the Warrantholder or such designated Persons for any issue or transfer tax (other than taxes in respect of any transfer occurring contemporaneously therewith or as a result of the holder being a non-U.S. person) or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock in a name other than that of the Warrantholder or such designated Persons, and no such issuance or delivery shall be made unless and until the person requesting such issuance or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

      8.     Transfer/Assignment. This Warrant and any rights hereunder are not transferable by the Warrantholder, in whole or in part, in the absence of any effective registration statement related to this Warrant or an opinion of counsel, satisfactory in form and substance to the Company, that such registration is not required under the Securities Act and any applicable state securities laws. Subject to compliance with the preceding sentence, this Warrant and all rights hereunder are transferable to an accredited investor, in whole or in part, upon the books of the Company by the registered holder hereof in person or by duly authorized attorney, and a new warrant shall be made and delivered by the Company, of the same tenor as this Warrant but registered in the name of the transferee, upon surrender of this Warrant, duly endorsed, to the office or agency of the Company described in Section 3. All expenses, taxes (other than stock transfer taxes or taxes imposed because the transferee is a non-U.S. Person) and other charges payable in connection with the preparation, execution and delivery of the new warrants pursuant to this Section 8 shall be paid by the Company. The restrictions imposed by the first sentence of this Section 8 shall terminate as to the Warrant (i) when such security has been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering such security, except with respect to securities held following such disposition by Affiliates of the Company, or (ii) when, in the opinion of counsel for the Company, such restrictions are no longer required in order to achieve compliance with the Securities Act.

      9.     Exchange and Registry of Warrant. This Warrant is exchangeable, upon the surrender hereof by the Warrantholder at the office or agency of the Company described in Section 3, for a new warrant or warrants of like tenor representing the right to purchase in the aggregate a like number of Shares. The Company shall maintain at the office or agency described in Section 3 a registry showing the name and address of the Warrantholder as the registered holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at the office of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

      10.     Loss, Theft, Destruction or Mutilation of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company will issue and deliver in substitution for and upon cancellation of the mutilated Warrant, or in substitution for the Warrant lost, stolen or destroyed, a new warrant or warrants of like tenor and representing an equivalent right or interest, but only upon, in the case of a lost, stolen or destroyed certificate, receipt of evidence satisfactory to the Company of such loss, theft or destruction. If required by the Company, the Warrantholder shall furnish an indemnity bond sufficient to protect the Company from any out-of-pocket loss which it may suffer if a Warrant is replaced. The Company may charge the Warrantholder for its reasonable expenses in replacing a Warrant.

      11.     Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.

      12.     Rule 144 Information. The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Warrantholder, make publicly available such information as is described in Rule 144(c)(2) under the Securities Act). Upon the request of any Warrantholder, the Company will deliver to such Warrantholder a written statement that it has complied with such requirements.

      13.     Adjustments and Other Rights. The Exercise Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows:

(A) Common Stock Issued at Less than Exercise Price. If the Company issues or sells any Common Stock (including any securities exercisable, exchangeable or convertible into Common Stock) other than Excluded Stock without consideration or for consideration per share (as determined below) less than the Exercise Price in effect as of the day of such issuance or sale, the Exercise Price in effect immediately prior to each such issuance or sale will immediately be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to such issuance or sale, by a fraction, (1) the numerator of which shall be the sum of (w) the number of shares of Common Stock Outstanding immediately prior to such issuance or sale plus (x) the number of additional shares of Common Stock which the aggregate consideration received by the Company for the total number of such shares of Common Stock (or shares of Common Stock issuable upon exercise, exchange or conversion) so issued or sold would purchase at the Exercise Price in effect on the last trading day immediately preceding such issuance or sale, and (2) the denominator of which shall be the sum of (y) the number of shares of Common Stock Outstanding immediately prior to such issuance or sale plus (z) the number of additional shares of Common Stock (or shares of Common Stock issuable upon exercise, exchange or conversion) so issued or sold. In such event, the number of shares of Common Stock issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (i) the product of (a) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (b) the Exercise Price in effect immediately prior to the issuance giving rise to this adjustment by (ii) the new Exercise Price determined in accordance with the immediately preceding sentence. For the purposes of any adjustment of the Exercise Price and the number of Shares issuable upon exercise of this Warrant pursuant to this Section 13(A), the following provisions shall be applicable:

(i) In the case of the issuance of Common Stock for cash, the amount of the consideration received by the Company shall be deemed to be the amount of the cash proceeds received by the Company for such Common Stock before deducting therefrom any discounts or commissions allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(ii) In the case of the issuance of Common Stock (otherwise than upon the conversion of shares of Capital Stock or other securities of the Company) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board, provided, however, that such fair value as determined by the Board shall not exceed the aggregate Market Price of the shares of Common Stock being issued as of the date the Board authorizes the issuance of such shares.

(iii) In the case of the issuance of (a) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable) or (b) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

(a) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights are issued and for a consideration equal to the consideration (determined in the manner provided in Section 13(A)(i) and (ii)), if any, received by the Company upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby;

(b) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in Section 13(A)(i) and (ii)), if any, to be received by the Company upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof;

(c) on any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Company upon such exercise, conversion or exchange, but excluding changes resulting from the anti-dilution provisions thereof (to the extent comparable to the anti-dilution provisions contained herein), the Exercise Price and the number of Shares issuable upon exercise of this Warrant as then in effect shall forthwith be readjusted to such Exercise Price and number of Shares as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change;

(d) on the expiration or cancellation of any such options, warrants or rights (without exercise), or the termination of the right to convert or exchange such convertible or exchangeable securities (without exercise), if the Exercise Price and the number of Shares issuable upon exercise of this Warrant shall have been adjusted upon the issuance thereof, the Exercise Price and the number of Shares issuable upon exercise of this Warrant shall forthwith be readjusted to such Exercise Price and number of Shares as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such convertible or exchangeable securities; and

(e) if the Exercise Price and the number of Shares issuable upon exercise of this Warrant shall have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Exercise Price and the number of Shares issuable upon exercise of this Warrant shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof.

(B) Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (1) declare a dividend or make a distribution on its Common Stock in shares of Common Stock, (2) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (3) combine or reclassify the outstanding Common Stock into a smaller number of shares, the number of Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder after such date shall be entitled to purchase the number of shares of Common Stock which such holder would have owned or been entitled to receive after such date had this Warrant been exercised immediately prior to such date. In such event, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (i) the product of (a) the number of Shares issuable upon the exercise of this Warrant before such adjustment and (b) the Exercise Price in effect immediately prior to the issuance giving rise to this adjustment by (ii) the new number of Shares issuable upon exercise of the Warrant determined pursuant to the immediately preceding sentence.

(C) Other Distributions. In case the Company shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (i) of shares of any class or of any Person other than shares of the Common Stock or (ii) of evidence of indebtedness of the Company or any Subsidiary or (iii) of assets (excluding Ordinary Cash Dividends, and dividends or distributions referred to in Section 13(B)), or (iv) of rights or warrants, in each such case the number of Shares issuable upon exercise of this Warrant shall be multiplied by a fraction, the numerator of which is the Market Price per share of Common Stock on such record date and the denominator of which is the Market Price per share of Common Stock on such record date less the fair market value (as reasonably determined by the Board, whose good faith determination shall be conclusive) of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed per share of Common Stock; such adjustment shall take effect on the record date for such distribution. In such event, the Exercise Price shall be multiplied by a fraction, the numerator of which is the number of Shares issuable upon the exercise of this Warrant before such adjustment, and the denominator of which is the new number of Shares issuable upon exercise of this Warrant determined in accordance with the immediately preceding sentence. Notwithstanding the foregoing, in the event that the fair market value (as determined above) of the shares or evidences of indebtedness or assets or rights or warrants to be so distributed with respect to one share of Common Stock is equal to or greater than the Market Price per share of Common Stock on such record date, then proper provision shall be made such that upon exercise of the Warrant, the holder shall receive the amount and kind of such shares, assets, evidences of indebtedness, rights or warrants such holders would have received had such holders exercised this Warrant immediately prior to such record date. In the event that such distribution is not so made, the Exercise Price and the number of Shares issuable upon exercise of this Warrant then in effect shall be readjusted, effective as of the date when the Board determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Exercise Price that would then be in effect and the number of Shares that would then be issuable upon exercise of this Warrant if such record date had not been fixed.

(D) Business Combinations. In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock referred to in Section 13(B)), this Warrant after the date of such Business Combination or reclassification will be exercisable solely for the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such Business Combination or reclassification) upon exercise of this Warrant immediately prior to such Business Combination or reclassification would have been entitled upon such Business Combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Warrantholder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant. In determining the kind and amount of stock, securities or the property receivable upon consummation of such Business Combination or reclassification, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the Warrantholder shall have the right to make a similar election upon exercise of this Warrant with respect to the number of shares of stock or other securities or property which the Warrantholder will receive upon exercise of this Warrant.

(E) Successive Adjustments. Successive adjustments in the Exercise Price and the number of shares of Common Stock issuable upon exercise of this Warrant shall be made, without duplication, whenever any event specified in Sections 13(A), (B), (C) and (D) shall occur.

(F) Rounding of Calculations; Minimum Adjustments. All calculations under this Section 13 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. No adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable is required if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, as the case may be; provided, however, that any adjustments which by reason of this Section 13(F) are not required to be made will be carried forward and given effect in any subsequent adjustment.

(G) Adjustment for Unspecified Actions. If the Company takes any action affecting the Common Stock, other than action described in this Section 13, which in the opinion of the Board would materially adversely affect the exercise rights of the Warrantholders, the Exercise Price for the Warrants and/or the number of Shares received upon exercise of the Warrant may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as such Board may determine in good faith to be equitable in the circumstances; provided, however, that in no event shall any adjustment have the effect of increasing the Exercise Price as otherwise determined pursuant to any of the provisions of this Section 13 except in the case of a combination of shares of a type contemplated in Section 13(B) and then in no event to an amount larger than the Exercise Price as adjusted pursuant to Section 13(B). Failure of the Board to provide for any such adjustment prior to the effective date of any such action by the Company affecting the Common Stock will be evidence that the Board has determined that it is equitable to make no adjustments in the circumstances.

(H) Voluntary Adjustment by the Company. The Company may at its option, at any time during the term of the Warrants, reduce the then current Exercise Price or increase the number of Shares for which the Warrant may be exercised to any amount deemed appropriate by the Board; provided, however, that if the Company elects to make such adjustment, such adjustment will remain in effect for at least a 15-day period, after which time the Company may, at its option, reinstate the Exercise Price or number of Shares in effect prior to such reduction, subject to any interim adjustments pursuant to this Section 13.

(I) Statement Regarding Adjustments. Whenever the Exercise Price or the number of Shares into which this Warrant is exercisable shall be adjusted as provided in this Section 13, the Company shall forthwith file, at the principal office of the Company a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the number of Shares into which this Warrant shall be exercisable after such adjustment and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each Warrantholder at the address appearing in the Company’s records.

(J) Notices. In the event that the Company shall give notice or make a public announcement to the holders of Common Stock of any action of the type described in this Section 13 (but only if the action of the type described in this Section 13 would result in an adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall, at the time of such notice or announcement, and in the case of any action which would require the fixing of a record date, at least 10 days prior to such record date, give notice to the Warrantholder, in the manner set forth in Section 13(I), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(K) Miscellaneous. Except as provided in Section 13, no adjustment in respect of any dividends or other payments or distributions made to Warrantholders of securities issuable upon exercise of Warrants will be made during the term of a Warrant or upon the exercise of a Warrant. In addition, notwithstanding any of the foregoing, no such adjustment will be made for the issuance or conversion of the Preferred Stock.

(L) No Impairment. The Company will not, by amendment of its Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrantholder.

      14. GOVERNING LAW. THIS WARRANT SHALL BE BINDING UPON ANY SUCCESSORS OR ASSIGNS OF THE COMPANY. THIS WARRANT SHALL CONSTITUTE A CONTRACT

UNDER THE LAWS OF THE STATE OF DELAWARE AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE.

      15.     Amendments. This Warrant may be amended and the observance of any term of this Warrant may be waived only with the written consent of the Company and the Warrantholder.

      16.     Notice. All notices hereunder shall be in writing and shall be effective (a) on the day on which delivered if delivered personally or transmitted by telex or telegram or telecopier with evidence of receipt, (b) one Business Day after the date on which the same is delivered to a nationally recognized overnight courier service with evidence of receipt, or (c) five Business Days after the date on which the same is deposited, postage prepaid, in the U.S. mail, sent by certified or registered mail, return receipt requested, and addressed to the party to be notified at the address indicated below for the Company, or at the address for the Warrantholder set forth in the registry maintained by the Company pursuant to Section 9, or at such other address and/or telecopy or telex number and/or to the attention of such other person as the Company or the Warrantholder may designate by ten-day advance written notice.

      17.     Change of Control. Upon the occurrence of a Change of Control, the Warrantholder may elect at any time for so long as it holds the Warrant, by delivering written notice thereof to the Company, to cause the Company to purchase at any time after the occurrence of such Change of Control the Warrant, in whole or in part, at a valuation based on a computation of the option value of the Warrant using Black-Scholes calculation methods and making the assumptions described in the Black-Scholes methodology described in Exhibit A hereto. At the election of the Company, all or any portion of such purchase price may be paid in Common Stock (valued at the then current Market Price of the Common Stock as of the time of such payment) so long as such payment does not cause the Company to fail to comply with applicable Nasdaq requirements or the requirements of any other governmental entity.

      18.     Entire Agreement. This Warrant, the exhibit and the forms attached hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or undertakings with respect thereto.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

      IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by a duly authorized officer.

Dated:                     , 2003

PROXIM CORPORATION

By:

Name:

Title:

Exhibit A

      In the event of a Change of Control as a result of a merger or acquisition of the Company, the entering into definitive documentation in respect of such event or the recommendation by the Board that stockholders of the Company tender their shares into a tender or exchange offer that would result in a Change of Control shall be referred to as a “Trigger Date.”

      The third-party that has entered into such definitive documentation with the Company or that has commenced such a tender or exchange offer shall be referred to as “Acquiror.”

      The average of the Acquiror’s closing stock prices for the ten (10) trading day period immediately preceding the later of (x) the receipt of regulatory approval or (y) thirty (30) days prior to the Initiation Date (as defined below), shall be referred to as “Acquiror’s Share Price.”

      The average of the Company’s closing stock prices for the same ten (10) trading day period shall be referred to as “Company’s Share Price.”

      The computation of the value of each Warrant shall use the Black-Scholes calculation method for valuing options using the following assumptions:

1) Volatility equal to the previous one hundred eighty (180) trading days as shown on Bloomberg;

2) Dividend yield of 0.0%;

3) Interest rate equal to the then published LIBOR rate;

4) Exercise price will be the Exercise Price as adjusted and then in effect for the Warrant at the time of the Trigger Date;

5) Term of the Warrant will be the remaining term of the Warrant from the Trigger Date to the Expiration Date; and

6) The underlying security price for purposes of the Black-Scholes model will be calculated as follows: (a) In the event of an “all cash” deal, the cash per share offered to the Company’s shareholders by the Acquiror; (b) in the event of an “all stock” deal:(x) in the event of a fixed exchange ratio transaction, the price per share of Common Stock arrived at by multiplying the Acquiror’s Share Price by the number of Acquiror’s shares being offered for one (1) share of Common Stock; and (y) in the event of a fixed value transaction, the value offered by the Acquiror for one (1) share of Common Stock. In the event of a transaction contemplating various forms of consideration for each share of Common Stock, the cash portion, if any, shall be valued as described in (a) above; the stock portion shall be valued as (b) above; and any other forms of consideration shall be valued by the Company in good faith, without applying any discounts to such consideration.

      In the event the Warrantholder decides to exchange the Warrants for shares of Common Stock, the Warrantholder will receive that number of shares of Common Stock arrived at by dividing the value of the Warrants, as determined above, by the Company’s Stock Price (as defined below). The Warrantholder can initiate such exchange only after the Company has received both regulatory and shareholder approval (such notice to be provided by the Company to the Warrantholder immediately upon receipt of such approvals) or in the case of a tender or exchange offer referenced above after the minimum tender condition and all other material conditions to such offer have been satisfied (the later of such dates being the “Initiation Date”), and may execute the exchange with the Company within the ten (10) Business Day period immediately after the receipt of the latter of regulatory approval or stockholder approval (it being agreed that in the context of such a tender or exchange offer, shareholder approval shall be deemed to have occurred upon the satisfaction of the minimum tender condition along with all other material conditions). The Company covenants it will not close the Change of Control transaction or otherwise facilitate the closing of a tender or exchange offer as referenced above until giving the Warrantholder at least five (5) Business Days to sell or distribute the Common Stock to be received in an exchange, such five (5)-day period to be included in the ten (10)-day period above, and will cooperate with the Warrantholder to ensure to the extent reasonably practicable that there is an effective registration statement available to facilitate such a sale during such five (5)-day period or an effective opportunity is provided in the case of a tender or exchange offer as referenced above to tender such shares into the offer.

      In all other Change of Control events, the computation of the option value of each Warrant shall use the Black-Scholes calculation method for valuing options using the following assumptions:

1) Volatility equal to the previous one hundred eighty (180) trading days as shown on Bloomberg;

2) Dividend yield of 0.0%;

3) Interest rate equal to the then published LIBOR rate;

4) Exercise price will be the Exercise Price as adjusted and then in effect for the Warrant at the time of the Change of Control event;

5) Term of the Warrant will be the remaining term of the Warrant from the date of the Change of Control to the stated Expiration Date; and

6) The underlying security price for purposes of the Black-Scholes model will be calculated using the five (5)-day average of the closing Market Price of the Company’s Common Stock immediately after the Change of Control event date (“Company’s Stock Price”).

      Upon a calculation of the value of the Warrant based on the Black-Scholes computations above, such value will not be discounted in any way. If the Warrantholder disputes the valuation of the Warrant, the Company and the Warrantholder will choose a mutually-agreeable firm to compute the valuation of the Warrant using the guidelines above, and such valuation shall be final. The fees and expenses of such firm shall be borne equally by the Company and the Warrantholder. In the event the Warrantholder decides to exchange the Warrants for shares of Common Stock, the Warrantholder will receive that number of shares of Common Stock arrived at by dividing the value of the Warrants, as determined above, by the Company’s Stock Price.

      In all circumstances above, the calculation of the Warrant value will be based on the assumption that all Warrants have been converted into Common Stock based on the applicable formula for conversion contained herein (and giving effect to any adjustments which have occurred under Section 13 herein), and no discount will be applied with respect to any still pending restrictions on such conversion rights.

Notice of Exercise

      The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant to purchase Shares of Common Stock, par value $0.01 per share, issued by Proxim Corporation and held by the undersigned, the original of which is attached hereto, and (check the applicable box):

☐	Tenders herewith payment of the Exercise Price (as defined in the Warrant) in full in the form of cash, certified check or official bank check in the amount of $ for of such Shares.

☐	Confirms that payment of the Exercise Price (as defined in the Warrant) in full by means of a wire transfer in the amount of $ for of such securities has been made to the Company.

☐	Elects to surrender to the Company for cancellation securities of the Company having a Market Price (as defined in the Warrant) on the date hereof equal to the Exercise Price.

☐	Elects to receive a payment equal to the difference between the Market Price (as defined in the Warrant), multiplied by the number of shares as to which the Warrant is being exercised, and the Exercise Price (as defined in the Warrant) with respect to such shares, payable in shares of Common Stock valued at the Market Price of the Common Stock on the trading day prior to the date hereof.

[To be signed only upon transfer of Warrant]

      FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                     the right represented by the within Warrant to purchase                    shares of the Common Stock of Proxim Corporation to which the within Warrant relates, and appoints attorney to transfer said right on the books of Proxim Corporation with full power of substitution in the premises.

Dated:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

Address

In the presence of

APPENDIX F

[LETTERHEAD OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.]

July 22, 2003

Special Committee of

The Board of Directors
Proxim Corporation
935 Stewart Drive
Sunnyvale, CA 94085

Dear Sirs:

      We understand that Proxim Corporation (“Proxim” or the “Company”) is proposing to issue a promissory note evidencing a $30.0 million bridge loan (the “Bridge Loan”), which would, subject to the approval of the Company’s stockholders, be exchanged for shares of the Company’s Series B preferred stock (the “Series B Preferred Stock”) and warrants (the “Warrants”) to purchase shares of the Company’s common stock. We further understand that the Bridge Loan will be made by, and the Series B Preferred Stock and the Warrants will be purchased by, certain of the Company’s existing shareholders, Warburg Pincus Private Equity VIII, L.P. (“WP”), Broadview Capital Partners, L.P. (“Broadview”) and Broadview Capital Partners Qualified Purchase Fund L.P. (“BCPQ” and collectively with WP and Broadview, the “Investors”), that the Investors already own all of the issued and outstanding shares of Series A preferred stock of the Company (the “Series A Preferred Stock”), which on a fully diluted basis represents a significant portion of the outstanding equity of the Company. We also understand that the Company will have the right for up to six months from the date the public announcement is made relating to the issuance of the Bridge Loan to sell to the Investors incremental shares of Series B Preferred Stock for additional consideration of up to $10 million. The making of the Bridge Loan and the issuance of the Series B Preferred Stock and the Warrants are referred to collectively herein as the “Transaction.” It is also our understanding that the Board of Directors of the Company (the “Board”) has formed a special committee (the “Committee”) to consider certain matters relating to the Transaction, including evaluating whether the Transaction is fair to and in the best interests of the Company and the existing shareholders of the Company other than the Investors (the “Public Shareholders”), and if it determines that the Transaction is in the best interests of the Company and the Public Shareholders, to approve the Transaction.

      We have reviewed the Securities Purchase Agreement by and among the Company and the Investors dated July 22, 2003 including its Exhibits A, B, C, D, and E (the “Documentation”). We have assumed, with your consent, that the Transaction will be consummated in accordance with the terms set forth in the Documentation, without waiver, modification or amendment of any material term or condition, and that in the course of obtaining the necessary approvals and consents for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company.

      The Committee has requested that Houlihan Lokey Howard & Zukin render an opinion as to the fairness, from a financial point of view, to the Public Shareholders of the consideration to be received by the Company in connection with the Transaction. This Opinion does not address the Company’s underlying business decision to effect the Transaction. This Opinion does not address the fairness of any specific portion of the Transaction. We have not been requested to, and did not, solicit third party indications of interest in loaning funds to the Company, investing in any of the Company’s securities or acquiring all or any part of the Company. Furthermore, at your request, we have not participated in the negotiation of the Transaction or advised you with respect to alternatives to it, and we express no opinion with respect to the value which may be obtainable for the Company in a sale to a third party following an auction process. We are not expressing any opinion as to what the actual value of any of the Company’s securities will be when issued or the prices at which the Company’s securities will actually trade or be transferable at any time.

July 22, 2003
Special Committee of
The Board of Directors of Proxim Corporation

      In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. reviewed the Company’s annual reports to shareholders and annual reports on Form 10-K for the fiscal years ended December 31, 2000, 2001 and 2002, the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2003 and Company-prepared interim financial statements for the period ended June 30, 2003, which the Company’s management has identified as being the most current financial statements available;

2. reviewed the Documentation;

3. met with certain members of the Company’s senior management and held discussions with the Company’s financial advisors regarding (i) the process, status and prospects of the Company’s solicitation of alternative sources of financing and other potential strategic alternatives, and (ii) the operations, financial condition, future prospects, projected operations and performance of the Company and its ability to meet its obligations as they come due;

4. visited certain facilities and business offices of the Company;

5. reviewed forecasts and projections prepared by the Company’s management with respect to the Company for the fiscal years ended December 31, 2003 and 2004;

6. reviewed the historical market prices and trading volume for the Company’s publicly traded securities;

7. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company; and

8. conducted such other studies, analyses and inquiries as we have deemed appropriate.

      We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably and accurately prepared and reflect the best currently available estimates and judgments of the senior management of the Company of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us. We have assumed, with your consent, that the financial results reflected in such forecasts, projections and other information and data will be realized in the amounts and at the times projected. Such forecasts and projections indicate that the Company will be insolvent on August 1, 2003 without a capital infusion prior to that date.

      We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it, and we have assumed and relied upon the accuracy and completeness of all of such information provided to or discussed with us or publicly available. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

      It is understood that this Opinion is intended solely for the benefit and use of the Committee in connection with its evaluation and consideration of the Transaction and does not constitute a recommendation to the Committee or the Board of Directors as to how to vote with respect to the Transaction. This Opinion may not be used for any other purpose, or be published or referred to at any time, in whole or in part, without our prior written consent, except for inclusion in its entirety in any proxy statement required to be circulated to stockholders of the Company relating to the Transaction, and provided that this opinion may be delivered to other members of the Board of Directors of the Company following the approval of the Transaction by the

July 22, 2003
Special Committee of
The Board of Directors of Proxim Corporation

Special Committee. Without limiting the foregoing, this opinion does not constitute a recommendation to any stockholder of the Company or as to how such stockholder should vote with respect to the Transaction.

      Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the Company in connection with the Transaction is fair, from a financial point of view, to the Public Shareholders.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

/S/ HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

PROXY

PROXIM CORPORATION

PROXY SOLICITED BY BOARD OF DIRECTORS
SPECIAL MEETING OF STOCKHOLDERS, OCTOBER 7, 2003

     The undersigned stockholder of Proxim Corporation (the “Company”) hereby appoints Franco Plastina and David L. Thompson, and each of them, with power of substitution to each, true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all the shares of stock of the Company held of record by the undersigned as of September 2, 2003 at the special meeting of stockholders of the Company to be held on Tuesday, October 7, 2003 at 10:00 a.m. local time at the Company’s principal executive offices located at 935 Stewart Drive, Sunnyvale, California 94085 and at any adjournment or postponement thereof.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

VOTER CONTROL NUMBER
[                        ]

Your vote is important. Please vote immediately.

VOTE-BY-TELEPHONE

1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote by telephone, please do not mail your card.

— DETACH HERE IF YOU ARE RETURNING YOUR PROXY BY MAIL —

☒      Please mark votes as in this example.

The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted FOR Proposal 1. The undersigned acknowledges receipt of the notice and proxy statement for the special meeting of stockholders to be held on October 7, 2003.

Please mark, sign and date this proxy and return it promptly whether you plan to attend the meeting or not. If you do attend, you may vote in person if you desire.

Proposal 1:	To approve the exchange of $30 million, plus accrued but unpaid interest, in outstanding principal amount of our secured promissory notes for shares of our Series B preferred stock with an initial liquidation preference of $30 million, plus accrued but unpaid interest, the issuance of warrants to purchase an aggregate of 18 million shares of our common stock, and the right to sell to the investors in this transaction, or to other purchasers, additional shares of our Series B preferred stock for an aggregate purchase price of up to $10 million.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

Proposal 2:	In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting, or any adjournments or postponements thereof.

Please sign exactly as your name or names appear hereon. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign and give their full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature	Date	Signature	Date